As filed with the Securities and Exchange Commission on April 30, 1998
                                        Registration No. 333-__________________



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             MID PENN BANCORP, INC.
             (Exact name of Registrant as specified in its charter)

     Pennsylvania                          6711                 25-1666413
-----------------------------     --------------------       ----------------
(State or other jurisdiction       (Primary Standard         (I.R.S. Employer
   of incorporation or         Industrial Classification    Identification No.)
       organization)                 Code Number)

                                       Eugene F. Shaffer, Chairman of the Board
                                                 MID PENN BANCORP, INC.
       Post Office Box 111                         Post Office Box 111
         349 Union Street                           349 Union Street
  Millersburg, Pennsylvania 17061             Millersburg, Pennsylvania 17061
         (717) 692-2133                              (717) 692-2133
--------------------------------            -----------------------------------
(Address, including ZIP Code,               (Name, address, including ZIP Code,
and telephone number, including               and telephone number, including
  area code, of registrant's                  area code, of agent for service)
 principal executive offices)


                                 With Copies to:

  Nicholas Bybel, Jr., Esquire                Terrence J. Kerwin, Esquire
    B. Tyler Lincoln, Esquire                    MINERS BANK OF LYKENS
   SHUMAKER WILLIAMS, P.C.                 550 Main Street, Post Office Box 38
      Post Office Box 88                     Lykens, Pennsylvania 17048-0038
  Harrisburg, Pennsylvania 17108                   (717) 453-7185
       (717) 763-1121


Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement and upon consummation of the merger of Miners Bank of Lykens with, into and under the charter of Mid Penn Bank, a subsidiary of the Registrant.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. _____

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. ____

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____


                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
  Title of Each Class of         Amount to be        Proposed Maximum
Securities to be Registered     Registered (1)   Offering Price Per Share
-------------------------------------------------------------------------------

  Common Stock, par value
      $1.00 per share             148,250             $19.33 (2)

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  Title of Each Class of         Proposed Maximum          Amount of
Securities to be Registered  Aggregate Offering Price  Registration Fee
-------------------------------------------------------------------------------
  Common Stock, par value
      $1.00 per share            $2,865,672.50            $845.37

-------------------------------------------------------------------------------

(1) Based on maximum number of shares of Registrant's Common Stock that may be issued in connection with the proposed transaction. In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant's common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the Agreements relating to the transaction.






(2) Estimated solely for the purpose of calculating the registration fee and based, in accordance with Rule 457(f)(2), upon the book value of the outstanding shares of Miners Bank of Lykens, common stock, par value $5.00 per share, as of March 31, 1998, of $193.31 and the maximum of 148,250 shares of the Registrant's common stock to be issued in the transaction.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                      [Letterhead of Miners Bank of Lykens]







                                  May 11, 1998




Dear Shareholder:

     You are cordially invited to attend the Special Meeting of the Shareholders of Miners Bank of Lykens (the "Bank") which will be held on Thursday, June 11, 1998, 10:00 a.m., prevailing time, at 550 Main Street, Pennsylvania 17048. The primary purpose of this meeting is to consider and vote upon the Agreement and Plan of Reorganization dated January 9, 1998,(the "Acquisition Agreement") by and among the Bank, Mid Penn Bancorp, Inc. ("Bancorp") and Mid Penn Bank ("Mid Penn") and the Agreement and Plan of Merger, dated January 9, 1998, by and between the Bank and Mid Penn (the "Merger Agreement,"collectively, the Acquisition Agreement and the Merger Agreement are referred to herein as the "Agreements" ) pursuant to which the Bank will be merged with, into and under the charter of Mid Penn (the "Merger"), a Pennsylvania chartered bank and a wholly-owned subsidiary of Bancorp, a Pennsylvania bank holding company located in Millersburg, Dauphin County, Pennsylvania (the "Merger Proposal"). The shareholders may also be asked to vote upon a proposal to postpone or adjourn the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the Merger Proposal (the "Adjournment Proposal").

     The Merger Proposal and the Adjournment Proposal have been unanimously approved by your Board of Directors. Your Board of Directors has determined that the Merger is in the best interests of the Bank and its shareholders and recommends that you vote FOR approval and adoption of the Merger Proposal and, if necessary, the Adjournment Proposal. Consummation of the Merger is subject to certain conditions, including the approval of the Merger Proposal by the Bank's shareholders and the approval of the Merger by various regulatory agencies. The enclosed Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus describe the Merger Proposal and provide specific information concerning the Special Meeting. Please read these materials carefully and consider the information contained in them.

     The information contained in the "SUMMARY" portion of the Proxy Statement/Prospectus sets forth basic information about the transaction. If you have any questions after a review of the Proxy Statement/Prospectus consult with your own advisors or contact me at the Bank, telephone number (717) 453-7185.

     It is very important that your vote be cast at the Special Meeting, regardless of whether you attend in person. The affirmative vote of at least two-thirds of the outstanding shares of the Bank's common stock is required to approve the Merger Proposal. The affirmative vote of at least one-half of the votes cast is required for approval of the Adjournment Proposal. Consequently, failure to vote will have the same effect as a vote against the Merger Proposal. Therefore, we urge you to complete, sign, date and return the enclosed Proxy Card in the enclosed postage-paid envelope as soon as possible, to ensure that your shares will be voted at the Special Meeting.

YOU SHOULD NOT SEND IN THE CERTIFICATE FOR YOUR SHARES OF BANK COMMON STOCK AT THIS TIME.



                                     Sincerely yours,


                                     /s/ Franklin W. Ruth, Jr.
                                     ----------------------------------------
                                     Franklin W. Ruth, Jr., President

                          NOTICE OF SPECIAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON JUNE 11, 1998



TO THE SHAREHOLDERS OF MINERS BANK OF LYKENS :

     Notice is hereby given that the Special Meeting of Shareholders of Miners Bank of Lykens (the "Bank") will be held at 10:00 a.m., prevailing time, on Thursday, June 11, 1998, at 550 Main Street, Lykens, Pennsylvania 17048, to consider and take action on the following matters:

1. Approval and adoption of the Agreement and Plan of Reorganization, dated January 9, 1998 (the "Acquisition Agreement") by and among the Bank, Mid
     Penn Bancorp, Inc. ("Bancorp"), and Mid Penn Bank ("Mid Penn") and the related Agreement and Plan of Merger, dated January 9, 1998 (the "Merger Agreement") by and between the Bank and Mid Penn, a Pennsylvania banking institution and a wholly owned subsidiary of Bancorp, (the "Merger Proposal"), pursuant to which the Bank proposes to merge with, into and under the charter of Mid Penn (the "Merger"). (The Merger Agreement, together with the Acquisition Agreement are collectively referred to herein as the "Agreements.") In connection with the Merger and as more fully described in the accompanying Proxy Statement/Prospectus and in the Acquisition Agreement, each share of Bank common stock, par value $5.00 per share (the "Bank Common Stock") outstanding as of the date of the Merger will be converted into and be a right to receive ten (10) shares of the common stock, par value $1.00 per share, of Bancorp (the "Merger Proposal");

2. Postponement or adjournment of the Special Meeting to another time and/or place for the purpose of soliciting additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal (the "Adjournment Proposal"); and

3. Such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

     Only those shareholders of record at the close of business on Tuesday, April 28, 1998, will be entitled to notice of and to vote at the Special Meeting.

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF THE BANK'S COMMON STOCK IS REQUIRED FOR APPROVAL AND ADOPTION OF THE MERGER PROPOSAL AND AT LEAST ONE- HALF OF THE VOTES CAST IS REQUIRED FOR APPROVAL OF THE ADJOURNMENT PROPOSAL. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. YOUR PROXY IS REVOCABLE AND MAY BE WITHDRAWN IN THE EVENT THAT YOU WISH TO ATTEND THE MEETING AND VOTE IN PERSON.

                                 By Order of the Board of Directors,


                                 /s/ Franklin W. Ruth, Jr.
                                 -----------------------------------------
                                 Franklin W. Ruth, Jr. President

May 11, 1998

Proxy Statement/Prospectus


                             MID PENN BANCORP, INC.
                           148,250 SHARES COMMON STOCK
                                 $1.00 PAR VALUE

                              MINERS BANK OF LYKENS
                                 PROXY STATEMENT

     This Proxy Statement/Prospectus relates to shares of the common stock of Mid Penn Bancorp, Inc. ("Bancorp"), par value $1.00 per share, ("Bancorp Common Stock") to be issued following, and conditioned upon, final approval of the merger of Miners Bank of Lykens (the "Bank") with, into and under the charter of Mid Penn Bank ("Mid Penn"), a Pennsylvania chartered banking institution and wholly owned subsidiary of Bancorp (the "Merger"). The Merger is described more fully in the Bank's Proxy Statement, which is an integral part of this Prospectus and is furnished in connection with the Special Meeting of the Shareholders of the Bank at which a vote on the Merger will be taken.

     This Proxy Statement/Prospectus constitutes both the proxy statement of the Bank relating to the solicitation of proxies by the Bank's Board of Directors for use at the Special Meeting to be held for the purpose of considering and voting upon the Merger Proposal, and the prospectus of Bancorp with respect to the Bancorp Common Stock to be issued in the Merger. Completion of the Merger is subject to various conditions including the approval of the Bank's shareholders.


     This Proxy Statement/Prospectus does not cover resales of shares of Bancorp Common Stock to be issued to affiliates of the Bank in connection with the Merger. No such person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.


     The shares of Bancorp Common Stock to be issued in connection with the Merger have not been approved or disapproved by the Securities and Exchange Commission (the "Commission"), the Federal Deposit Insurance Corporation (the "FDIC"), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Pennsylvania Department of Banking (the "Banking Department") or any state securities commission, nor has the Commission, the FDIC, the Federal Reserve Board, the Banking Department or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.


     The date of this Proxy Statement/Prospectus is May 11, 1998.

     The shares of Bancorp Common Stock offered hereby are not savings accounts, deposits, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.




     No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus, and, if given or made, any such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to any person to exchange or sell, or a solicitation from any person of an offer to exchange or purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Prospectus relates shall under any circumstances create any implication that the information contained herein is correct at any time subsequent to the date hereof.


                              AVAILABLE INFORMATION

     Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission site is http://www.sec.gov. In addition, the Bancorp is listed on the American Stock Exchange (the "AMEX") and reports, proxy statements and other information concerning the Bancorp should be available for inspection at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

            DOCUMENTS DELIVERED WITH THIS PROXY STATEMENT/PROSPECTUS

     This Proxy Statement/Prospectus is delivered together with the Bank's Audited Financial Statements for the year ended December 31, 1997, attached as Annex C hereto.

     This Proxy Statement/Prospectus does not constitute an offer to sell, or solicitation to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a Proxy to or from any person in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities made under this Proxy Statement/Prospectus shall create, under any circumstances, an implication that there has been no change in the affairs of Bancorp, Mid Penn or the Bank since the date of the Proxy Statement/Prospectus.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following  documents and information  previously  filed by Bancorp with
the   Commission   are  hereby   incorporated   by  reference  into  this  Proxy
Statement/Prospectus:

     1. Bancorp's Annual Report on Form 10-K for the year ended December 31, 1997, including, without limitation, the following items thereof:

          a. Item 12, relating to the voting securities and principal holders thereof;

          b.   Item 10, relating to Directors and Executive Officers;

          c.   Item 11, relating to Executive Compensation; and

          d.   Item  13,   relating   to  certain   relationships   and  related
               transactions.

     2. Bancorp's Current Report on Form 8-K dated January 9, 1998, and filed with the Commission on January 16, 1998.

     3.   Description  of  Bancorp  Common  Stock   contained  in   Registrant's
          Registration Statement No. 33-42938 on Form S-4, filed with the Commission on September 30, 1991.

     All documents filed by Bancorp pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") after the date of this Proxy Statement/Prospectus and prior to the Special Meeting of the Shareholders of the Bank are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of each such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT /PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ( OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE ) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY
BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO CINDY L. WETZEL, SECRETARY, MID PENN BANCORP, INC., 349 UNION STREET, MILLERSBURG, PENNSYLVANIA 17061; TELEPHONE (717) 692-2133. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, REQUESTS SHOULD BE MADE BY MAY 4, 1998.


                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING INFORMATION

     This Proxy Statement/Prospectus (including information included or incorporated by reference herein) contains certain forward-looking with respect to financial condition, results of operations, plans, objectives, future performance and business of each of the Bank, Bancorp and Mid Penn, including
(i) statements relating to the cost savings estimated to result from the Merger (see SUMMARY and PROFORMA COMBINED FINANCIAL INFORMATION), (ii) statements relating to charges estimated to be incurred in connection with the Merger, and
(iii) statements preceded by, followed by, or that include the words "believes," expected," "anticipates," "estimates" or similar expressions (see SUMMARY, PROFORMA COMBINED FINANCIAL INFORMATION. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (a) expected cost savings from the Merger may not be fully realized or realized within the expected time frame; (b) revenues following the Merger, may be lower than expected or deposit attrition, operating costs or consumer loss and business disruption following the Merger , may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) costs or difficulties related to the integration of the business of the Bank and Mid Penn may be greater than expected ; (e) changes in the interest rate environment may reduce margins; (f) general economic or business conditions, either nationally or in Pennsylvania, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (g) legislative or regulatory changes may adversely affect the business in which the Bank, Bancorp and Mid Penn are engaged; and (h) changes may occur in securities markets.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY  ...................................................................vii

GENERAL INFORMATION--SPECIAL
         MEETING OF SHAREHOLDERS OF BANK....................................-1-
         Introduction.......................................................-1-
         Record Date and Required Vote......................................-1-
         Revocation and Voting of Proxies...................................-2-
         Solicitation of Proxies............................................-2-
         Shares Outstanding and Principal Holders Thereof...................-3-
         Interests of Certain Persons in Matters to be Voted Upon...........-3-
         Recommendation of the Board of Directors of Bank...................-4-

THE MERGER..................................................................-5-
         General Information................................................-5-
         Background of and Principal Reasons for the Merger.................-6-
         Additional Reasons for the Merger..................................-7-
         Bancorp Reasons for the Merger.....................................-8-
         Conversion and Exchange of Shares..................................-8-
         Voting Agreements.................................................-10-
         Business Pending the Effective Date...............................-10-
         Conditions, Amendment and Termination.............................-11-
         Regulatory Considerations and Approvals...........................-12-
         Effective Date....................................................-19-
         Management and Operations Following the Merger....................-19-
         Federal Income Tax Consequences...................................-20-
         Accounting Treatment..............................................-21-
         Rights of Dissenting Shareholders.................................-21-
         Restriction on Resale of Bancorp Common Stock Held By
          Affiliates of Bank...............................................-23-

COMPARATIVE STOCK PRICES, DIVIDENDS
         AND RELATED SHAREHOLDER MATTERS...................................-24-
         Common Stock of Bancorp...........................................-24-
         Common Stock of Bank..............................................-25-

PRO FORMA COMBINED FINANCIAL INFORMATION...................................-25-

INFORMATION CONCERNING BANCORP
         AND DESCRIPTION OF BANCORP COMMON STOCK...........................-29-
         Information Concerning Bancorp....................................-29-

         Loans    .........................................................-29-
         Description of Bancorp Common Stock...............................-30-
         Dividends.........................................................-30-
         Principal Owners of Bancorp Common Stock .........................-30-
         Beneficial Ownership of Bancorp by Officers, Directors
          and Nominees.....................................................-31-
         Executive Compensation of Bancorp's Officers......................-32-
         Dividend Reinvestment Plan........................................-32-
         Securities Laws...................................................-32-
         Anti-takeover Provisions..........................................-33-
         Indemnification...................................................-36-
         Comparison of Shareholder Rights..................................-36-

INFORMATION CONCERNING BANK................................................-39-
         Description of Business and Property..............................-39-
         Compensation of Directors.........................................-43-
         Compensation Committee Report on Executive Compensation...........-43-
         Chief Executive Officer Compensation..............................-43-
         Executive Officers................................................-43-
         Bank Management's Discussion and Analysis of Financial
                  Condition and Results of Operation.......................-44-

CERTAIN TRANSACTIONS.......................................................-44-
         Employees.........................................................-45-
         Legal Proceedings.................................................-45-
         Bank Common Stock Market Price and Dividends......................-45-

EXPERTS  ..................................................................-47-

LEGAL OPINIONS.............................................................-47-

OTHER MATTERS..............................................................-47-

ADDITIONAL INFORMATION.....................................................-47-

ANNEXES

     A Agreement and Plan of Reorganization and the related Agrement and Plan of Merger

     B    Statute  Regarding  Dissenters'  Rights

     C    Bank's  Audited  Financial  Statements for the year ended December 31,
          1997

                                     SUMMARY

     The following summary is not intended as a complete description of all material facts regarding Bancorp, Mid Penn, the Bank and the matters to be considered at the Special Meeting of Shareholders and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus, the Annexes hereto and the documents referred to herein. The summary is provided for convenience only and does not set forth completely all material features of the Merger.

                                   The Parties

Mid Penn Bancorp, Inc.

     Mid Penn Bancorp, Inc. ("Bancorp") is a Pennsylvania business corporation and a bank holding company, registered under the Bank Holding Company Act of 1956, as amended, with its principal offices located at 349 Union Street, P.O. Box 111, Millersburg, Pennsylvania 17061 (717) 692-2133. Bancorp has one wholly-owned subsidiary, Mid Penn Bank, a Pennsylvania banking institution, which engages in the general commercial and retail banking business ("Mid Penn"). Mid Penn has its principal offices at the same location as Bancorp and operates 10 banking offices in Dauphin, Northumberland, Schuylkill and
Cumberland Counties, Pennsylvania. As of December 31, 1997, Bancorp had consolidated total assets, deposits and shareholders' equity of approximately $228,775,000, $192,239,000 and $26,883,000, respectively.

Miners Bank of Lykens

     Miners Bank of Lykens ( the "Bank") is a Pennsylvania chartered commercial bank, with its deposits insured by the FDIC to the maximum extent permitted by law. As a full-service commercial bank, the Bank offers demand, savings and time deposits and commercial, consumer and mortgage loans. The Bank maintains its only banking office at 550 Main Street, Lykens, Dauphin County, Pennsylvania 17048 (717) 453-7185. As of December 31, 1997, the Bank had total assets, deposits and shareholders' equity of approximately $27,953,217, $24,907,077 and $2,847,765, respectively.

                      Bank Special Meeting of Shareholders

     The Special Meeting of the Shareholders of the Bank (the "Special Meeting") will be held on Thursday, June 11, 1998, at 10:00 a.m., prevailing time, at 550 Main Street, Lykens, Pennsylvania. Only those shareholders of record as of the close of business on Tuesday, April 28, 1999, will be entitled to vote at the Special Meeting. As of the record date, the Bank had approximately 14,825 shares of the common stock, par value $5.00 per share, outstanding (the "Bank Common Stock"). Each share of Bank Common Stock is entitled to one vote on the Merger. See, GENERAL INFORMATION--SPECIAL MEETING OF THE SHAREHOLDERS OF BANK.

                             Purpose of the Meeting

     The shareholders of Bank will be asked at the Special Meeting to consider and take action upon the approval of the Agreement and Plan of Reorganization, dated January 9, 1998, by and among Bank, Bancorp and Mid Penn (the "Acquisition Agreement"). The Acquisition Agreement includes, as an exhibit thereto, the related Agreement and Plan of Merger, by and between the Bank and Mid Penn, (the "Merger Agreement"), under the terms of which: (i) the Bank will be merged with, into and under the charter of Mid Penn (the "Merger"); (ii) Mid Penn will survive the Merger; (iii) all of the outstanding shares of the Bank Common Stock will be converted into and become a right to receive shares of Bancorp Common Stock; and (iv) each shareholder of the Bank will receive shares of Bancorp Common Stock in exchange for each share of Bank Common Stock held by him or her as specified in the Acquisition Agreement and cash in lieu of any fractional shares of Bancorp Common Stock (collectively, the "Merger Proposal"). The Acquisition Agreement and the Merger Agreement are sometimes collectively referred to herein as the "Agreements." See, THE MERGER.

     The shareholders of the Bank may also be asked to consider and take action upon a proposal to postpone or adjourn the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger (the "Adjournment Proposal").


                                  Required Vote

     The affirmative vote of shareholders holding at least two-thirds of the outstanding Bank Common Stock, given at a duly convened and conducted meeting of the shareholders of the Bank is required to approve and adopt the Merger Proposal. The affirmative vote of at least one-half of the votes cast at a duly convened and conducted meeting of the shareholders is required for approval of the Adjournment Proposal.

     As of April 28, 1998, the directors of the Bank and their affiliates beneficially owned approximately 26.6% of the outstanding shares of Bank Common Stock. Each member of the Board of Directors of the Bank has entered into an agreement (a "Support Agreement") pursuant to which he has agreed to vote, or cause to be voted, the shares of Bank Common Stock as to which he has or shares voting power, individually or, to the extent of his proportionate interest, jointly with other persons, as well as other shares over which he may acquire beneficial ownership, in favor of the Merger Proposal; and use his best efforts to cause the proposed transaction to be effected. See GENERAL INFORMATION -- SPECIAL MEETING OF SHAREHOLDERS OF THE BANK Interests of Certain Persons in Matters to be Voted Upon and THE MERGER - Voting Agreements.

                        Conversion and Exchange of Shares

     The parties expect the Merger to be consummated on or about July 10, 1998. The date upon which the Merger is effective shall be referred to herein as the "Effective Date." Pursuant to the terms of the Agreements, on the Effective Date, each outstanding share of Bank Common Stock will be converted into a right to receive 10 shares of Bancorp Common Stock. The exchange is subject to certain anti-dilution adjustments for stock splits, stock dividends, recapitalizations or similar transactions, pursuant to which an appropriate adjustment will be made to the number of shares of Bancorp Common Stock to be received in exchange for Bank Common Stock. No fractional shares of Bancorp Common Stock will be issued in connection with the Merger. In lieu of the issuance of any fractional share to which any former Bank shareholder would otherwise be entitled, the shareholder will receive, in cash, an amount equal to the fair market value of his or her fractional interest. See THE MERGER--Conversion and Exchange of Shares.

     Each former shareholder of the Bank will be required to surrender to Bancorp the Bank Common Stock certificates held by him or her in accordance with the instructions that will be sent immediately following the Effective Date of the Merger. Upon proper surrender of Bank Common Stock certificates, each former shareholder of the Bank will be issued a stock certificate representing the whole number of the shares of Bancorp Common Stock into which the shareholder's Bank Common Stock has been converted, together with a check in the amount of any cash in lieu of the issuance of any fractional share. See THE MERGER-Conversion and Exchange of Shares, and the Acquisition Agreement, attached as Annex "A" to this Proxy Statement/Prospectus.

                             Reasons for the Merger

     The Boards of Directors of Bancorp, Mid Penn and the Bank are in unanimous agreement that the Merger is in the best interests of each organization, their constituents and shareholders. In the case of Bancorp, the Merger will enable Bancorp and Mid Penn to establish its presence in the desirable banking market of Lykens, Pennsylvania. The Board of Directors of the Bank has concluded that the Merger is the most advantageous means for achieving the Board's primary objective of providing a fair financial return to the Bank's shareholders and of increasing the liquidity of the shareholders' investment. In addition, Bank's Board believes that the Merger Proposal is the most effective method for enabling the Bank to acquire access to the Bancorp enhanced management support systems and to the specialized banking services offered by Bancorp, thereby permitting the Bank to provide expanded services to its customers. The Bank's Board believes the Merger will enable holders of Bank Common Stock to immediately realize significant value, and enable shareholders to acquire shares, on a tax-free basis, in a larger financial institution which the Bank Board believes is better positioned to compete in a consolidating financial services industry.

                 Management and Operations Following the Merger

     Under the terms of the Agreements, the Bank will merge with, into and under the charter of Mid Penn. Mid Penn will survive the Merger and will succeed to the business of the Bank and will continue operations under the name Mid Penn Bank. Following the Merger, the Board of Directors of Bancorp and Mid Penn will consist of the same persons who presently serve on the respective Boards of Directors of Bancorp and Mid Penn , with the addition of Donald E. Sauve and Gregory M. Kerwin to the Board of Directors of Mid Penn to serve until Mid Penn's 1999 Special Meeting of Shareholders and until his successor is elected and qualified. On the Effective Date, the current directors of the Bank will serve as an advisory board of directors for Mid Penn (the "Bank Office Board".) The Bank Office Board will sit until fewer than three of its original members remain. See THE MERGER-Management and Operations Following the Merger, and GENERAL INFORMATION--SPECIAL MEETING OF SHAREHOLDERS OF BANK-Interests of Certain Persons in Matters to be voted Upon.

                                 Effective Date

     The Parties propose to effect the Merger in accordance with the provisions specified in the "Articles of Merger" to be delivered to the Banking Department and filed with the Pennsylvania Department of State, the filing of which will occur as soon as reasonably practicable after all applicable conditions to the consummation of the Merger have either been met or waived. The Bancorp and the Bank presently intend to consummate the Merger on or about July 10, 1998, assuming the Bank' shareholders approve the Merger, all required regulatory approvals are obtained, and all other conditions to consummation have been satisfied or waived. See THE MERGER-- Effective Date.

     If the proposed Merger is not been consummated by December 31, 1998, the Acquisition Agreement will automatically be terminated, unless the Bancorp and the Bank agree in writing to extend the termination date. See THE MERGER--Conditions, Amendment and Termination.

                        Comparison of Shareholder Rights

     Upon consummation of the Merger, the shareholders of the Bank will become shareholders of Bancorp. Several differences between the rights of holders of Bank Common Stock and Bancorp Common Stock arise from differences between the respective statutes applicable to the Bank and Bancorp, as well as the respective Articles of Incorporation and Bylaws of the Bank and of Bancorp.

     The most significant differences between the Bank Common Stock and Bancorp Common Stock include the following: (i) the Bank's shareholders may exercise preemptive rights to acquire shares of Bank Common Stock; (ii) the Bank's shareholders may cumulate their shares in voting for directors, while Bancorp's shareholders have no cumulative voting rights; (iii) all of the directors of the Bank are elected annually by the Bank's shareholders for one-year terms, while Bancorp has a classified Board divided into three classes, and only one-third of Bancorp's directors are elected each year for a three-year term; (iv) certain anti-takeover provisions are contained in Bancorp's Articles of Incorporation, which may serve to entrench Bancorp's current management, while the Bank's Articles of Incorporation contain some similar provisions but not all the anti-takeover provisions applicable to Bancorp Common Stock; (v) Bancorp offers a dividend reinvestment plan to its shareholders, while Bank offers no such plan; (vi) Bancorp Common Stock is registered under the 1934 Act, and is traded on the AMEX, while Bank Common Stock is not registered under the 1934 Act and is traded on a limited basis in the local over-the-counter market. See INFORMATION CONCERNING BANCORP AND DESCRIPTION OF BANCORP COMMON STOCK- Comparison of Shareholder Rights.

                      Restriction on Resales by Affiliates

     The resale of shares of Bancorp Common Stock received in connection with the Merger Proposal by persons who are executive officers, directors or 10% shareholders of the Bank will be subject to certain restrictions See THE MERGER-Restriction on Resale of Bancorp Common Stock Held by Affiliates of Bank.

                         Federal Income Tax Consequences

     The Merger Proposal is structured to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, no taxable gain or loss will be recognized by the shareholders of the Bank upon the receipt of Bancorp Common Stock in exchange for Bank Common Stock, except to the extent that any shareholders of Bank receive cash in lieu of the issuance of fractional shares of Bancorp Common Stock. Any Bank shareholder who exercises dissenters' rights will recognize taxable gain or loss to the extent of the difference between the amount of cash received by the shareholder in connection with the exercise of dissenters' rights and the adjusted tax basis of the shares in the shareholders hands.

     Consummation of the Merger is conditioned upon the receipt of an opinion of Shumaker Williams, P.C., counsel to Bancorp, in a form reasonably satisfactory to Bancorp, Mid Penn and Bank, dated as of the Effective Date, substantially to the foregoing effect. A form of opinion of Shumaker Williams, P.C., dated the date of this Proxy Statement/Prospectus has been filed as Exhibit 8 to the Registration Statement of which this Proxy Statement/Prospectus is a part. See THE MERGER--Federal Income Tax Consequences.

                              Accounting Treatment

     Consummation of the Merger is subject to the condition that the transaction can be treated as a pooling of interests for financial reporting purposes. See THE MERGER--Accounting Treatment.

                               Dissenters' Rights

     Under applicable provisions of Pennsylvania law, holders of the Bank's Common Stock will have the right to dissent and obtain payment of the fair value of their shares by complying with the provisions of Subchapter D of Chapter XV ("Subchapter D") of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). Accompanying this Proxy Statement/Prospectus as Annex B is a copy of the text of the applicable provisions of Pennsylvania law that prescribe the procedures for the exercise of dissenters' rights and for determining the value of their shares. Shareholders of the Bank who seek to exercise dissenters' rights must carefully follow the procedures described in such statutory provisions. For additional information concerning dissenters' rights, See THE MERGER - Rights of Dissenting Shareholders.

                     Conditions, Amendments and Termination

     Consummation of the Merger is subject to various conditions and contingencies, including, among other things, approval by the shareholders of the Bank, approval by the Department of Banking, the FDIC, the FRB and the absence of any pending or threatened litigation seeking to modify, enjoin or prohibit the transactions contemplated by the Merger. All required applications for regulatory approval have been filed by Bancorp and the Bank.

     The Bank, Bancorp and Mid Penn may amend, modify or waive any term or condition of the Agreements by action of the Boards of Directors, at any time before or after approval of the Merger by the shareholders of the Bank; provided, however, that after receipt of shareholder approval, no amendment or modification, without further shareholder approval, may reduce the amount or change the form and the amount of the consideration payable pursuant to the Merger Proposal.

     The Acquisition Agreement may be terminated at any time, whether before or after it has been approved by the shareholders of the Bank, by mutual consent of the parties or unilaterally by the Boards of Directors of Bancorp or Bank, if certain conditions or certain events occur or fail to occur. Nonetheless, the Acquisition Agreement will terminate on December 31 1998, unless extended by mutual consent of the parties. See THE MERGER--Conditions, Amendment and Termination.

                   Interests of Certain Persons in the Merger

     Certain members of the Bank's management and the Bank Board may be deemed to have interest in the Merger in addition to their interest as shareholders of the Bank generally. Pursuant to the Acquisition Agreement Bancorp has agreed to employ all of the former Bank employees; employ Allen J. Trawitz, Cashier of the Bank, as Executive Vice President of Mid Penn; employ Gregory M. Kerwin, Vice President and a Director of the Bank, as Vice President of Mid Penn and Chairman of the Salary and Human Resource Committee; appoint Mr. Kerwin and Donald E. Sauve to Mid Penn's Board of Directors and establish an advisory board comprised of the members of the Bank's current Board of Directors. See GENERAL INFORMATION -- SPECIAL MEETING OF SHAREHOLDERS OF BANK-Interests of Certain Persons in Matters to be Voted Upon.

            Selected Historical and Pro Forma Combined Per Share Data

     The following tables set forth, at the dates and for the periods indicated, financial information relating to Bancorp Common Stock and Bank Common Stock on a per share historical and pro forma combined basis. The pro forma and equivalent per share information is presented on the basis of an exchange ratio of 10 shares of Bancorp Common Stock for each share of Bank Common Stock. The information set forth in the tables below should be read in conjunction with the pro forma combined financial information set forth elsewhere in this Proxy Statement/Prospectus, the financial statements of Bancorp, including the notes thereto which are incorporated herein by reference, and the financial statements of the Bank, including the notes thereto, which are set forth elsewhere in this Proxy Statement/Prospectus. See PRO FORMA COMBINED FINANCIAL INFORMATION; and BANK--INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY FINANCIAL INFORMATION.


                     SELECTED HISTORICAL, PRO FORMA COMBINED
                          AND EQUIVALENT PER SHARE DATA

                            Comparative Stock Prices

     On January 8, 1998, the last trading date before public announcement of the execution of the Agreements, the per share closing bid and asked price quotations for Bancorp Common Stock were $30.50 and $31.00, respectively, as reported on AMEX. Bank Common Stock has historically been traded on a limited basis in the local over-the-counter market and in privately negotiated transactions. The most recent sale of Bank Common Stock, of which the Bank's management is aware, is a sale of 422 shares that occurred on December 11, 1997, at a price of $165.25 per share. Because trading in Bank Common Stock is sporadic, it cannot be said that an established trading market exists. The foregoing historical and pro forma equivalent per share market information is summarized in the following table:

                                     Pro Forma
                                  Historical Price           Equivalent Price
                                      Per Share                  Per Share
Bancorp Common Stock*
January 8, 1998 Bid                 $ 30.50                        N/A
January 8, 1998 Asked               $ 31.00                        N/A

Bank Common Stock
January 8, 1998 Bid                    N/A                         N/A
January 8, 1998 Asked                  N/A                         N/A


* The most recent sale of Bank Common Stock was a sale of 422 shares on December 12, 1997, for $165.25 per share. The book value of Bank Common Stock on March 31, 1998 was $193.31.

     More detailed information concerning comparative stock prices is set forth elsewhere in this Proxy Statement/Prospectus. See COMPARATIVE STOCK PRICES AND DIVIDENDS AND RELATED SHAREHOLDER MATTERS.

                Selected Historical and Pro Forma Financial Data

     The following tables present selected, unaudited historical financial data and pro forma information on a combined basis for Bancorp and Bank. The pro forma combined information is presented as though the proposed Merger between Bank and Mid Penn had occurred on December 31, 1997, and reflects a pooling of interests basis of accounting, based upon an assumed exchange ratio of 10 shares of Bancorp Common Stock for each share of Bank Common Stock. The following information should be read in conjunction with the pro forma combined financial information, including the notes thereto, set forth elsewhere in this Proxy Statement/Prospectus, the financial statements of Bancorp, including the notes thereto, which are incorporated herein by reference and the financial statements of the Bank, including the notes thereto, which are set forth elsewhere herein. SEE PRO FORMA COMBINED FINANCIAL INFORMATION; and BANK -- INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY FINANCIAL INFORMATION.

                     SELECTED HISTORICAL, PRO FORMA COMBINED
                          AND EQUIVALENT PER SHARE DATA

                     As and for the years ended December 31


                                        1997             1996            1995
                                        ----             ----            ----
Mid Penn Bancorp
   Average shares  outstanding     2,607,540        2,607,540       2,607,540
   Book value                          10.31             9.45            8.70
   Cash dividends                        .76              .46             .65
   Net Income                           1.54             1.28            1.14

Miners Bank of Lykens
   Average shares outstanding         14,990           15,000          15,000
   Book value                         192.09           185.87          181.00
   Cash dividends                       5.00             5.00            5.00
   Net Income                          10.84             9.98           10.19
Pro Forma Combined
   Average shares outstanding      2,757,440        2,757,540       2,757,540
   Book value                          10.78             9.95            9.21
   Cash dividends                        .75              .46             .64
   Net Income                           1.51             1.26            1.13




                                                  1994               1993
                                                  ----               ----
Mid Penn Bancorp
   Average shares  outstanding               2,607,540          2,607,540
   Book value                                     8.04               7.82
   Cash dividends                                  .62                .41
   Net Income                                     1.05               1.07

Miners Bank of Lykens
   Average shares outstanding                   15,000             15,000
   Book value                                   175.93             172.13
   Cash dividends                                 5.00               5.00
   Net Income                                     8.90              14.70
Pro Forma Combined
   Average shares outstanding                2,757,540          2,757,540
   Book value                                     8.57               8.42
   Cash dividends                                  .61                .41
   Net Income                                     1.04               1.10


                           Proxy Statement/Prospectus
                             MID PENN BANCORP, INC.
                                       AND
                              MINERS BANK OF LYKENS

                          GENERAL INFORMATION--SPECIAL
                         MEETING OF SHAREHOLDERS OF BANK

Introduction

     This Proxy Statement/Prospectus is furnished to the holders of the Bank Common Stock in connection with a solicitation by the Bank's Board of Directors, of proxies to be voted at the Special Meeting of Shareholders of the Bank, to be held on June 11, 1998 (the "Special Meeting"). The purpose of the Special Meeting is to consider and vote upon (i) a proposal, unanimously adopted by the Board of Directors of the Bank, to approve and adopt the Agreement and Plan of Reorganization Agreement (the "Acquisition Agreement"), dated January 9, 1998, by and among the Bancorp, the Bank and Mid Penn, and the related Agreement and Plan of Merger (the "Merger Agreement") by and between Bank and Mid Penn, the terms of which are described herein (the "Merger Proposal"), (ii) a proposal, unanimously recommended by the Bank's Board of Directors, to approve the postponement or adjournment of the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger (the "Adjournment Proposal") and such other matters that may properly be brought before the meeting and any adjournment thereof. The Acquisition Agreement and the Merger Agreement are referred to herein

     All information set forth in this Proxy Statement/Prospectus that relates to Bancorp or Mid Penn has been provided or verified by Bancorp. All information that relates to the Bank has been provided or verified by the Bank.

Record Date and Required Vote

     The Board of  Directors  of the Bank has fixed  the  close of  business  on
Tuesday, April 28, 1998, as the record date for the determination of shareholders of the Bank entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). Accordingly, only holders of record of Bank Common Stock at the close of business on such date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 14,825 shares of Bank Common Stock outstanding, each of which is entitled to one vote on each matter properly submitted to a vote at the Special Meeting. On the Record Date, there were approximately 291 holders of record of Bank Common Stock. Pursuant to applicable provisions of the Pennsylvania Banking Code of 1965, as amended, (the "Banking Code"), the affirmative vote of two-thirds of the outstanding shares of Bank Common Stock is required to approve the Merger. Approval of the Adjournment Proposal requires a majority of the votes cast with respect thereto at the Special Meeting. Broker non-votes and abstentions will have the same effect as a negative vote with respect to the Merger.

     If a quorum is not obtained, or if fewer shares of Bank Common Stock are voted in favor of the Merger Proposal than the number required for approval, it expected that, if a majority of the proxies voted with respect to the Adjournment Proposal have been voted in favor of the Adjournment Proposal, the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, the proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have heretofore effectively been revoked or withdrawn).

     As of the Record Date, the Bank's directors and executive officers and their affiliates beneficially owned 3,952 shares of Bank Common Stock, representing 26.6% of the outstanding Bank Common Stock; Bancorp and Bancorp's directors, executive officers and their affiliates did not beneficially own shares of Bank Common Stock and bank subsidiaries of Bancorp did not hold any shares of record, or in the name of nominees.

Revocation and Voting of Proxies

     The execution and return of the enclosed proxy form will not affect a shareholder's right to attend the Special Meeting and to vote in person. Any proxy given pursuant to this solicitation may be revoked at any time before the proxy is voted at the meeting by: (i) delivering notice of a revocation or a later-dated proxy to Raymond C. Donley, Secretary, the Bank, 550 Main Street, Lykens, Pennsylvania 17048; or (ii) appearing at the meeting and notifying the person in charge thereof that the shareholder wishes to vote his or her shares in person. Unless revoked, any proxy given pursuant to this solicitation will be voted at the meeting in accordance with the instructions thereon. In the absence of instruction, all proxies will be voted FOR the Merger Proposal, FOR the Adjournment Proposal, if necessary, and otherwise, in the discretion of proxyholders, as to any other matter that may properly come before the Special Meeting or any adjournment or postponement thereof. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the management of the Bank.

Solicitation of Proxies

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies, in the accompanying form by the Board of Directors of the Bank for use at the Special Meeting and at any adjournments thereof. The expenses to be incurred in soliciting proxies will be borne by the Bank. In addition to the use of the mails, the directors, officers and employees of the Bank may, without additional compensation, solicit proxies personally or by telephone or telecopier.

Shares Outstanding and Principal Holders Thereof

     At the close of business on the Record Date, the Bank had 14,825 shares of Bank Common Stock, outstanding, the only issued and outstanding class of stock.

     The following table sets forth, as of April 28, 1998, the name and address of each person who owns of record or who is known by the Board of Directors of the Bank to be the beneficial owner of more than 5 percent of the Bank Common Stock, the number of shares beneficially owned by such person and the percentage of Bank's Common Stock so owned.


                                      Shares           Percent of Outstanding
                                    Beneficially           Common Stock
Name and Address                      Owned(1)          Beneficially Owned
----------------                      -------           ------------------
Raymond C. Donley
662 North 2nd Street
Lykens, Pennsylvania 17048            1,500                   10.1%

Jean Marie Schifano
4229 Rancho Park Drive
Liverpool, New York 13090-9999        1,105                    7.5%

(1) The securities "beneficially owned" are determined in accordance with the definitions of "beneficial ownership" set forth in the regulations of the Commission and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same residence as such individual, as well as, other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within sixty (60) days after April 28, 1998. Beneficial ownership may be disclaimed as to certain of these securities.

Interests of Certain Persons in Matters to be Voted Upon

     Except as described in this section, the directors and executive officers of Bank have no substantial interest in the Merger, other than in their capacity as shareholders of Bank. As shareholders, the directors and executive officers of the Bank will be entitled to receive Bancorp Common Stock in exchange for the Bank Common Stock in the same proportion and on the same terms and conditions as all other shareholders of the Bank. See Record Date and Required Vote, above.

     On or promptly after the Effective Date, Mid Penn will establish the Bank Office Board, an advisory board of directors, comprised of all of the current members of Bank's Board of Directors. The members of the Bank Office Board will serve until fewer than three of the original members of the Bank Office Board remain. Thereafter, the members of the Bank Office Board shall serve at the discretion of the Mid Penn Board of Directors. The members of the Bank Office Board will continue to receive the same aggregate dollar-cost of compensation and benefits as they presently enjoy for five years from the Effective Date.

     During 1997, each Director of the Bank received $6,600 for sitting on the Board of Directors. The aggregate compensation of the members of the Bank's Board of Directors for 1997 was $46,200.

     Pursuant to the terms of the Acquisition Agreement, Mid Penn has agreed to appoint Gregory M. Kerwin and Donald E. Sauve to Mid Penn's Board of Directors to serve until Mid Penn's 1999 Annual Meeting of Shareholders and until their successors are elected and qualified.

     Each member of the Board of Directors of the Bank has entered into an agreement (a "Support Agreement") pursuant to which he has agreed to vote, or cause to be voted, the shares of Bank Common Stock as to which he has or shares voting power, individually or, to the extent of his proportionate interest, jointly with other persons, as well as other shares over which he may acquire beneficial ownership in favor of the Agreements and the Merger, and to use his best efforts to cause the proposed transaction to be effected. These persons own, collectively, 3,952 or 26.6% of the Bank Common Stock outstanding. See THE MERGER-Voting Agreements.

     All persons employed by the Bank prior to the Merger will be employed by Mid Penn after the Merger. All employees will receive the same aggregate dollar-cost compensation and benefits after the Merger as they enjoyed before the Merger. Immediately after the Effective Date, Gregory M. Kerwin will be employed by Mid Penn as Vice President and Chairman of the Salary and Human Resource Committee of Mid Penn, with the aggregate cost of his compensation and benefits package to be no less than the cost of his total compensation and benefits package in effect immediately prior to the date execution of the Agreements. Immediately after the Effective Date, Allen Trawitz will be employed by Mid Penn as Executive Vice President, with the aggregate cost of his compensation and benefits package to be no less than the cost of his total compensation and benefits package in effect immediately prior to the date of the execution of the Agreements.

     The directors and officers of Bancorp and its subsidiaries have no special interest in the Merger, other than in their capacity as shareholders of Bancorp, and will not receive any special consideration or compensation in connection with consummation of the Merger.

Recommendation of the Board of Directors of Bank

     For the reasons stated in this Proxy Statement/Prospectus, the Board of Directors of the Bank has unanimously approved and adopted the Agreements and believes that the Merger Proposal is in the best interests of the Bank's shareholders. Accordingly, the Board of Directors unanimously recommends that the shareholders vote in favor of the Merger Proposal. See The MERGER-- Background of and Principal Reasons for the Merger.

     Certain of the directors and officers of the Bank have personal interests in the consummation of the Merger in addition to their interests as shareholders of Bank. See GENERAL INFORMATION--SPECIAL MEETING OF SHAREHOLDERS OF BANK - Interests of Certain Persons in Matters to be Voted Upon.

                                   THE MERGER

General Information

     The shareholders of the Bank will be asked at the Special Meeting to consider and vote upon approval and adoption of the Merger Proposal. The Merger Proposal provides that, under the terms of the Agreements: (i) the Bank will be merged with, into and under the charter of Mid Penn; (ii) Mid Penn will survive the Merger; and (iii) each outstanding share of Bank Common Stock will be converted into the right to receive ten (10) shares of Bancorp Common Stock, subject to certain adjustments, as described herein and set forth in the Agreements.

     The Bank is a Pennsylvania chartered commercial bank and is currently regulated by the Department of Banking and, as a member of the Federal Reserve System, the Federal Reserve Board. Mid Penn is a Pennsylvania chartered banking institution, a wholly-owned subsidiary of Bancorp, and is currently regulated by the Department of Banking and the FDIC. Following the Merger, the resulting bank will be a Pennsylvania chartered banking institution; will not be a member of the Federal Reserve System; and will have the Department of Banking and the FDIC as its primary regulators. Bancorp, as the parent company of Mid Penn, will continue to be a registered bank holding company that is regulated by the Federal Reserve Board.

     The precise terms and conditions of the Merger Proposal are set forth in the Acquisition Agreement and the Merger Agreement, a copy of each of which is set forth in Annex A hereto. THE DISCUSSION THAT FOLLOWS IS INTENDED ONLY AS A SUMMARY OF CERTAIN TERMS OF THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE AGREEMENTS, WHICH ARE INCORPORATED HEREIN BY REFERENCE AND ATTACHED HERETO AT ANNEX A.

     The terms of the Merger are set forth in the Agreements. The Agreements provide that on the Effective Date, the Bank will merge with, into and under the charter of Mid Penn, a wholly owned subsidiary of Bancorp, with Mid Penn surviving the Merger.

     In the Merger, shareholders of the Bank will receive 10 shares of Bancorp Common Stock in exchange for each share of Bank Common Stock. The Acquisition Agreement provides that, in the event, prior to the Effective Date, Bancorp effects a stock dividend, recapitalization or similar transaction, an appropriate adjustment will be made to the number of shares of Bancorp Common Stock to be received by the Bank's shareholders. No fractional shares will be issued in the Merger. Each Bank shareholder will receive cash in lieu of any fraction of a share of Bancorp Common Stock.

     The Merger is subject to the approval of the Bank's shareholders at the Special Meeting and is subject to regulatory approval by the FDIC, the FRB and the Department of Banking. See THE MERGER-Regulatory Considerations and Approvals. In addition, the Bank's shareholders will have certain rights to dissent and demand payment for their shares. See THE MERGER- Rights of Dissenting Shareholders. No approval will be required by shareholders of Bancorp for consummation of the Merger.

     The Board of Directors of Bank has unanimously approved and adopted the Acquisition Agreement and the Merger Agreement, believes the Merger Proposal is in the best interests of the shareholders of Bank, and unanimously recommends that the shareholders vote FOR the following resolutions, which will be presented at the Special Meeting:

          RESOLVED, that the Agreement and Plan of Reorganization, dated January 9, 1998, by and among Mid Penn Bancorp, Inc., Mid Penn and the Bank, and the Agreement and Plan of Merger, dated January 9, 1998, by and between Mid Penn Bank and the Bank, approved and adopted by the Board of Directors of the respective parties, providing, among other things, for the merger of the Bank with, into and under the charter of Mid Penn Bank, a Pennsylvania chartered banking institution and a subsidiary of Mid Penn Bancorp, Inc., and for the conversion of shares of the common stock of the Bank into the right to receive shares of Mid Penn Bancorp, Inc. common stock, in accordance with the Agreement and Plan of Reorganization and the Agreement and Plan of Merger, is hereby approved, adopted, ratified and confirmed by the shareholders of the Bank; and

          FURTHER RESOLVED, that the appropriate officers and the directors of the Bank are hereby authorized, empowered, directed and ordered, in the name of and on behalf of the Bank, to execute all documents and take all other actions as they may, in their discretion, determine to be necessary, appropriate and desirable to carry out the intent and the purposes contemplated in the Agreement and Plan of Reorganization, the Agreement and Plan of Merger and the foregoing resolution.

Background of and Principal Reasons for the Merger

     The Board of Directors of the Bank has, for several years, as part of its strategic planning, periodically reviewed and evaluated the various options and alternatives available to the Bank. In particular, the Board has considered the relative merits of maintaining the independence of the Bank and the prospect of possible business combinations with other financial institutions. The Board considered these strategies in light of the many recent changes in federal and state banking laws and their impact upon the financial services industry. The Board has reviewed the recent trends in banking that impact the Bank, including increasing competition from non-bank financial institutions and from banks outside of local markets, and from consolidation of the banking industry through mergers. The Board also considered the desirability of increasing the liquidity of Bank Common Stock by entering into a merger in which the Bank's shareholders would receive publicly-traded stock of a larger banking organization. The Board's primary consideration in taking the actions that lead to the execution of the Agreements was to provide a fair financial return to the Bank's shareholders and to increase the liquidity of their stock.

     For the reasons set forth below in this section and the immediately following section of this Proxy Statement/Prospectus, the Board of Directors of the Bank has unanimously concluded that the Merger Proposal is in the best interests of the Bank's shareholders, employees, customers and the community the Bank serves. The following discussion describes certain benefits of the Merger Proposal.

     The Board of Directors of the Bank expects that the Merger will benefit the shareholders of the Bank by providing them with equity ownership in a larger, publicly-traded banking organization, thereby increasing the liquidity of their investment. Historically, the Bank Common Stock has been traded on a limited basis in the local over-the-counter market and in privately negotiated transactions. Upon consummation of the Merger, the shareholders of the Bank will receive Bancorp Common Stock which is more actively traded and is listed for quotation on the AMEX. See COMPARATIVE STOCK PRICES AND DIVIDENDS AND RELATED SHAREHOLDER MATTERS.

     In addition to the benefits that the Merger Proposal provides to the Bank's shareholders, the Board of Directors of the Bank has determined that Bancorp and Mid Penn would be attractive merger partners for a number of reasons. First, management believes the Merger provides the Bank with additional management and support systems that enable the Bank to better adapt its operations to the rapidly changing legal and competitive conditions within the banking industry, thus benefitting the Bank employees and customers.

     A second benefit of the Merger Proposal is described in more detail in the following section entitled "Additional Reasons for the Merger," the Merger will provide the Bank's customers with an expanded range of products and services. In addition, Bancorp and Mid Penn share with the Bank a strong commitment to the concept of community-oriented banking, and, as discussed in the paragraph entitled "Management and Operations Following the Merger," the Bank will continue to employ, and be administered by, knowledgeable local residents for the benefit of the local community.

Additional Reasons for the Merger

     Recent changes in federal and state banking laws and regulations have had a major impact upon the banking industry in Pennsylvania and throughout the United States. In response to these changes, many mergers and consolidations involving banks and bank holding companies have occurred. Further merger activity is likely to occur in the future, resulting in increased concentration levels in banking markets and other significant changes in the competitive environment. These changes are expected to intensify competition in local and regional banking markets. In addition, recent changes in federal banking laws have significantly increased the severity and complexity of federal banking regulations as well as the costs banks must incur in complying with those regulations.

     From the Bank's standpoint, the Merger Proposal represents an attractive opportunity to acquire access to additional managerial expertise and specialized services offered by Bancorp and its banking subsidiary, Mid Penn. This will permit the Bank's office to provide a broader range of services to its customers in the face of increasing competition from larger financial institutions. For example, following the Merger, the Bank will be able to provide new and expanded banking services to its customers that are provided currently by Mid Penn. Mid Penn has offered some innovative products to its marketplace. These products can be easily transferred and implemented, with some modifications for competitive pricing, into Bank' marketplace.

     Mid Penn has a wide range of deposit and loan products to accommodate the Bank's customers' borrowing needs. Lending could be expanded in Bank' marketplace by adding more competitive and additional products that will benefit the community and its citizens. Mid Penn's and Bancorp's experienced management and greater financial resources are expected to provide a benefit. For example, Bank will be able to offer more small to medium size business loans. Thus, the Merger will enhance the Bank's ability to remain competitive and to satisfy customers' financial needs. The Merger Proposal will benefit Bancorp by expanding its market presence to the Lykens area, thereby allowing it to compete in that region.

     The Board of Directors of the Bank believes that the terms of the Merger are fair to, and in the best interests of, the Bank and its shareholders and employees. Bank's Board of Directors also believes that the Merger Proposal will significantly enhance the ability of Bank to satisfy the financial needs of its customers and the communities which it serves.

Bancorp Reasons for the Merger

     The Bancorp Board of Directors approved the Acquisition Agreement and the Merger Agreement and determined that the Merger and the issuance of Bancorp Common Stock incident thereto to be in the best interests of Bancorp and its shareholders. In reaching its determination to approve the Agreements, the Bancorp Board considered a number of factors, including, without limitation, the following:

          (a) a review of the Bank, including a presentation by Bancorp management's due diligence review of the Bank, including the asset quality of its loan portfolio, operations, earnings and financial condition on an historical, prospective and pro forma basis, as well as the opportunities for both cost saving and revenue enhancements that are expected to result from the Merger and the respective contributions the parties would bring to the combined institution;

          (b) a review of the advice of management and legal counsel regarding the terms of the Agreements;

          (c) Bancorp's existing position in the Lykens area and its desire to expand its presence into the Lykens area; and

          (d) the expectation that the Bancorp Common Stock exchanged in the Merger will be tax-free for federal income tax purposes to Bancorp.

     The Bancorp Board did not assign any specific or relative weights to the factors under its consideration.

Conversion and Exchange of Shares

     On the Effective Date, each share of Bank Common Stock then issued and outstanding will automatically be converted into and become the right to receive 10 shares of Bancorp Common Stock. The actual number of shares issued in the exchange is subject to adjustment for certain stock dividends, stock splits and similar transactions. Following the Effective Date, the Bank's shareholders will exchange their Bank Common Stock certificates for Bancorp Common Stock certificates in accordance with procedures described below.

     No fractional shares of Bancorp Common Stock will be issued in connection with the Merger. In lieu of the issuance of any fractional share, each former shareholder of Bank will receive cash in an amount equal to the fractional part of a share of Bancorp Common Stock multiplied by the closing price of Bancorp Common Stock on the Effective Date, rounded to the nearest cent.

     Bancorp and Bank anticipate that the Effective Date will occur on or about July 10, 1998, after receipt of the required regulatory approvals and receipt of the approval of Bank's shareholders, and all other conditions to closing, set forth in the Agreements, or required by law or regulation are satisfied. If for any reason, however, the Effective Date of the Merger fails to occur by December 31, 1998, and the parties have not otherwise agreed prior to that date, the Agreement and Plan of Reorganization will automatically terminate.

     Following the Effective Date, each former shareholder of Bank will be obligated to surrender to Bancorp the Bank Common Stock certificates. Detailed instructions concerning the procedure for surrendering Bank Common Stock certificates will be sent by Bancorp to each former shareholder of Bank on or promptly after the Effective Date. Upon proper surrender of the Bank Common Stock certificate, each former shareholder of Bank will be issued a stock certificate representing the number of whole shares of Bancorp Common Stock into which the shares of Bank Common Stock have been converted, together with a check in the amount of any cash to which he or she is entitled in lieu of the issuance of a fractional share of Bancorp Common Stock. Shareholders of Bank should not surrender their Bank Common Stock certificates for exchange until they receive written instructions to do so from Bancorp.

     Following the Effective Date and until properly requested and surrendered, each Bank Common Stock certificate will be deemed for all corporate purposes to represent the number of whole shares of Bancorp Common Stock which the holder would be entitled to receive upon its surrender. Provided, however, that Bancorp, at its option, may withhold dividends payable after the Effective Date to any former shareholder of Bank who has received written instructions from Bancorp but has not at that time surrendered his or her Bank Common Stock certificates. Any dividends so withheld, will be paid without interest to any former shareholder of Bank upon the proper surrender of his or her Bank Common Stock certificates.

     All Bank Common Stock certificates must be surrendered to Bancorp within two years after the Effective Date. In the event that any former shareholder of Bank does not properly surrender outstanding Bank Common Stock certificates within that time, the shares of Bancorp Common Stock that would otherwise have been issued, at the option of Bancorp, be sold and the net proceeds of the sale, together with the cash (if any) issued in lieu of a fractional share and any previously accrued and unpaid dividends, will be held in a non-interest bearing account for the shareholder's benefit. From and after the sale, the sole right of the former shareholder of Bank will be the right to collect the net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, the net proceeds, cash and accumulated dividends will be paid to the former shareholder of the Bank, without interest, upon surrender of Bank Common Stock certificates.

     The foregoing discussion relating to the exchange of Bank Common Stock is only a summary that is provided for convenience. The foregoing discussion should be read in conjunction with, and is qualified in its entirety by the terms of the Acquisition Agreement, including without limitation Article II thereof. The Acquisition Agreement is reproduced in full and set forth in Annex "A" of this Proxy Statement/Prospectus.

Voting Agreements

     In connection with the Merger Proposal, the directors of the Bank have entered into agreements to vote certain shares beneficially owned by them in favor of the Merger. Each member of the Board of Directors of the Bank has entered into an agreement ("Support Agreement") pursuant to which he has agreed to vote, or cause to be voted, the shares of Bank Common Stock as to which he has or shares voting power, individually or, to the extent of his proportionate interest, jointly with other persons, as well as other shares over which he may acquire beneficial ownership in favor of the Merger Proposal, and use his best efforts to cause the Merger Proposal to be effected. In the aggregate, the Support Agreements commit 3,952 shares of Bank Common Stock or 26.66% of the total shares outstanding to be voted in favor of the Merger Proposal.

     The Support Agreements further provide that, with respect to the shares of Bank Common Stock owned by the directors and until the Merger is consummated or the Acquisition Agreement is terminated, such persons will not: (i) sell or otherwise transfer their respective shares of Bank Common Stock; or (ii) directly or indirectly solicit or encourage inquiries or proposals from or participate in any discussion or negotiations with any other person, entity or group concerning any sale of assets, sale of shares, merger, consolidation or similar transaction involving the Bank.

Business Pending the Effective Date

     Pursuant to the Acquisition Agreement, the Bank is required, pending the Effective Date, to conduct its business in the usual, regular and ordinary course, consistent with prudent business judgment. The Bank may not take any action not in the ordinary course of business without the prior written consent of Bancorp. The Bank has agreed that, in general, pending the Effective Date, it will not take any of the following actions without the written consent of
Bancorp: (i) amend its articles of incorporation or bylaws; (ii) enter into or assume any material contract not in the ordinary course of business; (iii) breach any warranty or covenant set forth in the Acquisition Agreement; (iv) declare and pay cash dividends other than its regular semi-annual cash dividend in amounts and on dates consistent with past practices; (v) authorize, purchase, issue or sell shares of Bank Common Stock or any other equity or debt securities or derivatives; (vi) increase the rate of compensation or make a bonus or severance payment to any employee of Bank; (vii) enter into any related party transaction other than extensions of credit in the ordinary course of business;
(viii) affect any  capitalization  reclassification,  stock dividends or splits;
(ix) enter into or modify
any pension, retirement, stock option or similar benefit plan; (x) merge with any other entity; and (xi) solicit or encourage inquiries in connection with a business combination involving Bank, other than as contemplated by the Acquisition Agreement.

     There have been no material contracts or other transactions between Bank and Bancorp since signing the Acquisition Agreement, nor have there been any material contracts, arrangements, relationships or transactions between Bank and Bancorp during the past five years, other than in connection with the Agreements described herein.

Conditions, Amendment and Termination

     The obligations of Bancorp and Bank to consummate the Merger are subject to a number of conditions and contingencies as set forth in the Acquisition Agreement, the most significant of which include: (i) approval by the shareholders of Bank; (ii) approval by federal banking regulators, including the approval of the FDIC and a notice to the FRB; (iii) approval of the Department of Banking; (iv) the receipt of a favorable opinion of counsel concerning certain federal income tax consequences relating to the Merger; (v) continued effectiveness of the Bancorp's Registration Statement on Form S-4, including this Proxy Statement/Prospectus, filed with the Commission; (vi) the absence of any pending or threatened action, suit or proceeding before any federal, state or local governmental authority or arbitration tribunal seeking to modify or otherwise affect the transactions contemplated by the Agreements; (vii) the continuing accuracy, in all material respects, of the representations and warranties and the absence of any breach of any of the covenants made by Bancorp or Bank in the Agreements; (viii) the absence of any material adverse change in the financial or business performance or prospects of Bancorp or Bank; (ix) the determination that the Merger can be accounted for as a pooling of interests for financial reporting purposes; (x) the determination of Bancorp and Bank and their counsel that all applicable federal and state securities and anti-trust laws have been complied with; (xi) the absence of discovery of any material previously undisclosed environmental problem affecting Bancorp or Bank; (xii) the execution by each of the directors of Bank of a Support Agreement; and
(xiii) the delivery of certificates at closing, by the respective officers of Bancorp and Bank, confirming satisfaction of the foregoing. See, THE MERGER-Regulatory Considerations and Approvals.

     To the extent permitted by law, the Acquisition Agreement may be amended by mutual consent of the parties and any term or condition thereof may be waived by the party entitled to its benefit at any time before the Effective Date, whether before or after receipt of the approval of the Merger Proposal by Bank's shareholders and without seeking shareholder approval; provided, however, that no change to the amount of consideration to be received by the shareholders of the Bank can be made unless and until the shareholders of Bank approve and adopt the change in accordance with applicable federal and state law.

     The Acquisition Agreement may be terminated at any time before the Effective Date, whether before or after its approval and adoption by the shareholders of Bank by: (i) mutual consent of all of the parties; (ii) unilateral action by each of the parties in the event of a material breach by any other party of any representation, warranty or covenant not cured within thirty (30) days or failure to satisfy any condition precedent to the terminating party's obligation to consummate the Merger through no fault of the terminating party; or (iii) automatically in the event of a failure to consummate the Merger by December 31, 1998, unless extended in writing.

Regulatory Considerations and Approvals

     General. Bancorp is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "1956 Act") and is registered as such with the Federal Reserve Board. As a bank holding company, Bancorp is also subject to regulation by applicable state regulatory authorities. Mid Penn, the Pennsylvania chartered bank subsidiary of Bancorp is subject to regulation, supervision and regular examination by the Banking Department, as well as regulation by the FDIC. The Bank was formed under Pennsylvania law and is a member of the Federal Reserve System. The Bank is, therefore, subject to regulation and supervision by the Department of Banking and the Federal Reserve Board.

     Bank holding companies and banks are extensively regulated under both federal and state law. The regulation and supervision of Bancorp, Mid Penn and the Bank are designed primarily for the protection of depositors and not the respective institutions or their stockholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable law or regulation may have a material effect on the business of Bancorp and the Bank.

     Bancorp is required to file an annual report with the Federal Reserve Board containing such additional information as the Federal Reserve Board may require pursuant to the 1956 Act. Copies of annual and other periodic reports are also required to be filed with the applicable state regulatory authorities. The 1956 Act requires each bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank, if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. The 1956 Act also restricts the types of businesses and operations in which a bank holding company and its nonbank subsidiaries may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

     The operations of the Bank and Mid Penn are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and limits upon the types of services which may be offered. Various consumer laws and regulations also affect the operations of the Bank and Mid Penn. Regulatory approvals are required for branching and for bank mergers.

     Capital. Federal regulators generally measure capital adequacy by using a risk-based capital framework and by monitoring compliance with minimum leverage ratio guidelines. The required minimum ratio of total risk-based capital to risk- weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital, or 4%, is to be comprised of common equity and qualifying perpetual preferred stock, less deductible intangibles

("Tier 1 Capital"). The remainder ("Tier 2 Capital") may consist of mandatory convertible debt securities, qualifying subordinated debt, other preferred stock and a portion of the reserve for possible credit losses up to 1.25% of total risk weighted assets. The aggregate amount of Tier 1 Capital and Tier 2 Capital is referred to herein as "Total Capital".

     In addition, guidelines established by federal regulators provide for a minimum leverage ratio (Tier l Capital to quarterly average total assets less deductible intangibles) of 3% for bank holding companies and banks that meet certain criteria, including the maintenance of the highest regulatory rating. All other bank holding companies and banks are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

     In addition to considering specific minimum capital levels, the regulatory agencies review capital adequacy in light of a variety of factors, including asset quality. Therefore, the capital adequacy of a banking organization will be impacted by and assessed in relation to its asset quality. Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond current levels. However, it is difficult to predict whether and when higher capital requirements would be imposed, and if so, at what levels and on what schedule. In addition, institutions which meet minimum regulatory capital requirements, but are not "well capitalized," are subject to certain restrictions and disadvantages, such as restrictions on the receipt of brokered deposits. See Certain Regulatory Approvals and Considerations- Fidicia.

     Failure to satisfy the minimum capital requirements of the regulatory guidelines could subject a banking organization to enforcement action by the regulatory authorities, including the termination of FDIC deposit insurance, restrictions on the activities of the banking organization and the possible appointment of a conservator or receiver.

     Set forth below are the minimum regulatory capital ratios and the capital ratios for each of Bancorp, Mid Penn and the Bank as of December 31, 1997:

                              MINIMUM
                              RATIO       Bancorp       Mid Penn      The Bank
                             ------       -------       --------      --------

Total Risk Based Capital
 Ratio...................     8.0%          17.8%         15.0%         32.99%

Tier 1 Risk Based Capital
 Ratio...................     4.0%          16.5%         13.7%         31.81%

Leverage Ratio...........   3.0-5.0%        11.7%          9.5%         10.21%

     The capital ratios of Bancorp, Mid Penn and the Bank on April 28, 1998, exceed all general minimum capital requirements imposed by Federal regulatory authorities.

     Potential Enforcement Actions. Bank holding companies and banks and their institution-affiliated parties may be subject to potential enforcement actions by the Federal Reserve Board or the FDIC for unsafe or unsound practices in conducting their businesses, or for violations of any law, rule or regulation or provision, any consent order with any agency, any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, additional cease-and-desist orders and written agreements, the termination of insurance of deposits, the imposition of civil money penalties and removal and prohibition orders against institution- affiliated parties.

     Dividends. Bancorp is a legal entity separate and distinct from its bank and other subsidiaries. Bancorp principal source of revenue consists of dividends from Mid Penn. There are limitations on the payment of dividends by Mid Penn. See INFORMATION CONCERNING BANCORP AND DESCRIPTION OF BANCORP STOCK-Dividends.

     Provisions of state banking law restrict the amount of dividends that can be paid to Bancorp by Mid Penn. Under applicable state law, dividends may be declared and paid only out of accumulated net earnings, which are the undistributed net profits recorded on the books of an institution for the last complete calendar or fiscal year. Based on these regulations, Mid Penn, without regulatory approval, could declare dividends at December 31, 1997 of $10,605,000.

     Under applicable state law, the Bank may pay cash dividends only out of accumulated net earnings, and no such dividend may be declared and paid unless all required transfers to surplus have been made and the surplus of the Bank would not be reduced by the payment of the dividend. As of December 31, 1997, the Bank had $2,498,000 available for the payment of dividends under these requirements.

     The payment of dividends by each of Bancorp, Mid Penn and the Bank may also be affected by other factors, such as the maintenance of adequate capital. For example, the Federal Deposit Insurance Corporation Improvement Act of 1991
("FDICIA") generally prohibits an undercapitalized institution from paying dividends. In addition, if, in the opinion of the applicable regulatory authority, a bank holding company or a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such organization cease and desist from such practice. The Federal Reserve Board and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.

     Support of Bank Subsidiaries. A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

     Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board regulations or both. This doctrine is commonly known as the "source of strength" doctrine.

     Federal law provides for the enforcement of any pro rata assessment of shareholders of a national bank to cover impairment of capital stock by sale, to the extent necessary, of the stock of any assessed shareholder failing to pay the assessment.

     Borrowings by Holding Companies. Federal law prevents Bancorp and certain of its affiliates from borrowing from its banking subsidiaries unless such borrowings are secured by specified amounts and types of collateral. Additionally, each such secured loan to an affiliate is generally limited to an amount not exceeding 10% of the bank's capital and surplus, and all such loans between the lending bank and its affiliates are limited to an amount not to exceed 20% of the lending bank's capital and surplus. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

     FIDICIA. FDICIA, enacted on December 19, 1991 in connection with the recapitalization of the Bank Insurance Fund ("BIF"), requires the FDIC to set semi-annual assessment rates for BIF members at levels sufficient to increase the BIF's reserve ratio to a designated level within a prescribed period of time, not to exceed 15 years from the date that the FDIC promulgates the applicable time schedule. Pursuant to FDICIA, the FDIC has developed a risk-based assessment system, under which the assessment rate for an insured depository institution varies according to the level of risk incurred in its activities. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is also to be assigned to one of the following "supervisory subgroups": Subgroup A, B or C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF or Savings Association Insurance Fund member institution is assigned an annual FDIC assessment rate varying between 0.23% per annum (for well capitalized Subgroup A institutions) and 0.31% per annum (for undercapitalized Subgroup C institutions). The Bank and each of the Bancorp banking subsidiaries is considered well capitalized.

     FDICIA requires federal banking agencies to broaden the scope of regulatory corrective action taken with respect to depository institutions that do not meet minimum capital requirements and to take such actions promptly in order to minimize losses to the FDIC. In connection with FDICIA, federal banking agencies are required to establish capital measures (including both a leverage measure and a risk-based capital measure) and to specify for each capital measure the levels at which depository institutions will be considered "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" or "critically undercapitalized".

     Under FDICIA, the Federal banking regulators have adopted regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the Total Capital to risk adjusted assets ratio, Tier l Capital to risk adjusted assets ratio and the leverage ratio. Under these regulations, a bank will be (i) well capitalized if it has a Total Capital to risk adjusted assets ratio of 10% or greater, a Tier l Capital to risk adjusted assets ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by its primary Federal regulator to meet and maintain a specific capital level for any capital measure; (ii) adequately capitalized if it has a Total Capital to risk adjusted assets ratio of 8% or greater, a Tier l Capital to risk adjusted assets ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not well capitalized; (iii) undercapitalized if it has a Total Capital to risk adjusted assets ratio of less than 8%, a Tier 1 Capital to risk adjusted assets ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances); (iv) significantly undercapitalized if it has a Total Capital to risk adjusted assets ratio of less than 6%, a Tier 1 Capital to risk adjusted assets ratio of less than 3% or a leverage ratio of less than 3%; and (v) critically undercapitalized if its tangible equity is equal to or less than 2% of average quarterly tangible assets. The Bank and each of the Bancorp banking subsidiaries is considered well capitalized.

     FDICIA authorizes the appropriate federal banking agency, after notice and an opportunity for a hearing, to treat a well capitalized, adequately capitalized or undercapitalized insured depository institution as if it had a lower capital-based classification if it is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. Thus, an adequately capitalized institution can be subjected to the restrictions on undercapitalized institutions described below (except that a capital restoration plan cannot be required of the institution) and an undercapitalized institution can be subjected to the restrictions applicable to significantly undercapitalized institutions described below.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to five percent of the depository institution's total assets at the time it became undercapitalized, and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

     Under FDICIA, a bank cannot accept brokered deposits (which term is defined to include payment of an interest rate more than 75 basis points above prevailing rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. In addition, a bank that is adequately capitalized may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. The Bank and each of the Bancorp banking subsidiaries is well capitalized for purposes of the foregoing.

     FDICIA requires that each of the Federal bank regulatory agencies prescribe by regulation the depository institution and depository institution holding company standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and employee compensation, fees and benefits and standards specifying minimum earnings sufficient to absorb losses without impairing capital, to the extent feasible a minimum ratio of market value to book value for publicly traded shares and such other standards relating to the foregoing as it deems appropriate. A holding company or institution that fails to comply with such standards will be required to submit a plan designed to achieve such compliance. If no such plan is submitted or a failure to implement such a plan exists, the depository institution or holding company would become subject to additional regulatory action or enforcement proceedings. FDICIA provides that final regulations under such provisions should have become effective no later than December 1, 1993. Since the standards have not yet been prescribed in final form, neither Bancorp nor The Bank can assess the significance of the impact such standards will have on their respective operations, which could be material.

     FDICIA also contains a variety of other provisions that may affect the operations of bank holding companies and banks, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch.

     Interstate Banking and Branching Legislation. In 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act (the "Interstate Banking Act") was enacted. The Interstate Banking Act facilitates the interstate expansion and consolidation of banking organizations (i) by permitting bank holding companies that are adequately capitalized and adequately managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state; (ii) by permitting the interstate merger of banks subject to the right of individual states to "opt in" or "opt out" of this authority before that date; (iii) by permitting banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state; (iv) by permitting a bank to engage in certain agency relationships (i.e., to receive deposits, renew time deposits, close loans (but not including loan approvals or disbursements), service loans, and receive payments on loans and other obligations) as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state then the agent bank; and (v) by permitting foreign banks to establish, with approval of the regulators in the United States, branches outside their "home" states to the same extent that national or state banks located in the home state would be authorized to do so. One effect of this legislation will be to permit banks and bank holding companies, such as the Bank and Bancorp, to acquire banks and bank holding companies located in any state and to permit qualified banking organizations located in any state to acquire banks and bank holding companies located in Pennsylvania, irrespective of state law.

     Since 1995, the Pennsylvania Banking Code has authorized full interstate banking and branching under Pennsylvania law. Specifically, the legislation (i) eliminates the "reciprocity" requirement previously applicable to interstate commercial bank acquisitions by bank holding companies, (ii) authorizes interstate bank mergers and reciprocal interstate branching into Pennsylvania by interstate banks, and (iii) permits Pennsylvania institutions to branch into other states with the prior approval of the Pennsylvania Department of Banking.

     Overall, this federal and state legislation has, as was predicted, had the effect of increasing consolidation and competition and promoting geographic diversification in the banking industry.

     Proposed Legislation and Regulations. From time to time, various federal and state legislation is proposed that could result in additional regulation of, and restrictions on, the business of banking and on the Bank, Bancorp and Mid Penn, or otherwise change the business environment. Neither management of the Bank nor management of Bancorp and Mid Penn can predict whether any of this legislation, if enacted, will have a material effect on the business of the respective companies.

     Approvals. Among other things, the Merger is subject to the approval of the FDIC, the FRB and the Department of Banking. Mid Penn filed an Application for a Merger or Other Transaction pursuant to Section 18(c) of the Federal Deposit Insurance Act with the FDIC on April 27, 1998, which application must be approved. Bancorp filed a notice with the Federal Reserve Bank of Philadelphia pursuant to 12 CFR ss.224.14, on March 31, 1998, which notice must be approved. In addition, Mid Penn filed an Application to Merge or Consolidate pursuant to ss.1602 et seq. of the Banking Code with the Pennsylvania Department of Banking on April 28, 1998, which application must be approved.

Effective Date

     The Merger will become effective on the date and according to the provisions specified in the "Articles of Merger" delivered to the Department of Banking and filed with the Pennsylvania Department of State. The Articles of Merger are expected to be filed as soon as reasonably possible after all conditions precedent have been satisfied or waived. The Bancorp and the Bank intend to consummate the Merger July 10, 1998, assuming that the Merger is approved by Bank' shareholders, all required regulatory approvals have been obtained and all other conditions to closing have been satisfied or waived by that time. The Acquisition Agreement will automatically be terminated and the Merger Proposal canceled if all applicable conditions have not been satisfied by December 31, 1998, unless the parties have agreed, prior to that date, to extend the termination date. In addition, the Acquisition Agreement provides that the Effective Date must occur within sixty (60) days after all applicable conditions, including regulatory approvals, have been satisfied.

Management and Operations Following the Merger

     On the Effective Date, the Bank will be merged with, into and under the charter of Mid Penn, with Mid Penn Bank surviving the Merger. The shareholders of the Bank will become shareholders of the Bancorp. The Boards of Directors of Bancorp and Mid Penn, following the Merger, will include the same persons who are members of those Boards of Directors immediately before the Merger, with the addition of Gregory M. Kerwin and Donald E. Sauve to the Mid Penn Board of Directors, to will serve until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified. In addition, pursuant to the Agreements, the Bank's Board of Directors will become Mid Penn's Bank Office Board.

     The Bank Office Board will continue in existence at least until fewer than three of its original members remain on the board. Following the Effective Date, members of the Bank Office Board shall receive fees for services, no less than those currently received as a member of the Bank's Board of Directors, for service as a Bank Office Board member and as a member of the Mid Penn Board, as may be the case. Bank Office Board members who also serve on the Mid Penn Board of Directors shall receive the fees paid to Mid Penn Board members. In no case, however, shall the fees paid to any Bank Office Board member who serves on both Boards, for his service as a member of the Bank Office Board, exceed $1,800. Bank Office Board salaried members shall have salaries and bonuses continued for a five (5) year period following the Effective Date.

     Immediately after the Effective Date, Mid Penn shall employ all of the employees of the Bank who are employed by the Bank immediately prior to the Effective Date. The aggregate cost of the compensation and benefit package of these employees will not be less after the Effective Date than immediately prior to the Effective Date and will not be reduced during their employment with Mid Penn.

Federal Income Tax Consequences

     Pursuant to the Acquisition Agreement, an opinion will be provided by Shumaker Williams, P. C., counsel for Bancorp that will state that for federal income tax purposes:

     1.   The  transactions  contemplated  by  the  Acquisition  Agreement  will
          constitute   a   reorganization   within  the   meaning  of   Sections
          368(a)(1)(A) and 368(a)(2)(D) of the Code;

     2. No gain or loss will be recognized by Bancorp, Mid Penn or Bank as a result of the reorganization;

     3. No gain or loss will be recognized by the shareholders of Bank upon receipt of Bancorp Common Stock in exchange for the Bank Common Stock pursuant to the provisions of the Agreements, except with respect to cash received in lieu of the issuance of fractional shares of Bancorp Common Stock (or by any shareholder of Bank who exercises dissenters' rights);

     4. In the case of cash received by any shareholder of Bank in lieu of the issuance of a fractional share of Bancorp Common Stock, taxable gain or loss will be recognized by the shareholder to the extent of the difference between the amount of the cash received and the adjusted tax basis of the fractional share interest;

     5. In the case of cash received by any shareholder of Bank who exercises dissenters' rights, taxable gain or loss will be recognized by the shareholder to the extent of the difference between the amount of the cash received and the adjusted tax basis of the shares as to which dissenters' rights are exercised;

     6. The tax basis of the Bancorp Common Stock to be received by the shareholders of Bank pursuant to the provisions of the Acquisition Agreement will be the same as the tax basis of Bank Common Stock surrendered in exchange therefor; and

     7. The holding period of the Bancorp Common Stock to be received by the shareholders of the Bank pursuant to the provisions of the Acquisition Agreement will include the holding period of the Bank Common Stock surrendered in exchange therefor, provided that the Bank Common Stock is held as a capital asset on the Effective Date.

     The foregoing is intended only as a general summary of certain federal income tax consequences of the Merger Proposal under present law. Each shareholder of Bank is urged to consult his or her own tax advisor concerning the particular tax consequences of the Merger Proposal as they affect his or her individual circumstances, including the impact of any applicable estate, gift, state, local, foreign or other tax.

Accounting Treatment

     The Acquisition Agreement contemplates that the Merger will be treated as a pooling of interests for financial accounting purposes. If Bancorp would be required to purchase more than 10 percent of the outstanding shares of Bank Common Stock for cash, due to the purchase of fractional shares and the exercise of dissenters' rights by Bank shareholders, or if other conditions arise that would prevent the Merger from being treated as a pooling of interests for financial accounting purposes, Bancorp has the right to terminate the Acquisition Agreement and to cancel the Merger.

Rights of Dissenting Shareholders

     In accordance with the provisions of Subchapter D of the BCL, shareholders of Bank will be entitled to dissenters' rights.

     Under applicable provisions of Pennsylvania law, holders of Bank Common Shares will have the right to dissent and obtain payment of the fair value of their shares by complying with the provisions of Subchapter D. Accompanying this Proxy Statement/Prospectus as Annex B is a copy of the text of the applicable provisions of Pennsylvania law that prescribe the procedures for the exercise of dissenters' rights and for determining the value of their shares. Shareholders of the Bank who seek to exercise dissenters' rights must carefully follow the procedure described in such statutory provisions. The following summary of such provisions is qualified in its entirety by reference to the such statutory provisions.

     Any Bank shareholder who wishes to dissent and obtain payment of the fair value of his shares (i) must file with the Bank, prior to the Special Meeting, a written notice of intention to demand that he be paid the fair value for his shares if the Merger is effected, (ii) must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the Effective Date, and (iii) must refrain from voting his shares in approval of the Merger Proposal. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares. Neither a proxy nor a vote against the Merger Proposal shall constitute the required written notice. A record holder of shares of a business corporation may assert dissenters' rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters' rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of Subchapter D if he submits to the Bank not later than the time of the assertion of dissenters' rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by him, whether or not the shares so owned by him are registered in his name.

     If the Merger is approved by the required vote at the Special Meeting, the Bank shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the Merger. The notice shall (i) state where and when a demand for payment must be sent and certificates representing Bank Common Stock must be deposited in order to obtain payment, (ii) supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares, and (iii) be accompanied by a copy of
Subchapter D. A shareholder who fails to timely demand payment or fails to timely deposit certificates as required by such notice shall not have any right to receive payment of the fair value of his shares. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the Merger. Within 60 days after the date set for demanding payment and depositing certificates, if the Merger has not been effectuated, the Bank shall return any certificates that have been deposited. The Bank may thereafter send a new notice setting a new date for demanding payment and depositing certificates.

     Promptly after the Effective Date, or upon timely receipt of demand for payment if the Merger has already been effected, Bancorp, as successor to the Bank, shall either remit to dissenters who have made demand and deposited certificates the amount that Bancorp estimates to be the fair value of the shares, or give written notice that no remittance will be made. The remittance or notice shall be accompanied by (i) the closing balance sheet and statement of income of Bancorp for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim statements, (ii) a statement of Bancorp's estimate of the fair value of the shares and (iii) a notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D. If Bancorp does not remit the amount of its estimate of the fair value of the shares as provided above, it shall return any certificates that have been deposited. Bancorp may make a notation on any such certificates that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

     If the dissenter believes that the amount stated or remitted by Bancorp is less than the fair value of his shares, he may send to Bancorp his own estimate of the fair value of the shares to Bancorp, which estimate shall be deemed a demand for payment of the amount or the deficiency. Where the dissenter does not file his own estimate within 30 days after the mailing by Bancorp of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by Bancorp.

     Within 60 days after the latest of (i) the  Effective  Date of the  Merger,
(ii) timely receipt of any demands for payment by a dissenter, or (ii) timely receipt of any estimate of fair value by the dissenter, if any demands for payment remain unsettled, Bancorp may file, in court, an application for relief requesting that the fair value of the shares be determined by the court. All dissenters, wherever residing, whose demands have not been settled, shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest. If Bancorp fails to file an application with the court, any dissenter who made a demand and who has not already settled his claim against Bancorp may do so at any time within 30 days after the expiration of the 60 day period for filing by Bancorp. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid Bancorp's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

     The foregoing discussion is only a summary of the rights and obligations of a dissenting shareholder and is qualified in its entirety by reference to the provisions of the BCL, which are reproduced and set forth in full in Annex "B" to this Proxy Statement/Prospectus.

Restriction on Resale of Bancorp Common Stock Held By Affiliates of Bank

     The shares of Bancorp Common Stock to be issued upon consummation of the Merger will be registered with the Commission under the Securities Act of 1933 (the "1933 Act") and, may be resold or otherwise transferred by all former shareholders of Bank, except those former shareholders who are deemed
"affiliates" of Bank, within the meaning of Commission Rules 144 and 145 promulgated pursuant to the 1933 Act. In general terms, any person who is an executive officer, director or 10 percent shareholder of Bank at the time of the Special Meeting may be deemed to be an affiliate of Bank for purposes of Commission Rules 144 and 145.

     Bancorp Common Stock received by persons who are deemed to be affiliates of Bank may be resold only: (i) in compliance with the provisions of Commission Rule 145(d); (ii) in compliance with the provisions of another applicable exemption from the registration requirements of the 1933 Act; or (iii) pursuant to an effective registration statement filed with the Commission. In general terms, Commission Rule 145(d) would permit an affiliate of Bank to sell shares of Bancorp Common Stock received by him or her in ordinary brokerage transactions subject to certain limitations on the number of shares that may be resold in any consecutive three (3) month period. Notwithstanding the foregoing, an affiliate of Bank may not, as a general rule and subject to an exception in the case of certain de minimis sales: (i) sell any shares of Bank Common Stock during the 30-day period immediately preceding the Effective Date; or (ii) sell any shares of Bancorp Common Stock received by him or her in exchange for his or her shares of Bank Common Stock until after the publication of financial results covering at least thirty (30) days of post-Merger combined operations.

     Under the terms of the Acquisition Agreement, each person who may be deemed to be an affiliate of Bank is required, prior to the closing of the Merger, to deliver a letter to Bancorp in form and substance satisfactory to Bancorp, acknowledging and agreeing to abide by the limitations imposed by the 1933 Act and the rules of the Commission thereunder regarding the sale or other disposition of the shares of Bancorp Common Stock to be received by him or her pursuant to the Merger.

                       COMPARATIVE STOCK PRICES, DIVIDENDS
                         AND RELATED SHAREHOLDER MATTERS

Common Stock of Bancorp

     Bancorp Common Stock is listed on AMEX under the trading symbol "MBP." Until December 4, 1997, Bancorp Common Stock was traded in the over-the-counter market. The table below sets forth, for the periods indicated, the high and low bid prices for Bancorp Common Stock as reported on over-the-counter market, and cash dividends declared per share with respect thereto, for the periods indicated. The prices set forth in the table represent quotations between dealers, do not include retail markups, markdowns or commissions, and may not represent actual transactions. All information has been adjusted for stock dividends and splits throughout the period.

                                                           Cash Dividends
        1997                High               Low         Paid Per Share
        ----                ----               ---         --------------

First Quarter               16.19             15.95            $ 0.19
Second Quarter              16.31             15.36              0.19
Third Quarter               18.00             17.38              0.19
Fourth Quarter              32.50             21.25              0.19



       1996*

First Quarter               16.07             15.95              0.23
Second Quarter              16.07             15.71              0.00
Third Quarter               16.07             16.07              0.23
Fourth Quarter              16.07             15.95              0.00



       1995*

First Quarter               15.00             14.06               0.22
Second Quarter              15.42             14.97               0.00
Third Quarter               15.87             14.97               0.22
Fourth Quarter              15.19             14.97               0.21


* Reflects trade in the over-the-counter market; Bancorp Common Stock was listed on AMEX on December 4, 1997.

     On Thursday, January 8, 1998, the last trading day before public announcement of the execution of the Acquisition Agreement, and on April 24, 1998, a day shortly before the mailing of this Proxy Statement/Prospectus, the closing prices Bancorp Common Stock were $30.75 and $28.50, respectively, as reported on AMEX. As of April 28, 1998, Bancorp Common Stock was held by 729 holders of record. In the past, Bancorp has paid regular quarterly cash dividends to its shareholders in February, May, August and November of each year.

Common Stock of Bank

     Bank Common Stock has historically been traded on a limited basis in the local over-the-counter market and in privately negotiated transactions. Because trading in Bank Common Stock is sporadic, it cannot be said that an established trading market exists. The most recent sale of Bank Common Stock of which Bank management is aware is a trade of 422 shares that occurred on December 11, 1997, at a price of $165.25 per share.

     In  the  past,  Bank  has  paid  regular   semi-annual   dividends  to  its
shareholders on or about June 30 and December 31, of each year.

     Shareholders are advised to obtain current market quotations for Bancorp Common Stock and Bank Common Stock. The Bank's shareholders cannot be assured of receiving a specific market value of Bancorp Common Stock at the Effective Date. The market price of Bancorp Common Stock and of Bank Common Stock at the Effective Date may be higher or lower than the market price at the time the Merger Agreements were executed, at the date of mailing this Proxy Statement/Prospectus or at the time of the Special Meeting.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

     The unaudited pro forma combined condensed balance sheet and the unaudited pro forma combined condensed statements of income of Bancorp, set forth below, give effect, using the pooling of interests method of accounting, to the acquisition of Bank based upon an exchange ratio of 10 shares of Bancorp Common Stock for each share of Bank Common Stock. The unaudited pro forma combined condensed balance sheet is presented as though the Merger had occurred on January 1, 1997. The unaudited pro forma combined condensed income statements are presented as though the Merger had occurred on the first day of each respective reporting period presented. The Merger will be accounted for in accordance with generally accepted accounting principles, as a pooling of interests.

     The pro forma financial information set forth below is not necessarily indicative of the financial condition or results of operations of Bancorp as they would have been had the Merger occurred during the periods presented or as they may be in the future. This pro forma financial information is based on the estimates and assumptions set forth in the notes to the Statement. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing the pro forma information as necessary to comply with disclosure requirements of the Commission. The pro forma information has been prepared using the historical consolidated financial statements and notes thereto, which are incorporated by reference or set forth in this Proxy Statement/Prospectus. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined financial position or the results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods. The pro forma financial information set forth below should be read in conjunction with the financial statements of Bancorp, including the notes thereto, which are incorporated by reference, and the financial statements of Bank, including the notes thereto, which appear elsewhere in this Proxy Statement/Prospectus. SEE INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE and BANK-INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY FINANCIAL INFORMATION.

                      MID PENN BANCORP, INC. AND SUBSIDIARY
                   Combined Pro Forma Condensed Balance Sheets
                                 (In Thousands)
                                December 31, 1997
                                   (Unaudited)


                                                         Adjustments  Pro Forma
                                Bancorp          Bank    Debit Credit  Combined
ASSETS                          -------          ----    ------------  --------

Cash and due from banks      $    4,409     $   1,589                $   5,998
Interest-bearing balances        35,727           277                   36,004
Securities                       39,501        14,098                   53,599
Federal funds sold                  400           600                    1,000
Net Loans                       141,510        10,785                  152,295
Bank premises and equipment       3,186           267                    3,453
Other assets                      4,042           337                    4,379
                               --------       -------                ---------
         Total Assets           228,775        27,953                  256,728
                                -------        ------                  -------

LIABILITIES
Deposits                        192,239        24,907                  217,146

Other liabilities                 9,653          199                     9,852
                               --------      --------                ---------
         Total Liabilities      201,892        25,106                  226,998
                                -------        ------                  -------

STOCKHOLDERS' EQUITY
Common stock                      2,627            74        (74)        2,775
                                                             148
Surplus                          13,872           275        (74)       14,073
Undivided Profits                10,605         2,527        (29)       13,103
Net unrealized holding gain         318             0                      318
Treasury stock                    (539)          (29)         29          (539)
                               --------       ------                  --------
   Total Capital Accounts        26,883         2,847                   29,730
                                 ------         -----                   ------


   Total Liabilities and
   Capital Accounts          $  228,775      $ 27,953                $ 256,728
                                =======        ======                  =======

                      MID PENN BANCORP, INC. AND SUBSIDIARY
                Pro Forma Condensed Combined Statements of Income
                        For Year Ended December 31, 1997
                                   (Unaudited)
                                    Pro Forma

                                          Bancorp         Bank      Combined
                                          -------         ----      --------

Interest income                            17,325        1,987        19,312
Interest expense                            7,942          911         8,853
                                          -------        -----       -------
         Net interest income                9,383        1,076        10,459
Provision for loan losses                     100            9           109
                                           ------      -------      --------
         Net interest income after          9,283        1,067        10,350
            provision for loan losses
Noninterest income                          1,721           51         1,772
Noninterest expense                         5,322          910         6,232
                                            -----          ---         -----
Income before provision for                 5,682          208         5,890
         income tax
Provision for income taxes                  1,676           45         1,721
                                            -----         ----         -----
         Net income                         4,006          163         4,169
                                            =====          ===         =====

                         INFORMATION CONCERNING BANCORP
                     AND DESCRIPTION OF BANCORP COMMON STOCK

Information Concerning Bancorp

     Bancorp is a Pennsylvania business corporation and a registered bank holding company with its headquarters in Millersburg, Pennsylvania. Bancorp has one subsidiary, Mid Penn. Through its subsidiary, Bancorp engages in the general commercial and retail banking business. Mid Penn operates 10 banking offices in Dauphin, Northumberland, Schuylkill and Cumberland Counties, Pennsylvania. As of December 31, 1997, Bancorp had consolidated total assets, deposits and shareholders' equity of $228,775,000, $192,239,000 and $26,883,000. Mid Penn is
a Pennsylvania chartered banking institution that operates under the primary supervision of the FDIC and the Banking Department.

     As a registered bank holding company, Bancorp is subject to regulation under the Bank Holding Company Act of 1956, as amended, and the rules adopted by the Federal Reserve Board thereunder. Under applicable Federal Reserve Board policies, a bank holding company, such as Bancorp, is expected to act as a source of financial strength to its subsidiary bank and to commit resources to support a subsidiary bank in circumstances when it might not do so absent such a policy. Any capital loans made by a bank holding company to subsidiary bank would be subordinate in right of payment to the claims of depositors and certain other creditors of such subsidiary banks.

     The principal executive offices of Bancorp are located in Millersburg, Pennsylvania. As of the Record Date, Bancorp and Mid Penn had, in the aggregate, approximately 82 full-time equivalent employees.

Loans

     Bancorp, through its subsidiary, Mid Penn, grants loans and makes other credit available to the general public. These extensions of credit are structured to meet the varying needs of businesses, individuals, and institutional customers and include mortgages, lines of credit, term loans, leases and letters of credit. This activity comprises a major source of revenue for Mid Penn and also exposes Bancorp and its subsidiary to potential losses upon borrower default. In order to minimize the occurrence of loss, Mid Penn follows strict loan underwriting and risk weighing policies. While collateral continues to play an important part in lending decisions, primary emphasis is placed upon borrowers' underlying ability to pay. Mid Penn confines its lending activity to customers who live or are based in its respective market area. By limiting lending activities to a specific geographic area, the staff becomes more knowledgeable about local market conditions and can thereby make better credit risk assessments and consequently more prudent lending decisions. Bancorp believes that this local knowledge, when combined with prudent underwriting standards, overcomes the risks associated with the geographic concentration of loans.

Description of Bancorp Common Stock

     As of April 28, 1998, the authorized capital stock of Bancorp consisted of 10,000,000 shares of Common Stock, par value $1.00 per share, of which 2,607,289 shares were issued and outstanding. Each holder of Bancorp Common Stock has one vote on matters presented for consideration by the shareholders for each share held. There are no cumulative voting rights in the election of directors. All issued and outstanding Bancorp Common Stock is fully paid and non-assessable. Bancorp Common Stock is quoted on AMEX under the symbol "MBP".

     The Bancorp Common Stock issuable pursuant to the Merger will be, when issued, fully paid and non-assessable. Bancorp Common Stock does not have any redemption provisions.

Dividends

     The holders of Bancorp Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Bancorp has historically paid quarterly cash dividends to its shareholders in February, May, August and November of each year.

     The ability of Bancorp to pay dividends to its shareholders is dependent primarily upon the earnings and financial condition of Mid Penn. Funds for the payment of dividends on Bancorp Common Stock are expected, for the foreseeable future, to be obtained primarily from dividends paid to Bancorp by Mid Penn, which dividends are subject to certain statutory limitations.

     Under applicable federal laws, the dividends that may be paid by Mid Penn without prior regulatory approval are subject to certain prescribed limitations. Because Mid Penn is a Pennsylvania chartered bank, the approval of the FDIC is required under federal law if the total of all dividends declared during any calendar year exceed the total of the net profits, as defined, of the bank for the year, combined with its retained net profits as defined for the two preceding years. In addition to the foregoing statutory restrictions on dividends, the FDIC also has general authority to prohibit Mid Penn from engaging in an unsafe or unsound banking practice. The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to be such an unsafe or unsound practice.

     Bancorp paid cash dividends of $0.76 per share in 1997, and $0.19 per share for each of the first and second quarter of 1998.

Principal Owners of Bancorp Common Stock

     The following table sets forth as of March 1, 1998, the persons who own of record or who are known by the Board of Directors to be the beneficial owners, as defined below, of more than five percent (5%) of the outstanding shares of Bancorp Common Stock, the number of shares beneficially owned by such person and the percentage of outstanding Bancorp Common Stock so owned.

Name of Individual                Amount and Nature of              Percent
or Identity of Group              Beneficial Ownership             of Class
--------------------              --------------------             --------
NEBCO (1)                             262,664                       10.07%
349 Union Street
Millersburg, PA 17061

(1) NEBCO is the nominee registration of the Mid Penn's trust department. Shares of Bancorp Common Stock are held for various Trust Accounts.

Beneficial Ownership of Bancorp by Officers, Directors and Nominees

     The following table sets forth, as of March 1, 1998, and from information supplied by the respective individuals, the amount and percentage, if over one percent (1%), of the Common Stock beneficially owned by each director for the Board of Directors and all officers and directors of the Bancorp as a group. Unless designated to the contrary in a footnote, all shares are individually held.

Name of Individual           Amount and Nature of                   Percent
or Identity of Group         Beneficial Ownership (1)               of Class
--------------------         ------------------------               --------

Class C Directors
(To Serve Until 2001)

Earl R. Etzweiler                  99,832                             3.83%
William G. Nelson                  58,046 (2)                         2.23%

Class A Directors
(To Serve Until 1999)

Warren A. Miller                   20,216 (3)                           --
Edwin D. Schlegel                  63,020 (4)                         2.42%
Eugene F. Shaffer                 113,248 (5)                         4.34%

Class B Directors
(To Serve Until 2000)

Jere M. Coxon                      31,860                             1.22%
Alan W. Dakey                       3,737 (6)                           --
Charles F. Lebo                    29,604 (7)                         1.14%
Guy J. Snyder, Jr.                 75,415 (8)                         2.89%

All Officers and Directors
as a Group (11 persons)           497,092                            19.06%
------------------

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership within 60 days after March 1, 1998. Beneficial ownership may be disclaimed as to certain of the securities.

(2)  Includes 8,046 shares held by Mr. Nelson's spouse.

(3)  Shares held jointly by Mr. Miller and his spouse.

(4)  Shares held jointly by Mr. Schlegel and his spouse.

(5) Includes 5,744 shares held jointly by Mr. Shaffer and his spouse. Mr. Shaffer is trustee of seven trusts, held for the benefit of various family members, which hold a total of 42,022 shares.

(6)  Shares held jointly by Mr. Dakey and his spouse.

(7)  Includes 9,672 shares held jointly by Mr. Lebo and his spouse.

(8) Includes 39,035 shares held jointly by Mr. Snyder and his spouse and 36,380 shares held individually by his spouse.

Executive Compensation of Bancorp's Officers

     Certain information with respect to the compensation of Bancorp's officers is set forth in Bancorp's Annual Report on Form 10-K, filed with the Commission on March 27, 1998, and incorporated herein by reference.

Dividend Reinvestment Plan

     The holders of Bancorp Common Stock may elect to participate in the Bancorp Dividend Reinvestment Plan. This plan is administered by Norwest Shareholder Services, as plan agent. Under the plan, dividends payable to participating shareholders are paid to the plan agent and are used to purchase, on behalf of the participating shareholders, additional shares of Bancorp Common Stock either in the AMEX stock market or from authorized but unissued shares of Bancorp Common Stock. Shares of Bancorp Common Stock held for the account of participating shareholders are voted by the plan agent in accordance with the instructions of each participating shareholder, as set forth in his or her proxy.

Securities Laws

     Bancorp, as a business corporation, is subject to the registration and prospectus delivery requirements of the 1933 Act and is also subject to similar requirements under state securities laws. Bancorp Common Stock is registered with the Commission under Section 12(b) of the 1934 Act, and Bancorp is subject to the periodic reporting, proxy solicitation and insider trading requirements of the 1934 Act. The executive officers, directors and 10 percent shareholders of Bancorp are subject to certain restrictions affecting their right to sell the shares of Bancorp Common Stock beneficially owned by them. Each such person is subject to the beneficial ownership reporting requirements and the short-swing profit recapture provisions of Section 16 of the 1934 Act and may sell shares of Bancorp Common Stock only: (i) in compliance with the provisions of Commission Rule 144; (ii) in compliance with the provisions of another applicable exemption from the registration requirements of the 1933 Act; or (iii) pursuant to an effective registration statement filed with the Commission under the 1933 Act.

Anti-takeover Provisions

     BCL, Bancorp's amended Articles of Incorporation and amended Bylaws provide numerous provisions that may be deemed to be anti-takeover in nature, both as to purpose and effect. There are four major anti-takeover provisions under the BCL relating to corporations that have their securities registered with the Commission under Section 12 of the 1934 Act ("Registered Corporations").

     The overall effect of the various provisions described herein might be to deter a tender offer that a majority of the shareholders might view to be in their best interest because, among other things, the offer might include a substantial premium over the market price of Bancorp Common Stock. In addition, these provisions may have the effect of assisting Bancorp's current management in retaining its position and placing it in a better position to resist changes that the shareholders might want to make, if dissatisfied with the conduct of Bancorp's business.

     Two of these statutory provisions have the effect of eliminating the rights of the shareholders of Registered Corporations to: (i) call a Special Meeting of shareholders; and (ii) propose an amendment to the Articles of Incorporation of Bancorp. One effect of these provisions may be to prevent the calling of a Special Meeting of shareholders for the purpose of considering a merger, consolidation or other corporate combination that does not have the approval of a majority of the members of Bancorp's Board of Directors. Therefore, such a provision may have the effect of making Bancorp less attractive as a potential takeover candidate by depriving shareholders of the opportunity to initiate Special Meetings at which a possible business combination may be proposed.

     These two provisions under the BCL may serve to discourage attempts by shareholders to disrupt the business of Bancorp between Annual Meetings of the shareholders by calling a Special Meeting. Further, these provisions will provide a greater time for consideration of any shareholder proposal to the extent that his, her or its proposal must be deferred until the next meeting of shareholders. Also, when made, such proposals must comply with certain notice requirements and proxy solicitation rules in advance thereof. These BCL provisions do not affect the calling of a Special Meeting by the Chairman of the Board or by a majority of the members of the Board of Directors or of its Executive Committee if, in their judgment, there are matters to be acted upon which are in the best interest of Bancorp and its shareholders.

     The third BCL provision to which Bancorp is subject assures that all shareholders will receive the "fair value" for their shares as the result of a "control transaction". Fair value means an amount that is no less than the highest price paid per share by a controlling person or group at any time during the 90-day period ending on the date of the control transaction plus a control premium, if appropriate. A control transaction is the acquisition by a person or a group of persons acting in concert that has voting power over voting shares of Bancorp that would entitle the holders thereof to cast at least 20 percent of the votes that all shareholders would be entitled to cast in an election of directors of Bancorp. After the occurrence of a control transaction, any shareholder may, within a specified time period, make written demand on the controlling person or group, for payment in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs.

     The fourth major provision under the BCL relates to certain business combinations involving Registered Corporations. Business combinations so affected would include any one of the following transactions involving an "interested shareholder" of Bancorp: (i) a merger or consolidation of Bancorp with an interested shareholder or any other corporation which is, or after the merger or consolidation would be, an affiliate or associate of the interested shareholder; (ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested shareholder or any affiliate or associate of such interested shareholder of the assets of Bancorp or any subsidiary of Bancorp; (iii) the issuance or transfer by Bancorp or any subsidiary of Bancorp of any shares of Bancorp which has an aggregate market value equal to 5 percent or more of the aggregate market value of all such outstanding shares of Bancorp to an interested shareholder or any affiliate or associate thereof; (iv) the adoption of any plan or proposal for the liquidation or dissolution of Bancorp proposed by, or pursuant to any agreement with, the interested shareholder or any affiliate or associate thereof; (v) a reclassification of securities or recapitalization of Bancorp or any merger or consolidation of Bancorp with any subsidiary of Bancorp, or any other transaction proposed by, or pursuant to any agreement, arrangement, or understanding, with, the interested shareholder or any affiliate or associate of the interested shareholder, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of Bancorp or any subsidiary of Bancorp which is, directly or indirectly, owned by the interested shareholder or any affiliate or associate of the interested shareholder, except as a result of immaterial changes due to fractional share adjustments; or (vi) the receipt by the interested shareholder or any affiliate or associate of the interested shareholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through Bancorp. An interested shareholder is any person that is the beneficial owner, directly or indirectly of shares entitling that person to cast at least 20 percent of the votes that all shareholders would be entitled to cast in an election of directors of Bancorp.

     Bancorp is prohibited from engaging in a business combination with an interested shareholder other than: (i) a business combination approved by the Board of Directors prior to the date on which the interested shareholder became an interested shareholder; (ii) a business combination approved by a majority of the votes that all shareholders would be entitled to cast, excluding those shares held by the interested shareholder, at a meeting called for such purpose no earlier than three (3) months after the interested shareholder became, and if at the time of the meeting the interested shareholder is, the beneficial owner, directly or indirectly, of shares entitling the interested shareholder to cast at least 80 percent of the votes that all shareholders would be entitled to cast in an election of directors of Bancorp and if the business combination satisfies certain minimum conditions (see discussion below); (iii) a business combination approved by the affirmative vote of all of the holders of all of the outstanding shares; (iv) a business combination approved by a majority of the votes that all shareholders would be entitled to cast, not including those shares beneficially owned by the interested shareholder, at a meeting called for such purpose no earlier than five years after the interested shareholder became an interested shareholder; (v) a business combination approved at a shareholders' meeting called for such purpose no earlier than five years after the interested shareholder became an interested shareholder and that meets certain minimum conditions (see discussion below).

     The certain minimum conditions referred to above, would generally require that the aggregate amount of the cash, and the market value of consideration other than cash (such as stock, bonds or debentures), to be received per share by the shareholders of Bancorp be at least equal to the highest per share price paid by the interested shareholder at a time when the interested shareholder was the beneficial owner of shares entitling him to cast at least 5 percent of the votes that all shareholders would be entitled to cast in an election of directors: (i) within the 5-year period immediately prior to the announcement date of the business combination or; (ii) in the transaction in the higher, plus, in either situation, interest compounded annually from the earlier date on which the highest per-share acquisition price was paid through the consummation date at the rate of 1-year United States Treasury obligations from time to time in effect less the aggregate among of any cash dividends paid and the market value of any dividends paid other than cash.

     The BCL provision relating to business combinations is designed to help assure that if, despite a corporation's best efforts to remain independent, it is nevertheless taken over, each shareholder will be treated fairly vis-a-vis every other shareholder and that arbitragers and professional investors will not profit at the expense of the corporation's long-term public shareholders.

     While these anti-takeover provisions are designed to help assure fair treatment of all shareholder vis-a-vis other shareholders in the event of a takeover, it is not the purpose of these provisions to assure that shareholders receive a premium price for their shares in as takeover. Accordingly, the provisions would not preclude the board of directors' opposition to any future takeover proposal which it believes not to be in the best interests of Bancorp and its shareholders, whether or not such a proposal satisfies the minimum price, form of consideration and procedural requirements under the BCL.

     Bancorp's Articles of Incorporation and amended Bylaws contain a number of additional provisions that could be considered anti-takeover in purpose and effect. These provisions include: (i) the authorization of 10,000,000 shares of Common Stock; (ii) the lack of preemptive rights for shareholders to subscribe to purchase additional shares of stock on a pro rata basis; (iii) the requirement that an affirmative vote of the holders of 80% of Bancorp Common Stock is required to approve an amendment to Bancorp's Bylaws or to change an amendment to its Bylaws that has been approved by the Board of Directors; and
(iv) the requirement that an affirmative vote of the holders of 80% percent of Bancorp Common Stock is required to approve a merger, consolidation, liquidation, or sale of substantially all assets unless such transaction has received prior approval of at least 80% percent of all members of the Board of Directors in which case 662/3 of the outstanding shares of common stock would be required for approval of such transaction. These provisions could give the holders of a minority of Bancorp's outstanding shares a veto power over any merger, consolidation, dissolution or liquidation of Bancorp, the sale of all or substantially all of its assets or an amendment to its Bylaws. Absent such provisions in Bancorp's Articles of Incorporation and

Bylaws, the affirmative vote of at least a majority of Bancorp Common Stock outstanding entitled to vote thereon would be required to approve any merger, consolidation, dissolution, liquidation, the sale of all of its assets or an amendment to the Bylaws.

     Provisions for a classified board are included in the amended Bylaws of Bancorp. A classified board will have the effect of moderating the pace of any change in control of the Board of Directors by extending the time required to elect a majority of the directors to at least two successive Special Meetings. However, because this extension of time also tends to discourage a tender offer or takeover bid, this provision may also be deemed to be anti-takeover in nature. In addition, a classified board makes it more difficult for a majority of the shareholders to promptly change the composition of the board of directors even though such prompt change may be considered desirable for them.

     Bancorp's amended Articles of Incorporation contain an additional anti-takeover provision that enables the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit based on its responsibilities to certain constituent groups including Mid Penn and the communities that they serve by considering factors such as: the impact the acquisition of Bancorp would have on the community; the effect of the acquisition upon shareholders, employees, depositors, suppliers and customers; and the reputation and business practices of the tender offeror.

Indemnification

     The Bylaws of Bancorp provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania, provided that the person seeking indemnification acted in good faith, in a manner he or she reasonably believed to be in the best interest of Bancorp, and without willful misconduct or recklessness.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling Bancorp pursuant to the foregoing provisions, Bancorp has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Comparison of Shareholder Rights

     Upon consummation of the Merger, the shareholders of the Bank will become shareholders of Bancorp. Several differences between the rights of holders of Bank Common Stock and Bancorp Common Stock arise out of (i) differences between the Articles of Incorporation and Bylaws of Bank and the Articles of
Incorporation and Bylaws of Bancorp, (ii) differences between the respective federal and state laws applicable to Bank and Bancorp, and (iii) differences in the types of corporate entities represented by the Bank (a Pennsylvania chartered commercial bank) and Bancorp (a Pennsylvania business corporation and registered bank holding company). The most significant of these differences are those relating to the election of directors, dissenters' rights, anti-takeover protection and public registration.

     The Banking Code and the Bank's Articles of Incorporation and Bylaws provide that Bank' shareholders are entitled to cumulate their votes in electing directors. Thus, in elections for directors, Bank' shareholders may cast a number of votes equal to the number of their shares multiplied by the number of directors to be elected, and they may allocate their votes to one or more than one director as the shareholders see fit. Cumulative voting maximizes the ability of a minority group of Bank' shareholders to elect one or more directors. Bancorp's shareholders are not entitled to cumulate their votes in the election of directors under Bancorp's Articles of Incorporation and Bylaws, and therefore it would be more difficult for a minority group of Bancorp's shareholders to elect one or more directors.

     The Bylaws of Bancorp provide for a classified Board of Directors under which there are three classes of directors and, accordingly, one-third of the directors are elected each year for a term of three years. By contrast, the entire Board of Directors of Bank is elected each year. The classification of the Board of Directors of Bancorp makes it more difficult for the shareholders of Bancorp to change a majority of the directors, even when the only reason for such a change may be the performance of the existing directors. It would normally take two Special Meetings of Bancorp's shareholders in order to replace a majority of Bancorp's directors, whereas all or a majority of Bank' Board of Directors could be replaced at a single Special Meeting of Bank' shareholders.

     The Articles of Incorporation and Bylaws of Bancorp include a number of provisions that are intended to protect the shareholders of Bancorp (including the present shareholders of Bank, who will become shareholders of Bancorp following the Merger), but which may be considered to be anti-takeover in nature and may serve to entrench the current management of Bancorp. SEE INFORMATION CONCERNING MID PENN BANCORP, INC. AND DESCRIPTION OF BANCORP COMMON STOCK--Anti-takeover Provisions. In contrast, the Articles of Incorporation and Bylaws of Bank do not include similar anti-takeover provisions.

     Bancorp Common Stock, unlike Bank Common Stock, is registered with the Commission under Section 12(b) of the 1934 Act. As a result, Bancorp is subject to the periodic reporting, proxy solicitation and insider trading requirements of the 1934 Act, which do not apply to Bank. Pursuant to these requirements, Bancorp makes available to shareholders, potential investors and the general public a significant amount of information regarding Bancorp in the form of proxy statements, periodic reports and other Commission filings. In addition, directors, executive officers and 10 percent beneficial shareholders of Bancorp are subject to the insider trading reporting requirements and short-swing profit recapture provisions of Section 16 of the 1934 Act.

     The material differences between Bank Common Stock and Bancorp Common Stock and the rights of their respective holders, as of December 31, 1997, are summarized in the following table:




Title                                                Bank
Shares Authorized                          Common Stock, Par Value Two Dollars
                                           ($5.00) per share
                                           15,000

                                      -37-





Shares Issued and Outstanding              14,825
Preemptive Rights
Voting:  Election of Directors             Cumulative
Classification of Board of Directors       Board of Directors not classified;
                                           all directors elected each year


Voting:  Other Matters                     One vote for each share owned of
                                           record
Mergers, Consolidations,                   Approval by vote of at least 66 2/3
Liquidations Sales of Substantially        percent of the outstanding shares.
All Assets

Special Shareholder Meetings               Upon request by Chairman of the
                                           Board of Directors, President, a
                                           majority of the Board of Directors,
                                           or at the request of holders of at
                                           least 20 percent of the outstanding
                                           shares.

Authorization to Issue Additional          Approval by a majority vote of the
Shares                                     Board of Directors.


                                      -38-





Repurchase of Additional Shares            Cannot reduce or retire any part of
                                           its stock without prior regulatory
                                           approvals.

Dissenters' Rights                         Yes
Dividend Reinvestment Plan                 None
Market                                     No established market

Registered Under Securities                No
Exchange Act of 1934




                                                       Bancorp
                                                       -------
Title                                        Common Stock, Par Value
                                             One Dollar ($1.00) per share

Shares Authorized                            10,000,000

Shares Issued and Outstanding                2,626,608
Preemptive Rights

Voting:  Election of Directors               Non-cumulative

Classification of Board of Directors         Board of Directors divided
                                             into 3 classes with 3 year
                                             terms; 1/3 of directors
                                             elected each year

Voting:  Other Matters                       One vote for each share
                                             owned of record

Mergers, Consolidations,                     Approval by a vote of 80% of
Liquidations Sales of Substantially          outstanding shares of
All Assets                                   Common Stock.  If such
                                             transaction has received
                                             prior approval of at least
                                             80% of all members of the
                                             Board of Directors, then the
                                             vote of 66 2/3 the outstanding
                                             shares of Common Stock
                                             would be required.

Special Shareholder Meetings                 Upon request by the
                                             Chairman of the Board,
                                             President, the Executive Vice
                                             President, if any, or a
                                             majority of the Board of
                                             Directors, or by its Executive
                                             Committee.

Authorization to Issue Additional            Approval by a majority vote
Shares                                       of the Board of Directors

Repurchase of Additional Shares              Stock can be repurchased up
                                             to the extent of unrestricted
                                             or unreserved undivided profits
                                             and as much of its unrestricted
                                             surplus as has been made available
                                             for such purpose by the prior
                                             affirmative vote of shareholders;
                                             stock cannot be repurchased when
                                             the Holding Company is insolvent
                                             or would be made insolvent by the
                                             purchase; and no more than 10
                                             percent of the outstanding shares
                                             can be repurchased in any twelve
                                             (12) month period without prior
                                             regulatory approval; and
                                             provisions of the 1934 Act
                                             restrict the timing, nature and
                                             amount of repurchases.

Dissenters' Rights                           Yes

Dividend Reinvestment Plan                   Yes

Market                                       Listed on the American
                                             Stock Exchange

Registered Under Securities                  Yes
Exchange Act of 1934



                           INFORMATION CONCERNING BANK

Description of Business and Property

     The Bank commenced operations on March 20, 1872, as a Pennsylvania chartered commercial bank and trust company. Bank's Articles of Incorporation were subsequently amended to delete its trust powers. As a Pennsylvania chartered commercial bank, Bank is subject to regulation and periodic examination by the FDIC and the Department of Banking. In addition, the Bank's deposits are insured by the FDIC to the maximum extent permitted by law.

     The principal executive offices of Bank are located at 550 Main Street, Lykens, PA 17048. The building is a brick and stucco two-story building. The original section was constructed in 1872 with additions added in the early 1900's, 1976 and exterior remodeling was done in 1984. The building is held in fee simple by the Bank.

     The Bank is a full-service commercial bank which offers a range of commercial and retail banking services to its clients, including personal and business checking accounts, NOW accounts, money market accounts, savings accounts, IRA accounts and certificates of deposit. The Bank also offers installment loans, home equity loans, lines of credit, letters of credit, revolving credit loans and term loans, both on a secured and unsecured basis. It also makes commercial loans and commercial mortgage loans, and residential conventional and construction mortgage loans. In addition, the Bank provides safe deposit boxes, traveler's checks, money orders, wire transfer of funds, lock box collections and direct deposit of social security and payroll checks. The Bank provides credit card processing services to local merchants and retailers. The Bank is a member of the "MAC" system and provides clients with access to this automated teller machine network. The Bank also provides trust services, international services and credit cards available to its customers through correspondent banking institutions. In the event that certain loan requests may exceed the Bank's lending limit to any one customer, the Bank seeks to arrange such loans on a participation basis with other financial institutions. The offering, or continuation, of the above enumerated services is evaluated periodically.

     The Bank actively competes with other area commercial banks and savings and loan associations, most of which are larger than the Bank, as well as with major regional banking and financial institutions headquartered elsewhere. The Bank generates the overwhelming majority of its deposit and loan volume from within its primary service area (i.e., Dauphin County, Pennsylvania) ("PSA"). The majority of the residents, businesses and employees within the Bank's PSA are within a driving time of 30 minutes from the Bank's office. There are no other commercial bank headquartered in Lykens. The Bank competes with the branch offices of banking and financial institutions that are headquartered elsewhere.

     The PSA also constitutes the community delineated for Bank's Community Reinvestment Act Statement, which states the intention of the Bank to meet the credit needs of the local community. It is the Bank's policy to evaluate all applications for credit without regard to the applicant's race, color, creed, sex, age, or marital status.

     The PSA includes a wide variety of residential neighborhoods, commercial businesses, retail stores, industrial complexes, and service institutions. The Lykens area has a large number of business establishments and a substantial employment base.

     As provided in the Bank's bylaws, the Bank's business is managed by a Board of Directors of such number of the Board, determines, which may not be less than 7 or more than 15 persons. There currently are 8 directors of the Bank.

     The names of the directors of the Bank and certain information about them, as of the Record Date are set forth below:


               NAME AND AGE                          DIRECTOR
                                                      SINCE
Franklin W. Ruth, Jr.           80                     1/57
Raymond C. Donley               83                     1/23
Richard E. Klinger              67                     9/79
Gregory M. Kerwin               47                     5/87
Harold G. Jury                  56                     8/90
Donald E. Sauve                 56                     2/93
Terrence J. Kerwin              43                     3/98
Allen J. Trawitz                51                     5/93




               NAME AND AGE                    PRINCIPAL OCCUPATION AND
                                                 BUSINESS EXPERIENCE
Franklin W. Ruth, Jr.           80        President of Bank, Retired Accountant
Raymond C. Donley               83        Secretary of Bank, Retired School
                                              Administrator
Richard E. Klinger              67        Retired School Teacher
Gregory M. Kerwin               47        Vice President - The Bank Attorney
Harold G. Jury                  56        Florist
Donald E. Sauve                 56        Grocer
Terrence J. Kerwin              43        Solicitor - The Bank Attorney
Allen J. Trawitz                51        Cashier - The Bank


     The Bank's Board of Directors met 24 times during 1997. During 1997, all of the directors attended at least 75% of the aggregate of all Board Meetings and meeting of Committees on which they served. During 1997, directors who were not officers of the Bank received a fee of $6,600 for serving as a director.

     The Bank's Board of Directors has an Executive Committee which is authorized, under the Bank's bylaws, to create other committees. Messrs Ruth, J. Kerwin, Donley and Klinger are members of the Executive Committee.

     The Appraisal Committee of the Bank, which met as need for appraisal during 1997. This committee is used to appraise properties for loan purposes. The Committee is chaired by Director Franklin W. Ruth, Jr. and includes Directors Richard E. Klinger, Donald E. Sauve, Allen J. Trawitz, Raymond C. Donley, Gregory M. Kerwin, Harold G. Jury and Terrence J. Kerwin.

     The Property Committee of the Bank, which met two times during 1997. This committee is used to consider changes or improvements to the building and grounds. The Committee is chaired by Director Richard E. Klinger and includes Directors Raymond C. Donley, Harold G. Jury, Donald E. Sauve and Allen J. Trawitz.

     The Pension Committee of the Bank, which met two times during 1997. The pension committee meets as need to discuss changes to the employees pension plan. The Committee is chaired by Director Raymond C. Donley and includes Directors Gregory M. Kerwin and Richard E. Klinger.

     The Audit and Electronic Committee of the Bank, which met one time in 1997. This committee is used to review audit and electronic need at the bank. The Committee is chaired by Director Richard E. Klinger and includes Directors Harold G. Jury, Donald E. Sauve and Terrence J. Kerwin.

     The Investment Committee of the Bank, which met at least ten times in 1997. This committee reviews potential securities for the investment portfolio. The Committee is chaired by Director Franklin W. Ruth, Jr. and includes Directors Raymond C. Donley and Allen J. Trawitz.

     The Asset/Liability Committee of the Bank, which met four times in 1997. This committee reviews the financial goals of the bank and recommends changes as needed. The Committee is chaired by Director Gregory M. Kerwin and includes Directors Franklin W. Ruth, Jr., Raymond C. Donley, Richard E. Klinger, Harold
G. Jury, Donald E. Sauve, Allen J. Trawitz and Terrence J. Kerwin.

     Shown below is information concerning the annual compensation for services in all capacities to the Bank for the fiscal years ended December 31, 1997, 1996 and 1995 of those persons who were, at December 31, 1997, (i) the Chief Executive Officer, and (ii) the four other most highly compensated executive officers of the Bank to the extent such persons' total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation

         (a)                  (b)         (c)           (d)           (e)
                                                                     Other
                                                                    Annual
                                                                    Compen-
 Name and Principal                     Salary         Bonus        sation
      Position               Year       ($)(1)         ($)(2)         ($)
      --------               ----       ------         ------         ---
Franklin W. Ruth, Jr.        1997        40,474.62      3,000         --
President and                1996        39,187.92      3,000         --
Chief Executive              1995           38,230      3,000         --
Officer


                                     Long-Term Compensation
                                      Awards            Payouts
                                (f)           (g)         (h)            (i)

                             Restricted                               All other
                               Stock       Options/      LTIP          Compen-
 Name and Principal           Award(s)       SARs       Payouts         sation
      Position                  ($)           (#)         ($)         ($)(3)(4)
      --------                  ---           ---         ---         ---------
Franklin W. Ruth, Jr.            --           --          --           3,962.84
President and                    --           --          --           3,813.74
Chief Executive                  --           --          --           3,688.01
Officer

(1) Salary includes annual Board of Directors fee of $6,600 paid to Mr. Ruth in 1997, 1996 and 1995.

(2) Includes life insurance premiums of $275.40, $224.96, and $195.84, paid by the Bank in 1997, 1996 and 1995, respectively, on behalf of Mr. Ruth pursuant to life insurance maintained for executive officers.

(3)  Includes $3,687.44,  $3,688.78,  and $3,492.17,  contributed by the Bank to
     the  Pension  Plan  on  behalf  of  Mr.  Ruth  in  1997,   1996  and  1995,
     respectively.

Compensation of Directors

     During 1997, the directors received an annual fee of $6,600. In 1997, the Board of Directors received $46,200.00, in the aggregate,] for all Board of Directors' meetings and committee meetings attended, and all fees paid to Directors.

Compensation Committee Report on Executive Compensation

     The Board of Directors, acting in the best interests of the Bank's shareholders, customers, and the communities it serves, is responsible for providing compensation to all of its employees based on the individual's contribution and personal performance. The compensation program is administered by the Executive Committee. The Committee strives to offer a fair and competitive compensation policy to govern executive officers' base salaries and incentive plans and to attract and maintain competent, dedicated, and ambitious managers whose efforts will enhance the products and services of the Bank, resulting in higher profitability, and increased dividends to the Bank's shareholders and appreciation in market value of the Bank's Common Stock.

     The compensation of the Bank's top executives is reviewed and approved annually by the Board of Directors upon the recommendations of the Executive Committee. The Committee determined base salaries, using subjective criteria after review of relevant factors.

     The Committee does not deem Section 162(m) of the Code to be applicable to the Bank at this time. The Committee intends to monitor the future application of Code Section 162(m) to the compensation paid to its executive officers and, in the event that this section becomes applicable to the Bank, the Committee intends to amend the Bank's compensation plans to preserve deductibility of compensation payable thereunder.

Chief Executive Officer Compensation

     The Board of Directors determined the Chief Executive Officer's 1997 compensation of $36,874.62 (comprised of his annual cash salary and cash bonus, exclusive of director's fees and bonus) to be appropriate in light of the Bank's 1997 performance. The 1997 compensation represents the combined salary and bonus reported on the Summary Compensation Table. There is no direct correlation between the Chief Executive Officer's compensation and any specific performance criteria, nor is there any weight given by the Committee to any specific individual criteria. The Chief Executive Officer's compensation is based on the Committee's subjective determination after review of all information that it deems relevant.

Executive Officers

     The Committee based compensation increases to executive officers on subjective analysis of each individual's contribution to the Bank. The Board of Directors considered numerous factors in determining compensation increases including the Bank's earnings, return on assets, return on equity, market share, total assets, and non-performing loans. Although performance and increases in compensation were measured by these factors, among others, there is no direct correlation between any specific criterion and an employee's compensation. The Committee's analysis did not provide a specific weight to any criteria. The determination by the Committee is subjective after review of all information deemed relevant.

     Individuals are reviewed annually on a calendar year basis. Total compensation opportunities available to employees of the Bank are influenced by general market conditions, specific responsibilities of the individual, and the individual's contributions to the success of the Bank. The Bank strives to offer compensation that is competitive with that offered by employers of comparable size in the banking industry. The Corporation strives to meet its strategic goals and objectives to its constituencies and to provide fair and meaningful compensation to its employees.

                               Executive Committee

                Franklin W. Ruth, Jr.             Raymond C. Donley
                Gregory M. Kerwin                 Richard E. Klinger


Bank Management's Discussion and Analysis of Financial Condition and Results of Operation

     The information required herein is set forth in Annex C to this Proxy Statement/Prospectus and incorporated herein by reference.


                              CERTAIN TRANSACTIONS

     There have been no material transactions between the Bank, nor any material transactions proposed, with any director or executive officer of the Bank, or any associate of the foregoing persons. The Bank has had, and intends to continue to have, banking and financial transactions in the ordinary course of business with directors and officers of the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Bank. Total loans outstanding from the Bank at December 31, 1997 to the Bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was approximately $348,779.17 or approximately 12.25% of the total equity capital of the Bank. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 1997 to officers and directors of the Corporation and the Bank as a group was approximately $395,120.90.

     The following table sets forth selected information about the principal officers of the Bank, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:

                                          Bank          Number of     Age as of
                             Held       Employee      Shares Bene-     March 1,
    Name and Position        Since        Since      ficially Owned     1998
    -----------------        -----        -----      --------------     ----

Franklin W. Ruth, Jr.        4/87         1/57             530           80
President

Gregory M. Kerwin            7/90         5/87             453           47
Vice President

Raymond C. Donley            4/87         1/73            1,500          83
Secretary

Allen J. Trawitz             1/89         6/68             125           51
Cashier

Employees

     As of December 31, 1997, the Bank had 13 full-time equivalent employees.

Legal Proceedings

     The nature of Bank's business generates a certain amount of litigation involving matters in the ordinary course of business. Except as disclosed below, in the opinion of management of the Bank, there are no proceedings pending to which the Bank is a party or to which its property is subject, which, if determined adversely to the Bank, would be material in relation to the Bank's undivided profits or financial condition, nor are there any proceedings pending, other than ordinary routine litigation, incident to the business of the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Bank by government authorities or others.

Bank Common Stock Market Price and Dividends

     Bank Common Stock is not traded in any established market and no price quotations are readily available therefor. There were approximately 291 holders of record of Bank Common Stock as of December 31, 1997. Recent sales of Bank Common Stock have occurred solely between individuals in limited over-the-counter transactions and in direct, privately negotiated transactions. The most recent sale prior to the public announcement of the Merger on January 9, 1998, and as to which the management of Bank is aware of the sales price, occurred on December 11, 1997, at a price of $165.25 per share and involved a total of 422 shares.

     The holders of Bank Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, the Bank has historically paid semi-annual cash dividends to its shareholders on or about June 30 and December 31 of each year. The ability of the Bank to pay dividends to its shareholders is dependent upon its earnings and financial condition, without prior regulatory approval, subject to certain prescribed statutory limitations.

     Under the Banking Code, dividends may only be paid out of accumulated net earnings and only when the dividend does not reduce Bank's surplus below the amount of capital. In addition to the foregoing statutory restrictions on dividends, the FDIC has general authority to prohibit the Bank from engaging in an unsafe or unsound banking practice. The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to be such an unsafe or unsound practice.

     The Bank paid cash dividends of $5.00 per share in 1997. Under the terms of the Acquisition Agreement, the Bank will only pay regular semi-annual cash dividends in amounts and on dates consistent with past practices.

     Certain information concerning shares of Bank Common Stock beneficially owned by each director of Bank and by all directors and executive officers of Bank, as a group, as of April 28, 1998, is set forth below:

                                   Shares of Bank
                                   Common Stock                  Percent of
                                 Beneficially  Owned               Shares
Name of Director                   April 28,1998(1)             Outstanding
----------------                   ----------------             -----------
Franklin W. Ruth, Jr.                    530                        3.58%

Raymond C. Donley                      1,500                       10.12%

Richard E. Klinger                       553                        3.73%

Gregory M. Kerwin                        453                        3.06%

Harold G. Jury                           162                        1.09%

Donald E. Sauve                          157                        1.06%

Allen J. Trawitz                         125                         .84%

Terrence J. Kerwin                       472                        3.18%

All directors and executive
officers as a group (9 persons)

(1) The Securities "beneficially owned" are determined in accordance with the definitions of "beneficial ownership" as set forth in the regulations of the Commission and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the

                                      -46-




          same residence as such individual as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within sixty (60) days after April 28, 1998. Beneficial ownership may be disclaimed as to certain of the securities.


                                     EXPERTS

     The consolidated financial statements of Bancorp and subsidiaries as of December 31, 1997, and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the proxy statement/prospectus in reliance upon the report of Parente, Randolph, Orlando, Carey & Associates, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Bank as of and for the year ended December 31, 1997, included in this Proxy Statement/Prospectus have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL OPINIONS

     The legality of the shares of Bancorp Common Stock to be issued in connection with the Merger and certain other legal matters relating to the Merger will be passed upon by the law firm of Shumaker Williams, P.C., Camp Hill, Pennsylvania, Special Counsel to Bancorp.


                                  OTHER MATTERS

     The Board of Directors of Bank knows of no other matters other than those discussed in this Proxy Statement/Prospectus which will be presented at the Special Meeting. However, if any other matters are properly brought before the Special Meeting and any adjournment thereof, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the management of Bank.


                             ADDITIONAL INFORMATION

     Bancorp has filed a Registration Statement on Form S-4 with the Commission in respect of the shares of Bancorp Common Stock to be issued in connection with the Merger. The Registration Statement contains certain additional information which has been omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission and may be examined at the Commission in Washington, D.C. Copies of the Registration Statement may be obtained from the Commission upon payment of the prescribed fee.

                                     ANNEXES

A Agreement and Plan of Reorganization and the related Agreement and Plan of Merger

B    Statute Regarding Dissenters' Rights

C    Bank's Audited Financial Statements for the year ended December 31, 1997

                                     ANNEX A

                      Agreement and Plan of Reorganization

                                       and

                                   the related

                          Agreement and Plan of Merger

                                                               EXECUTION COPY
                                                                 01/09/98



                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                             MID PENN BANCORP, INC.

                                  MID PENN BANK

                                       AND

                       MINERS BANK OF LYKENS (LYKENS, PA.)







                                 January 9, 1998

                                                               EXECUTION COPY
                                                                 01/09/98



                                TABLE OF CONTENTS


                                                                           Page

ARTICLE I    AGREEMENT AND PLAN OF MERGER.................................... 1

             1.1      Agreement and Plan of Merger........................... 1

ARTICLE II   CONVERSION OF SHARES AND EXCHANGE
             OF STOCK CERTIFICATES............................................2

             2.1      Conversion of Shares....................................2
             2.2      Exchange of Stock Certificates..........................3

ARTICLE III  REPRESENTATIONS AND WARRANTIES
             OF MINERS BANK OF LYKENS.........................................5

             3.1      Authority...............................................5
             3.2      Organization and Standing...............................6
             3.3      No Subsidiaries.........................................6
             3.4      Capitalization..........................................6
             3.5      Articles of Incorporation, Bylaws and Minute Books......6
             3.6      Consents................................................6
             3.7      Financial Statements and Regulatory Reports.............7
             3.8      Absence of Undisclosed Liabilities......................7
             3.9      Absence of Changes......................................7
             3.10     Dividends, Distributions and Stock Purchases............7
             3.11     Taxes...................................................8
             3.12     Title to and Condition of Assets........................8
             3.13     Contracts...............................................8
             3.14     Litigation and Governmental Directives..................9
             3.15     Compliance with Laws;  Governmental Authorizations......9
             3.16     Insurance..............................................10
             3.17     Financial Institutions Bonds...........................10
             3.18     Labor Relations........................................10
             3.19     Employee Benefit Plans.................................11
             3.20     Related Party Transactions.............................11
             3.21     Deleted................................................12
             3.22     Deleted................................................12
             3.23     Complete and Accurate Disclosure.......................12
             3.24     Beneficial Ownership of Mid Penn Bancorp, Inc.
                      Common Stock...........................................12
             3.25     Environmental Matters..................................12

                                                              EXECUTION COPY
                                                                 01/09/98



             3.26     Proxy Statement/Prospectus.............................14
             3.27     Non-Registration Under the 1934 Act....................14
             3.28     Deposit Insurance......................................14
             3.29     Repurchase Agreements..................................15
             3.30     Assumability of Contracts and Leases...................15
             3.31     Loans..................................................15
             3.32     Materiality............................................15
             3.33     Deleted................................................15
             3.34     Deleted................................................15
             3.35     Adjustable Rate Mortgages..............................15
             3.36     CRA Compliance.........................................15
             3.37     Deleted................................................16
             3.38     Loan Loss Reserve......................................16
             3.39     Deleted................................................16
             3.40     Deleted................................................16
             3.41     Deleted................................................16
             3.42     Accuracy of Representations............................16


ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF MID PENN
               BANCORP, INC..................................................16

             4.1      Authority..............................................16
             4.2      Organization and Standing..............................16
             4.3      Capitalization.........................................17
             4.4      Deleted................................................17
             4.5      Financial Statements...................................17
             4.6      Absence of Undisclosed Liabilities.....................17
             4.7      Absence of Changes.....................................18
             4.8      Litigation.............................................18
             4.9      Proxy Statement/Prospectus ............................18

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF
              MID PENN BANK..................................................18

             5.1      Capital Structure of Mid Penn Bank.....................18
             5.2      Organization and Standing..............................19
             5.3      Authorized and Effective Agreement.....................19

ARTICLE VI   COVENANTS OF MINERS BANK OF LYKENS..............................19

             6.1      Conduct of Business....................................19
             6.2      Best Efforts...........................................22
             6.3      Access to Properties and Records.......................23

                                                                 EXECUTION COPY
                                                                   01/09/98



             6.4      Subsequent Financial Statements........................23
             6.5      Board and Committee Minutes............................23
             6.6      Update Schedule........................................23
             6.7      Notice.................................................23
             6.8      Other Proposals........................................24
             6.9      Dividends..............................................24
             6.10     Core Deposits..........................................24
             6.11     Affiliate Letters......................................24
             6.12     No Purchases or Sales of Mid Penn Bancorp, Inc. Common
                          Stock During Price Determination Period ...........24
             6.13     Accounting Treatment...................................24
             6.14     Press Releases.........................................25
             6.15     Deleted................................................25
             6.16     Phase I Environmental Audit............................25
             6.17     Deleted................................................25

ARTICLE VII  COVENANTS OF MID PENN BANCORP, INC. AND
              MID PENN BANK .................................................25

             7.1      Best Efforts...........................................25
             7.2      Access to Properties and Records.......................26
             7.3      Subsequent Financial Statements........................26
             7.4      Update Schedule........................................26
             7.5      Notice.................................................26
             7.6      No Purchase or Sales of Mid Penn Bancorp, Inc.
                      Common Stock During Price Determination Period.........26

ARTICLE VIII CONDITIONS PRECEDENT............................................27

             8.1      Common Conditions......................................27
             8.2      Conditions Precedent to Obligations
                      of Mid Penn Bancorp, Inc. and Mid Penn Bank............28
             8.3      Conditions Precedent to the Obligations
                      of Miners Bank of Lykens...............................30

ARTICLE IX   TERMINATION, AMENDMENT AND WAIVER...............................31

             9.1      Termination............................................31
             9.2      Effect of Termination..................................32
             9.3      Amendment..............................................32
             9.4      Waiver.................................................33

                                                               EXECUTION COPY
                                                                  01/09/98



ARTICLE X    RIGHTS OF DISSENTING SHAREHOLDERS OF
             MINERS BANK OF LYKENS..........................................33

             10.1     Rights of Dissenting Shareholders
                      of Miners Bank of Lykens..............................33

ARTICLE XI   CLOSING AND EFFECTIVE DATE.....................................33

             11.1     Closing...............................................33
             11.2     Effective Date........................................33

ARTICLE XII  NO SURVIVAL OF REPRESENTATIONS
             AND WARRANTIES.................................................34

             12.1     No Survival...........................................34

ARTICLE XIII POST-MERGER AGREEMENTS.........................................34

             13.1     Employees.............................................34
             13.2     Miners Office Board...................................35
             13.3     Additional Commitments of MP Corp. and MP Bank........36
             13.4     Merger of Profit Sharing Plans........................36


ARTICLE XIV  GENERAL PROVISIONS.............................................36

             14.1     Expenses..............................................36
             14.2     Other Mergers and Acquisitions........................36
             14.3     Access; Confidentiality...............................37
             14.4     Notices...............................................37
             14.5     Captions..............................................38
             14.6     Counterparts..........................................38
             14.7     Severability..........................................38
             14.8     Parties in Interest...................................38
             14.9     Entire Agreement......................................38
             14.10    Governing Law.........................................38

EXHIBITS:    AGREEMENT AND PLAN OF MERGER..................................A-1
             ("BANK MERGER AGREEMENT")

             SUPPORT AGREEMENT.............................................B-1

                                                                EXECUTION COPY
                                                                  01/09/98



                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (hereinafter "Agreement") is dated and made this 9th day of January, 1998, by and among MID PENN BANCORP, INC., a Pennsylvania business corporation having its corporate headquarters at 349 Union Street, P.O. Box 111, Millersburg, Pennsylvania 17061 ("MP Corp."), Mid Penn Bank, a Pennsylvania state-chartered banking institution and the wholly-owned subsidiary of MP Corp., having its corporate headquarters at 349 Union Street, P.O. Box 111, Millersburg, Pennsylvania 17061 ("MP Bank"); and Miners Bank of Lykens (Lykens, PA.), a Pennsylvania state-chartered banking institution having its corporate headquarters at 550 Main Street, P.O. Box 38, Lykens, Pennsylvania 17048-0038 ("Miners").

                                   Background:

     MP Corp. is a Pennsylvania business corporation and a registered bank holding company. MP Bank is a Pennsylvania state-chartered banking institution and a wholly-owned subsidiary of MP Corp. Miners is a Pennsylvania state-chartered banking institution. MP Corp. wishes to acquire Miners, and Miners wishes to merge with and into MP Bank. Subject to the terms and conditions of this Agreement, the foregoing transaction will be accomplished by means of a reorganization and merger under which Miners will be merged with and into MP Bank. MP Bank will survive the merger, and all of the outstanding shares of the $5.00 par value common stock of Miners ("Miners Common Stock") will be converted into shares of the $1.00 par value common stock of MP Corp. ("MP Corp. Common Stock") in the manner, on the terms, and subject to the conditions of this Agreement.


                                   WITNESSETH:

     NOW, THEREFORE, in consideration of the premises, mutual promises, covenants, agreements, representations and warranties hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:


                                    ARTICLE I

                          AGREEMENT AND PLAN OF MERGER

     Section 1.1. Agreement and Plan of Merger. Subject to the terms and conditions of this Agreement, Miners shall merge with and into MP Bank (the "Merger") in accordance with the Agreement and Plan of Merger attached hereto as Exhibit "A" ("Bank Merger Agreement") and pursuant to the provisions of the Pennsylvania Banking Code of 1965, as amended (the "Banking Code").



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                                   ARTICLE II

                            CONVERSION OF SHARES AND
                         EXCHANGE OF STOCK CERTIFICATES

     Section 2.1.  Conversion of Shares.  On the  Effective  Date (as defined in
Section 11.2 of this Agreement) the shares of Miners Common Stock then outstanding shall be converted into shares of MP Corp. Common Stock, as follows:

          (a) General. Subject to the provisions of Section 2.1(b); 2.1(c) and 2.1(d) of this Article II, each share of Miners Common Stock issued and outstanding immediately before the Effective Date shall, on the Effective Date, be converted into and become, without any action on the part of the holder thereof, ten (10) shares of MP Corp. Common Stock. Subject to the provisions of Section 2.1(b), the aggregate number of shares of MP Corp. Common Stock to be issued under this Agreement shall not exceed 148,250 shares.

          (b) Anti-dilution Provision. In the event that MP Corp. shall at any time before the Effective Date: (i) declare or pay a dividend in shares of MP Corp. Common Stock, (ii) combine the outstanding shares of MP Corp. Common Stock into a smaller number of shares, or (iii) subdivide the outstanding shares of MP Corp. Common Stock into a greater number of shares, or (iv) reclassify the shares of MP Corp. Common Stock, then the exchange provisions of Section 2.1 (a) of this Article II shall be proportionately adjusted accordingly.

          (c) No Fractional Shares. No fractional shares of MP Corp. Common Stock , and no scrip or certificates therefor, shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he would otherwise be entitled, each former shareholder of Miners shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the closing market price of MP Corp. Common Stock.

          (d) Miners Treasury Stock. Each share of Miners Common Stock issued and held in the treasury of Miners as of the Effective Date, if any, shall be canceled, and no cash, stock, or other property shall be delivered in exchange therefor.

          (e) MP Corp. Common Stock.

               (i) Each share of MP Corp. Common Stock issued and outstanding immediately prior to the Effective Date, shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of MP Corp. Common Stock.


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               (ii) Each share of MP Corp.  Common  Stock issued and held in the treasury of MP Corp. as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of MP Corp.

     Section  2.2.   Exchange  of  Stock   Certificates.   Miners  Common  Stock
certificates shall be exchanged for MP Corp. Common Stock certificates in accordance with the following procedures:

          (a)  Exchange  Agent.  The  transfer  agent of MP Corp.  shall  act as exchange  agent  (the  "Exchange  Agent") to receive  Miners  Common  Stock certificates from the holders thereof and to exchange such stock certificates for MP Corp. Common Stock certificates and (if applicable) to pay cash for fractional shares of Miners Common Stock pursuant to Section 2.1(c) above. The Exchange Agent shall, on or promptly after the Effective Date, mail to each former shareholder of Miners a notice specifying the procedures to be followed in surrendering such shareholder's Miners Common Stock certificates.

          (b) Surrender of Certificates. As promptly as possible after receipt of the Exchange Agent's notice, each former shareholder of Miners shall surrender his Miners Common Stock certificates to the Exchange Agent; provided, that if any former shareholder of Miners shall be unable to surrender his Miners Common Stock certificates due to loss or mutilation thereof, he may make a constructive surrender by following procedures comparable to those customarily used by MP Corp. for issuing replacement certificates to MP Corp. shareholders whose MP Corp. Common Stock certificates have been lost or mutilated. Upon receiving a proper actual or constructive surrender of Miners Common Stock certificates from a former Miners shareholder, the Exchange Agent shall issue to such shareholder, in exchange therefor, a MP Corp. Common Stock certificate representing the whole number of shares of MP Corp. Common Stock into which such shareholder's shares of Miners Common Stock have been converted in accordance with this Article II, together with a check in the amount of any cash to which such shareholder is entitled, pursuant to Section 2.1(c) of this Agreement, in lieu of the issuance of a fractional share.

          (c) Dividend Withholding. Dividends, if any, payable by MP Corp. after the Effective Date to any former shareholder of Miners who has not, prior to the payment date, surrendered his Miners Common Stock certificates may, at the option of MP Corp., be withheld. Any dividends so withheld shall be paid, without interest, to such former shareholder of Miners upon proper surrender of his Miners Common Stock certificates.

          (d) Failure to Surrender Certificates. All Miners Common Stock certificates must be surrendered to the Exchange Agent within two (2) years after the Effective Date. In the event that any former shareholder of Miners shall not have properly surrendered his Miners Common Stock certificates within two (2) years after the Effective Date, the shares of MP Corp. Common Stock that would otherwise have been issued to him may, at the option of MP Corp., be sold and the net proceeds of such sale, together with the cash (if any) to which he is entitled in lieu of the issuance of a fractional share and any previously accrued dividends, shall be held in a non-interest bearing account for his benefit. From and after any

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     such sale, the sole right of such former shareholder of Miners shall be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such net proceeds, cash and accumulated dividends shall be paid to such former shareholder of Miners, without interest, upon proper surrender of his Miners Common Stock certificates.

          (e) Expenses of Share Surrender and Exchange. All costs and expenses associated with the foregoing surrender and exchange procedure shall be borne by MP Corp. Notwithstanding the foregoing, no party hereto will be liable to any holder of Miners Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

          (f) Exchange Procedures. Each certificate for shares of Miners Common Stock delivered for exchange under this Article II must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of MP Corp. Common Stock for which certificates will be issued pursuant to this
     Article II will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Miners Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of MP Corp. Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of Miners Common Stock which are surrendered. As promptly as practicable after the Effective Date, MP Corp. shall send or cause to be sent to each shareholder of record of Miners Common Stock transmittal materials for use in exchanging certificates representing Miners Common Stock for certificates representing MP Corp. Common Stock into which the former have been converted in the Reorganization and Merger.

          (g) Closing of Stock Transfer Books; Cancellation of Miners Certificates. Upon the Effective Date, the stock transfer books for Miners Common Stock will be closed and no further transfers of shares of Miners Common Stock will thereafter be made or recognized. All certificates for shares of Miners Common Stock surrendered pursuant to this Article II will be canceled by MP Corp.

          (h) Rights Evidenced by Certificate. Each certificate for shares of MP Corp. Common Stock issued in exchange for certificates for Miners Common Stock pursuant to Section 2.2(f) hereof will be dated as of the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of MP Corp. Common Stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of Miners Common Stock will, from and after the Effective Date, evidence solely the right

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     to receive  certificates  for shares of MP Corp.  Common Stock  pursuant to
     Section 2.2(f) hereof. If certificates for shares of Miners Common Stock are exchanged for MP Corp. Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of MP Corp. Common Stock subsequent to the Effective Date, MP Corp. will pay cash in an amount equal to dividends theretofore payable on such MP Corp. Common Stock and pay or deliver any other distribution to which holders of shares of MP Corp. Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or
     cash   otherwise   payable  under  this  Section  2.2  upon   surrender  of
     certificates for shares of MP Corp. Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of Miners Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of Miners Common Stock are surrendered by a Miners shareholder to MP Corp. for exchange, MP Corp. shall have the right to withhold dividends or any other distributions, without interest, on the shares of the MP Corp. Common Stock issuable to such shareholder.

          (i) Payment Procedures. As soon as practical after the Effective Date, MP Corp. shall make payment of the cash consideration provided for in
     Section 2.1(c) to each person entitled thereto.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF MINERS

     Miners represents and warrants to MP Corp. and MP Bank as of even date herewith as follows:

     Section 3.1. Authority. Miners has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and the Bank Merger Agreement. The execution and delivery of this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein have been duly and validly authorized by the Board of Directors of Miners and, except for the approval of this Agreement and the Bank Merger Agreement by its shareholders, Miners has taken all corporate action necessary on its part to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein. This Agreement and the Bank Merger Agreement have been duly executed and delivered by Miners and, assuming due authorization, execution and delivery by MP Corp. and MP Bank, constitute valid and binding obligations of Miners, in each case enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and general equity principles. Neither the execution and delivery of this Agreement and the Bank Merger Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Miners with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or By-laws of Miners, (ii) constitute or result in a material breach of any

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term,  condition or provisions of, or constitute a default under or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge, security interest or other encumbrance upon any property or asset of Miners pursuant to any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, code, ordinance, rule, regulation or judgment applicable to Miners.

     Section 3.2. Organization and Standing. Miners is a duly organized bank, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Miners (i) has full power and authority to carry out its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations, business or prospects of Miners.

     Section 3.3. No Subsidiaries. Miners owns no subsidiaries, directly or indirectly.

     Section 3.4. Capitalization. The authorized capital stock of Miners consists solely of 15,000 shares of common stock, par value five dollars ($5.00) per share ("Miners Common Stock"), of which, at the date hereof, 14,825 shares are issued and outstanding. All outstanding shares of Miners Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of Miners Common Stock have been issued in violation of the preemptive rights of any person or entity. There are no authorized, issued, or outstanding options, convertible securities, warrants or other rights to purchase or acquire any of the Miners Common Stock from Miners, and there is no commitment of Miners to issue the same. There are no outstanding agreements, restrictions, contracts, commitments or demands of any character to which Miners is a party, which relate to the transfer or restrict the transfer of any shares of Miners Common Stock. Except as previously disclosed, to the knowledge of Miners, there are no shareholder agreements, understandings or commitments relating to the right of Miners to vote or dispose of its shares.

     Section 3.5. Articles of Incorporation, Bylaws and Minute Books. The copies of the Articles of Incorporation and Bylaws of Miners which have been delivered to MP Corp. and MP Bank are true, correct and complete. Except as previously disclosed, all minute books of Miners have been made available to MP Corp. and MP Bank for inspection and are true, correct and complete in all material respects and record the actions taken by the Board of Directors of Miners at the meetings documented in the minutes.

     Section 3.6. Consents. Except for the consents, approvals, filings and registrations contemplated by Sections 8.1(b) and (d) hereof, and compliance with any conditions contained therein, and the approval of this Agreement and the Bank Merger Agreement by the Board of Directors and shareholders of Miners, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (i) the execution and delivery of this Agreement or the Bank

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Merger  Agreement  by  Miners,  and  (ii)  the  consummation  by  Miners  of the transactions contemplated hereby. Miners has no reason to believe that any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Miners's ability to consummate the transactions contemplated by this Agreement.

     Section 3.7. Financial Statements and Regulatory Reports. Miners has delivered to MP Corp. and MP Bank its (i) Balance Sheets, Statements of Income, and Statements of Stockholders' Equity for the years ended December 31, 1996 and December 31, 1995, and (ii) Call Reports, Consolidated Reports of Condition and Income, (the aforementioned consolidated report of condition and income as of September 30, 1997, is referred to herein as the "Bank Balance Sheet") and accompanying schedules, filed by Miners with any regulatory authority for each calendar quarter, beginning with the quarter ended September 30, 1997, through the Closing Date ("Miners Regulatory Reports"). Each of the foregoing financial statements fairly presents the financial condition, assets and liabilities, and results of operations of Miners at their respective dates and for the respective periods then ended and have been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto. The books and records of Miners are maintained in accordance with generally accepted accounting principles consistently applied. The Miners Regulatory Reports have been, or will be, prepared in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods issued by such statements, and fairly present, or will fairly present, the financial position, results of operations and changes in shareholders' equity of Miners as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

     Section 3.8. Absence of Undisclosed Liabilities. Except as previously disclosed, or as reflected, noted or adequately reserved against in the Bank Balance Sheet, as at September 30, 1997, Miners had no liabilities (whether accrued, absolute, contingent or otherwise) or asset impairment which are required to be reflected, noted or reserved against therein under generally accepted accounting principles or which are in any case or in the aggregate material. Except as previously disclosed, since September 30, 1997, Miners has not incurred any such liability, other than liabilities of the same nature as those set forth in the Bank Balance Sheet, all of which have been reasonably incurred in the ordinary course of business consistent with customary business practices of prudently managed banks (hereinafter referred to as "Ordinary Course of Business").

     Section 3.9. Absence of Changes. Since September 30, 1997, Miners has conducted its business in the Ordinary Course of Business and, except as previously disclosed, Miners has not undergone any change in condition (financial or otherwise), assets, liabilities, business or operations, other than changes in the Ordinary Course of Business which have not been, either in any case or in the aggregate, materially adverse.

     Section 3.10. Dividends, Distributions and Stock Purchases. Except as previously disclosed, since September 30, 1997, Miners has not declared, set aside, made or paid any dividend or other distribution in respect of the Miners Common Stock, or purchased, issued or sold any shares of Miners Common Stock.

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     Section 3.11. Taxes. Miners has filed all federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed by Miners. Except as previously disclosed, (i) Miners has paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to assessments, and (ii) Miners has not received any notice of deficiency or assessment of additional taxes and no tax audits are in process. The Internal Revenue Service ("IRS") has not, to the knowledge of Miners, commenced, or given notice of its intention to commence any examination or audit of the federal income tax returns of Miners for any year through and including the year ended December 31, 1996. Miners has not granted any waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal or foreign income tax. Except as previously disclosed, the accruals and reserves reflected in the Bank Balance Sheet are adequate to cover all taxes (including interest and penalties, if any, thereon) payable or accrued as a result of its operations for all periods prior to the date of the Bank Balance Sheet.

     Section 3.12. Title to and Condition of Assets. Miners has good and marketable title to all real and personal properties and assets reflected in the Bank Balance Sheet or acquired subsequent to September 30, 1997 (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever other than: (i) as reflected in the Bank Balance Sheet; (ii) liens of current taxes not yet due; and (iii) such imperfections of title, encumbrances and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or pro posed use, of the properties and assets subject thereto. The structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Bank Balance Sheet or acquired subsequent to September 30, 1997, are in good operating condition and repair (ordinary wear and tear excepted) and comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws. Miners owns or has the right to use all real and personal properties and assets necessary to the conduct of its business as now conducted.

     Section 3.13. Contracts. All contracts, agreements, leases, licenses and other commitments are valid and in full force and effect, and all parties thereto have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect.

     Miners is not a party to or subject to (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee, except for "at will" arrangements (ii) any plan, arrangement or contract providing for bonuses, options, deferred compensation, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Miners; (iii) any collective bargaining agreement with any labor union relating to employees of Miners; (iv) any agreement which by its terms limits the payment of dividends by Miners; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $20,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Miners is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase

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agreements, bankers acceptances and "treasury tax and loan" accounts established in the Ordinary Course of Business and transactions in federal funds or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to MP Corp. or any MP Corp. subsidiary; (vi) any contract (other than this Agreement) limiting the freedom of Miners to engage in any type of banking or banking-related business permissible under law; or (vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

     No party to any material contract, plan, arrangement or instrument that requires annual payments in excess of $10,000 will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement, and none of the employees of Miners possess the right to terminate their employment as a result of the execution of this Agreement. No plan, employment agreement, termination agreement, or similar agreement or arrangement to which Miners is a party or under which Miners may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan or arrangement provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Miners absent the occurrence of a subsequent event; provides for benefits which may cause the disallowance of a federal income tax deduction under Section 280G of the Code; or requires Miners to provide a benefit in the form of Miners Common Stock or determined by reference to the value of Miners Common Stock.

     Section 3.14. Litigation and Governmental Directives. There is no litigation, investigation or proceeding pending, or to the knowledge of Miners threatened, that involves Miners or its properties and that, if determined adversely, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Miners; there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or arbitration tribunal issued against or with the consent of Miners that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Miners or that in any manner restrict Miners's right to conduct its business as presently conducted, or challenge the validity or propriety of any of the transactions contemplated by the Agreement, or which could adversely affect the ability of Miners to perform under this Agreement; and Miners is not aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to Miners, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Miners.

     Section 3.15. Compliance with Laws; Governmental Authorizations. Miners is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants,

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franchises,   licenses,  and  other  governmental  authorizations  or  approvals applicable to Miners or to any of its properties; all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Miners as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending, or to the knowledge of Miners threatened, which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof; and Miners has not received any notification or communication from any regulatory authority (A) asserting that it is not in substantial compliance with any of the statues, regulations or ordinances which such regulatory authorities enforce; (B) requiring or threatening to require Miners, or indicating that Miners may be required, to enter into a cease and desist
order,   agreement  or  memorandum  of  understanding  or  any  other  agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Miners, including without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described herein is referred to as a "Regulatory Agreement"); (C)
threatening   to  revoke  any  license,   franchise,   permit  or   governmental
authorization which is material to Miners; Miners has not consented to or entered into any Regulatory Agreement; (D) requesting board resolutions be adopted pursuant to regulatory action.

     Section 3.16. Insurance. All policies of insurance, including all policies of title insurance and financial institutions bonds, held by or on behalf of Miners are in full force and effect and no notices of cancellation have been received in connection therewith. All such policies of insurance have been issued by reputable insurers which in respect of amounts, types and risks, such insurance is customary with industry practices for the business conducted by Miners.

     Section 3.17. Financial Institutions Bonds. Since January 1, 1991, Miners has continuously maintained in full force and effect a financial institutions bond insuring Miners against acts of dishonesty by each of its employees. Except as previously disclosed, no claim has been made under any such bond, and Miners is not aware of any fact or condition presently existing which might form the basis of a claim under any such bond. Miners has no reason to believe that its present financial institutions bond will not be renewed by its carrier on substantially the same terms and at the same rate as now in effect.

     Section 3.18. Labor Relations. Miners is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Miners the subject of a proceeding asserting that Miners has committed an unfair labor practice or seeking to compel Miners to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving Miners pending, or to the knowledge of Miners, threatened, that might materially adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of Miners. Miners is not subject to or a party in any Complaint or action before the Pennsylvania Human Relations Commission, the Equal Employment Opportunity Commission, or the Department of Labor. There are no labor disputes pending, or to the knowledge of Miners threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of Miners.


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     Section 3.19.  Employee  Benefit Plans.  Each "employee  benefit plan",  as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that now covers any employee of Miners, its predecessors
or   affiliates,   complies  in  all  material   respects  with  all  applicable
requirements of ERISA, the Code and other  applicable  laws.  Neither Miners nor
any  of  its   predecessors   or  affiliates  has  engaged  in  any  "prohibited
transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary responsibility under Part 4 of Title I of ERISA, with respect to any such plan which prohibited transaction is likely to result in any material penalties or taxes under Section 502 of ERISA or Section 4975 of the Code, or any material liability to any participant or beneficiary of such plan. No material liability to the Pension Benefit Guaranty Corporation has been or is expected to be incurred by Miners with respect to itself or its predecessors or affiliates with respect to any such plan which is subject to Title IV of ERISA, or with respect to any "single employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained. No such plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA) (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof. The fair market value of the assets of each such plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under each such plan as of the end of the most recent plan year, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for each such plan. No notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any of such plans within the 12- month period ending on the date hereof. Neither Miners, its predecessors or affiliates has provided, or is required to provide, security to any such plans pursuant to Section 401(a)(29) of the Code. Miners, its predecessors and affiliates have contributed to no "multi-employer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980. All actuarial valuations and other documents and information concerning benefit plans delivered or made available in connection with this Agreement are true and correct as of the date(s) shown thereon, and all actuarial methods and assumptions are appropriate for such plans, and are consistent with the methods and assumptions permitted by the Code and ERISA. All such plans are funded to such level as assets of each such plan would then be sufficient to pay all vested accrued benefits thereunder, and there would be no employer liability under Title IV of ERISA. Since 1990, there has been no audit of any benefit plan of Miners by the Department of Labor, the IRS or the Pension Benefit Guaranty Corporation ("PBGC"). There has not been any audit of the Pension Plan or any of Miners's other employee benefit plans by the Department of Labor, the IRS or the PBGC since 1988. Miners, its predecessors and affiliates, have no obligation for
retiree  health  and  life  benefits  under  any  benefit  plan,  contract,   or
arrangement. Miners has no obligation for any post-retirement benefits under any plan, contract or arrangement except as previously disclosed.

     Section 3.20. Related Party Transactions. Except as previously disclosed, Miners has no contract, extension of credit, business arrangement or other relationship of any kind with any of the following persons: (i) any present or former officer or director of Miners; (ii) any shareholder owning five percent or more of the outstanding Miners Common Stock; and (iii) any "associate" (as defined in SEC Rule 405) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee or five percent or greater equity owner. Each such extension of credit previously disclosed has been made in the Ordinary Course of Business on

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substantially the same terms, including interest rates and collateral,  as those prevailing at the time for comparable arms' length transactions with other persons that do not involve more than a normal risk of collectibility or present other unfavorable features.

     Section 3.21. DELETED.

     Section 3.22. DELETED.

     Section 3.23. Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Miners, Miners Common Stock and Miners's involvement in the transactions contemplated hereby) nor any financial statement, schedule, certificate, or other statement or document delivered by Miners to MP Corp. and MP Bank in connection herewith contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading. In particular, without limiting the generality of the foregoing sentence, the information provided and the representations made by Miners to MP Corp. and MP Bank in connection with the Registration Statement (as defined in Section 7.1(b) of this Agreement), both at the time such information and representations are provided and made and at the time of the Closing, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact necessary
(i) to make the statements made therein not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading.

     Section 3.24. Beneficial Ownership of MP Corp. Common Stock. Prior to the Effective Date, Miners and its officers and directors will not beneficially own, in the aggregate, (within the meaning of SEC Rule 13d-3(d)(1)) more than five percent of the outstanding shares of MP Corp. Common Stock.

     Section 3.25. Environmental Matters. For purposes of this Section 3.25, the following terms shall have the indicated meaning:

          "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq., the Clean Air Act, as amended, 42 U.S.C.

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     ss.7401,  et seq., the Federal Water Pollution Control Act, as amended,  33
     U.S.C. ss.1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq., the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq., and all comparable state and local laws; and any common law (including without limitation common law that may impose strict liability) that may impose liability or obligation for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

          "Miners Loan Portfolio Properties and Other Properties Owned" means those properties serving as collateral for loans in Miners' loan portfolio, or properties owned or operated by Miners (including, without limitation, in a fiduciary capacity).

         Except as previously disclosed:

          (a) Miners has not been and is not in violation of or liable under any Environmental Law.

          (b) To the knowledge of Miners, after reasonable investigation, none of the Miners Loan Portfolio Properties and Other Properties Owned have been or are in violation of or liable under any Environmental Law.

          (c) After reasonable investigation, Miners has no knowledge that any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Miners, except as previously disclosed. In particular, without limiting the generality of the foregoing sentence, except as previously disclosed, Miners has no knowledge that: (i) any materials containing asbestos have been used or incorporated in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Miners;
     (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB's are or have been located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other

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     creditor's right) or leased by Miners;  (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous substances are or have ever been located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Miners.

          (d) Except as previously disclosed, there is no legal, administrative, arbitration or other proceeding, claim, action, or to the knowledge of Miners cause of action or governmental investigation of any nature seeking to impose, or that could result in the imposition, on Miners of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the knowledge of Miners threatened against Miners; there is no reasonable basis for any such proceeding, claim, action or governmental investigation; and Miners is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

     Section 3.26. Proxy Statement/Prospectus. At the time the Proxy Statement/ Prospectus (as defined in Section 7.1(b) of this Agreement) is mailed to the shareholders of Miners, and at all times subsequent to such mailing, up to and including the Effective Date, such Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to Miners, Miners Common Stock, and actions taken and statements made by Miners in connection with the transactions contemplated herein (except for information provided by MP Corp. and MP Bank to Miners) will:
(i) comply in all material respects with applicable provisions of the Securities Act of 1933, as amended (the "1933 Act"), and the pertinent rules and regulations thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is necessary to be stated therein in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

     Section 3.27. Non-Registration Under the 1934 Act. Miners Common Stock is neither registered nor required to be registered under Section 12 of the Securities Exchange Act of 1934 (the "1934 Act") and is not subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the 1934 Act.

     Section 3.28. Deposit Insurance. The deposits of Miners are insured by the Bank Insurance Fund, as administered by the Federal Deposit Insurance Corporation ("FDIC") in accordance with the Federal Deposit Insurance Act, and Miners has paid all assessments and filed all reports required by the Federal Deposit Insurance Act.


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     Section  3.29.  Repurchase  Agreements.  With  respect  to  any  agreement, pursuant to which Miners has purchased securities subject to an agreement to resell, if any, Miners has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     Section 3.30. Assumability of Contracts and Leases. Except as previously disclosed, all Material Contracts between Miners and any other entity or person are assumable and assignable and do not contain any term or provision that would accelerate or increase payments that would otherwise be due by Miners to such person or entity, or change or modify the provisions or terms of such leases, contracts and agreements by reason of this Agreement or the transactions contemplated hereby. Except as previously disclosed, each lease pursuant to which Miners, as lessee, leases real or personal property is valid and in effect in accordance with its respective terms, and there is not, under any of such leases, on the part of the lessee any material existing default or any event which, with notice or lapse of time, or both, would constitute such a default, other than defaults which would not individually or in the aggregate have a material adverse effect on the financial condition, business, prospects, or operating results of Miners.

     Section 3.31. Loans. Except as previously disclosed, each loan reflected as an asset on Miners's financial statements as of September 30, 1997, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All such loans, and the collateral and other security therefor, and the documentation for the same, meet the requirements, rules, regulations or directives of the FDIC, or other applicable governmental authorities.

     Section 3.32. Materiality. For purposes of this Article III, unless otherwise defined, the term "material" or "materially" refers to amounts in excess of $20,000.

     Section 3.33. DELETED.

     Section 3.34. DELETED.

     Section 3.35. Adjustable Rate Mortgages. Miners has made all interest rate adjustments to any mortgage loan according to the terms of said mortgage loan and has complied and is in compliance in all material respects with all federal, state and other applicable laws, rules and regulations, including orders, writs, decrees, injunctions and other requirements of any court or governmental authorities having jurisdiction over adjustable rate mortgages.

     Section 3.36. CRA Compliance. Miners has received a satisfactory compliance rating and has received a satisfactory Community Reinvestment Act rating. Miners has no knowledge of any facts or circumstances which would prevent it from receiving such satisfactory ratings upon its next appropriate examination.


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     Section 3.37. DELETED.

     Section 3.38. Loan Loss Reserve. The loan loss reserve of Miners is and shall remain adequate in light of generally accepted accounting principles, directives of governmental authorities, and all regulations, rules and directives of the Banking Department and the FDIC. No regulatory authority requested Miners to increase the allowance for loan losses during 1997, 1996, 1995 or 1994.

     Section 3.39. DELETED.

     Section 3.40. DELETED.

     Section 3.41. DELETED.

     Section 3.42. Accuracy of Representations. Miners will promptly notify MP Corp. if any of the representations contained in this Article III cease to be true and correct subsequent to the date hereof. Further, no representations made by Miners pursuant to this Agreement contain any untrue statement of material fact or omit to state a material fact necessary to make the statements not misleading.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF MP CORP.

     MP Corp. represents and warrants to Miners, as of even date herewith, as follows:

     Section 4.1. Authority. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by the Board of Directors of MP Corp., and no other corporate action on the part of MP Corp. is necessary to authorize the approval of this Agreement and the Bank Merger
Agreement or the consummation of the transactions contemplated herein and therein. This Agreement and the Bank Merger Agreement have been duly executed and delivered by MP Corp. and, assuming due authorization, execution and delivery by Miners, and receipt of all required regulatory and shareholder approvals, constitutes a valid and binding obligation of MP Corp. Assuming regulatory and shareholder approval, the execution, delivery and consummation of this Agreement will not constitute a violation or breach of or default under the Articles of Incorporation or the Bylaws of MP Corp. or any statute, rule, regulation, order, decree, directive, agreement, indenture or other instrument to which MP Corp. is a party or by which MP Corp. or any of its properties are bound.

     Section 4.2. Organization and Standing. MP Corp. is a business corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. MP Corp. is a registered bank holding company under the Bank Holding Company

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Act of 1956, as amended, and has full power and lawful authority to own and hold its properties and to carry on its present business. MP Corp. owns all of the issued and outstanding shares of capital stock of Mid Penn Bank. Mid Penn Bank is a Pennsylvania state-chartered banking institution validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and of the United States, and is duly authorized to engage in the banking business as an insured bank under the Federal Deposit Insurance Act, as amended.

     Section 4.3. Capitalization. The authorized capital stock of MP Corp. consists of Ten Million (10,000,000) shares of common stock, par value one dollar ($1.00) per share ("MP Corp. Common Stock") of which, at September 30, 1997, 2,607,552 shares were issued and outstanding. All outstanding shares of MP Corp. Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The shares of MP Corp. Common Stock to be issued in connection with the Bank Merger have been duly authorized and, when issued in accordance with the terms of this Agreement and the Bank Merger Agreement, will be validly issued, fully paid and nonassessable.

     Section 4.4. DELETED.

     Section 4.5. Financial Statements. MP Corp. has delivered to Miners the following financial statements: (i) Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Shareholders' Equity, and Consolidated Statements of Cash Flows as of and for the years ended December 31, 1996 and December 31, 1995, certified by Parente, Randolph, Orlando, Carey and Associates and set forth in the Annual Report to the shareholders of MP Corp. for the year ended on December 31, 1996; and (ii) a Consolidated Statement of Condition, a Consolidated Statement of Income and a Consolidated Statement of Changes in Shareholders' Equity for the three-month period ended September 30, 1997, set forth in a "Quarterly Report" to the shareholders of MP Corp. (the foregoing Consolidated Statement of Condition being hereinafter referred to as the "MP Corp. Balance Sheet"). Each of the foregoing financial statements fairly presents the consolidated financial position, assets, liabilities and results of operations of MP Corp. at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and subject, in the case of the interim financial statements contained in the aforesaid Quarterly Report, to normal recurring year-end adjustments, which are not material in any case or in the aggregate.

     Section 4.6. Absence of Undisclosed Liabilities. Except as previously disclosed, or as reflected, noted or adequately reserved against in the MP Corp. Balance Sheet, at September 30, 1997, MP Corp. had no material liabilities (whether accrued, absolute, contingent or otherwise) which are required to be reflected, noted or reserved against therein under generally accepted accounting principles or which are in any case or in the aggregate material. Except as previously disclosed, since September 30, 1997, MP Corp. has not incurred any such liability other than liabilities of the same nature as those set forth in the MP Corp. Balance Sheet, all of which have been reasonably incurred in the Ordinary Course of Business.


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     Section 4.7.  Absence of Changes.  Since September 30, 1997,  there has not been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business or operations of MP Corp. or MP Bank.

     Section 4.8. Litigation. Except as previously disclosed: (i) there is no litigation, investigation or proceeding pending, or to the knowledge of MP Corp. threatened, that involves MP Corp. or its properties and that, if determined adversely to MP Corp., would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of MP Corp.; (ii) there are no outstanding orders, writs, injunctions, decrees, consent agreements, memoranda of understanding or other directives of any federal, state or local court or governmental authority or of any arbitration tribunal against MP Corp. which materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of MP Corp., or restrict in any manner the right of MP Corp. to conduct its business as presently conducted; and (iii) MP Corp. is not aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to MP Corp., would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of MP Corp. For purposes of this Section 4.8, MP Corp. shall be deemed to include MP Bank.

     Section 4.9. Proxy Statement/Prospectus. At the time the Proxy Statement/ Prospectus (as defined in Section 7.1(b) of this Agreement) is mailed to the shareholders of Miners, and at all times subsequent to such mailing, up to and including the Effective Date, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to MP Corp. and MP Bank, MP Corp. Common Stock, and actions taken and statements made by MP Corp. and MP Bank in connection with the transactions contemplated herein (other than information provided by Miners to MP Corp. and MP Bank), will: (i) comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the pertinent rules and regulations thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is necessary to be stated therein in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.


                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF MP BANK

     MP Bank represents and warrants to Miners, as of even date herewith, as follows:

     Section 5.1. Capital Structure of MP Bank. MP Bank is authorized to issue ten million (10,000,000) shares of capital stock, par value one dollar ($1.00) per share, of which all shares outstanding are owned by MP Corp.

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     Section  5.2.   Organization  and  Standing.  MP  Bank  is  a  Pennsylvania
state-chartered banking institution which is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and of the United States. MP Bank has full power and lawful authority to own and hold its properties and to carry on its present business.

     Section 5.3. Authorized and Effective Agreement. The execution, delivery and performance of this Agreement and the Bank Merger Agreement have been duly and validly authorized by the Board of Directors of MP Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement or the Bank Merger Agreement nor the consummation of the transactions provided for herein or therein will violate any agreement to which MP Bank is a party or by which it is bound or any law, regulation, order, decree or any provision of its Articles of Incorporation or By-laws.


                                   ARTICLE VI

                               COVENANTS OF MINERS

     From the date of this Agreement until the Effective Date (as defined in Section 11.2 of this Agreement), Miners covenants and agrees to do the following:

     Section 6.1. Conduct of Business. Except as otherwise consented to by MP Corp. and MP Bank in writing, Miners shall:

          (a) use all reasonable efforts to carry on its business in, and only in, the Ordinary Course of Business, consistent with past practices and written policies;

          (b) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve its present business organization, to retain the services of its present officers and employees, to maintain good relationships with its employees, and to maintain its relationships with customers, suppliers and others having business dealings with Miners;

          (c) maintain all of Miners's structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;

          (d) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Miners;

          (e) keep in full force and effect all insurance policies now carried by Miners;

          (f) perform in all material respects each of Miners's obligations under all material agreements, contracts, instruments and other commitments to which Miners is a party or by which Miners may be bound or which relate to or affect its properties, assets and business;

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          (g)  maintain  its books of account and other  records in the Ordinary
     Course of Business;

          (h)  comply  in  all  material  respects  with  all  statutes,   laws,
     ordinances, rules and regulations, decrees, orders, consent agreements, examination reports, memoranda of understanding and other federal, state, county, local and municipal governmental directives applicable to Miners and to the conduct of its business;

          (i) not amend Miners's Articles of Incorporation or Bylaws;

          (j) not enter into or assume any material contract, incur any material liability or obligation, make any material commitment, acquire or dispose of any property or asset or engage in any transaction or subject any of Miners's properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever;

          (k) not take or permit to be taken any action which would constitute a breach of any representation, warranty or covenant set forth in this Agreement;

          (l) not declare, set aside or pay any dividend or make any other distribution in respect of Miners Common Stock, except as provided in
     Section 6.9 of this Article VI;

          (m) not authorize, purchase, issue or sell (or authorize, issue or grant options, warrants or rights to purchase or sell) any shares of Miners Common Stock or any other equity or debt securities of Miners or any securities convertible into Miners Common Stock;

          (n) not increase the rate of compensation of, pay a bonus or severance compensation to, or enter into any employment, severance, deferred compensation or other agreement with any officer, director, employee or consultant of Miners;

          (o) not enter into any related party transaction of the kind contemplated in Section 3.20 of Article III of this Agreement except such related party transactions relating to extensions of credit made in accordance with all applicable laws, regulations and rules and in the Ordinary Course of Business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms' length transactions with other persons that do not involve more than the normal risk of collectibility or present other unfavorable features and after disclosure of such to MP Corp.;

          (p) not change the presently outstanding number of shares or declare or effect any capitalization, reclassification, stock dividend, stock split or like change in capitalization;

          (q) not enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock warrant, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, severance, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, or plan or

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     arrangement,  or any trust agreement related thereto,  in respect to any of its directors, officers, or other employees;

          (r) not merge with or into, or consolidate with, or be purchased or acquired by, any other corporation, financial institution, entity, or person (or agree to any such merger, consolidation, affiliation, purchase or acquisition) or permit (or agree to permit) any other corporation, financial institution, entity or person to be merged with it or consolidate or affiliate with any other corporation, financial institution, entity or person; acquire control over any other firm, financial institution, corporation or organization or create any subsidiary; acquire, liquidate, sell or dispose (or agree to acquire, liquidate, sell or dispose) of any assets, other than in the Ordinary Course of Business and consistent with prior practice;

          (s) not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning any acquisition or purchase of all or a substantial equity interest or portion of the assets in or of Miners or any business combination with Miners, other than as contemplated by this Agreement, or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify MP Corp. immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated with Miners;

          (t) not change any method, practice or principle of accounting except as may be required by generally accepted accounting principles or any applicable regulator or take any action that would preclude satisfaction of the condition to closing contained in Section 8.1(c) relating to financial accounting treatment of the Merger;

          (u) DELETED.

          (v) DELETED.

          (w) DELETED.

          (x) take any action which would result in any of the representations and warranties of Miners set forth in this Agreement becoming untrue as of any date after the date hereof;

          (y) not sell, exchange or otherwise dispose of any investment securities or loans that are held for sale, prior to scheduled maturity and other than pursuant to policies agreed upon from time to time by the parties;

          (z) not purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.;


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          (aa) not  waive,  release,  grant or  transfer  any rights of value or modify or change in any material respect any existing agreement to which Miners is a party, other than in the ordinary course of business consistent with past practice;

          (bb) not knowingly take any action that would, under any statute, regulation or administrative practice of any regulatory agency, materially or adversely affect the ability of any party to this Agreement to obtain any required approvals for consummation of the transaction; and

          (cc) not agree to any of the foregoing items (i) through (bb).

     Section 6.2. Best Efforts. Miners shall cooperate with MP Corp. and MP Bank and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VIII of this Agreement and to consummate this Agreement. In particular, without limiting the generality of the foregoing sentence, Miners shall:

          (a) cooperate with MP Corp. and MP Bank in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement (as defined in Section 7.1(b) of this Agreement);

          (b) call a special or annual meeting of its shareholders and take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval and adoption of this Agreement and the Bank Merger Agreement by its shareholders at that meeting, including recommending the approval of such agreements by the shareholders of Miners;

          (c) cooperate with MP Corp. and MP Bank in making Miners's employees reasonably available for training by MP Corp. and MP Bank prior to the Effective Date, to the extent that such training is deemed reasonably necessary by MP Corp. and MP Bank to ensure that Miners's office will be properly operated as a part of MP Bank after the Merger;

          (d) make additions to loan loss reserves and make loan write-offs, write-downs and other adjustments that reasonably should be made by Miners in light of generally accepted accounting principles, directives of governmental authorities, and all regulations, rules and directives of the FDIC, Department of Banking, and Federal Reserve, prior to the closing of Miners's books of account for its fiscal year ending December 31, 1997, and for the period from that date until the Effective Date;

          (e) suspend any dividend reinvestment and/or stock repurchase plan, as soon as practicable;


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          (f)  modify  the  Articles  of  Incorporation  or  Bylaws or any other
     documents  of  Miners  reasonably   requested  by  MP  Corp.  necessary  to
     effectuate the transactions contemplated hereby; and

          (g) use its best efforts to assure that the directors of Miners shall have executed and delivered the Support Agreement in the form attached hereto as Exhibit "B".

     Section 6.3.  Access to  Properties  and  Records.  Miners shall give to MP
Corp., MP Bank and their authorized representatives (including, without limitation, their counsel, accountants, economic and environmental consultants and other designated representatives) reasonable access during normal business hours to all properties, books, contracts, documents and records of Miners as MP Corp. or MP Bank may reasonably request, subject to the obligation of MP Corp., MP Bank and their authorized representatives to maintain the confidentiality of all non-public information concerning Miners obtained by reason of such access.

     Section 6.4. Subsequent Financial Statements. Between the date of execution of this Agreement and the Effective Date, Miners shall promptly prepare and deliver to MP Corp. and MP Bank, as soon as practicable, all internal monthly and quarterly financial statements, reports to shareholders and reports to regulatory authorities prepared by or for Miners, including all audit reports submitted to Miners by independent auditors in connection with each annual, interim or special audit of the books of Miners made by such accountants. In particular, without limiting the generality of the foregoing sentence, Miners shall deliver to MP Corp. and MP Bank, as soon as practicable, a balance sheet as of December 31, 1997, and a related statement of income for the twelve (12) months then ended (which financial statements are hereinafter referred to as the "December 31, 1997 Bank Financial Statements"). The representations and warranties set forth in Sections 3.7, 3.8 and 3.9 of this Agreement shall apply to the December 31, 1997 Bank Financial Statements.

     Section 6.5. Board and Committee Minutes. Miners shall provide to MP Corp., within 10 days after any meeting of the Board of Directors, or any committee thereof, or any senior or executive management committee, a copy of the minutes of such meeting.

     Section 6.6. Update Information. Miners shall promptly disclose to MP Corp. and MP Bank, in writing, any change, addition, deletion or other modification to the information previously disclosed.

     Section 6.7. Notice. Miners shall promptly notify MP Corp. and MP Bank, in writing, of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to MP Corp. and MP Bank in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business operations or future prospects of Miners.


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     Section  6.8.  Other  Proposals.  Miners shall not, nor shall it permit any officer, director, employee, agent, consultant, counsel or other representative, to directly or indirectly solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries or other communications from, any person, other than MP Corp., concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of Miners, or any assets or business thereof (except that Miners' officers may respond to inquiries from analysts, regulatory authorities and holders of Miners Common Stock in the Ordinary Course of Business); and Miners shall notify MP Corp. immediately if any such discussions or negotiations are sought to be initiated with Miners by any such person other than MP Corp. or if any such requests for information, inquiries, proposals or communications are received from any person other than MP Corp.

     Section 6.9. Dividends. Between the date of this Agreement and the Effective Date, Miners shall only declare and pay cash dividends as provided herein. Miners shall only pay regular semi-annual cash dividends in amounts and on dates consistent with past practices.

     Section 6.10. Core Deposits. Miners shall use commercially reasonable efforts to maintain deposits.

     Section 6.11. Affiliate Letters. Miners shall deliver or cause to be delivered to MP Corp. and MP Bank, at or before the Closing (as defined in Section 11.1 of this Agreement), a letter or agreement from each officer, director and shareholder of Miners who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Miners, in form and substance satisfactory to MP Corp. and MP Bank, under the terms of which each such officer, director or shareholder acknowledges and agrees to abide by all limitations imposed by the 1933 Act and by all rules, regulations and releases promulgated thereunder with respect to the sale or other disposition of the shares of MP Corp. Common Stock to be received by such person pursuant to this Agreement.

     Section 6.12. No Purchases or Sales of MP Corp. Common Stock During Price Determination Period. Neither Miners nor any executive officer or director of Miners nor any shareholder of Miners who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Miners shall purchase or sell or submit a bid to purchase or an offer to sell directly or indirectly, any shares of MP Corp. Common Stock or any options, rights or other securities convertible into shares of MP Corp. Common Stock within 20 days of the Effective Date.

     Section 6.13. Accounting Treatment. Miners acknowledges that MP Corp. and MP Bank intend to treat the business combination contemplated by this Agreement as a "pooling of interests" for financial reporting purposes. Miners shall not take (and shall use its best efforts not to permit any of its directors, officers, employees, shareholders, agents, consultants or other representatives to take) any action which would preclude MP Corp. and MP Bank from treating such business combination as a "pooling of interests" for financial reporting purposes.


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     Section  6.14.  Press  Releases.  Miners shall not issue any press  release related to this Agreement and the Bank Merger Agreement or the transactions contemplated hereby or thereby as to which MP Corp. has not given its prior written consent, and shall consult with MP Corp. as to the form and substance of other public disclosures related thereto.

     Section 6.15. DELETED.

     Section 6.16. Phase I Environmental Audit. Miners shall permit, if MP Corp. elects to do, at its own expense, a "phase I environmental audit" to be performed at any physical location owned or occupied by Miners on the date hereof.

     Section 6.17. DELETED.

                                   ARTICLE VII

                        COVENANTS OF MP CORP. AND MP BANK

     From the date of this Agreement until the Effective Date (as defined in Section 11.2 of this Agreement), MP Corp. and MP Bank covenant and agree to do the following:

     Section 7.1. Best Efforts. MP Corp. and MP Bank shall cooperate with Miners and shall use their best efforts to do or cause to be done all things necessary or appropriate on their part in order to fulfill the conditions precedent set forth in Article VIII of this Agreement and to consummate this Agreement. In particular, without limiting the generality of the foregoing sentence, MP Corp. and MP Bank agree to do the following:

          (a) Applications for Regulatory Approval. MP Corp. and MP Bank shall promptly prepare and file, with the cooperation and assistance of Miners, all required applications for regulatory approval of the transactions contemplated by this Agreement and the Bank Merger Agreement.

          (b) Registration Statement. MP Corp. shall promptly prepare, with the cooperation and assistance of Miners, and file with the SEC a registration statement under the 1933 Act (the "Registration Statement") for the purpose of registering the shares of MP Corp. Common Stock to be issued under the provisions of this Agreement. MP Corp. may rely upon all information provided to it by Miners in this connection, and MP Corp. shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement or in the proxy statement and prospectus (the "Proxy Statement/Prospectus") which is prepared as a part thereof, if such statement is made by MP Corp. in reliance upon any information provided to MP Corp. by Miners or by its agents and representatives. MP Corp. will advise Miners, after it receives notice thereof, of the time when the Registration Statement or any Pre- or Post-Effective Amendment thereto has become effective or any supplement or amendment, thereto has been filed.


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          (c) State  Securities Laws. MP Corp. and MP Bank, with the cooperation of Miners, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Agreement.

     Section 7.2. Access to Properties and Records. MP Corp. and MP Bank shall give to Miners and to its authorized representatives (including without limitation Miners's counsel, accountants, economic and environmental consultants and other designated representatives) reasonable access during normal business hours to all properties, books, contracts, documents and records of MP Corp. and MP Bank as Miners may reasonably request, subject to the obligation of Miners and its authorized representatives to maintain the confidentiality of all non-public information concerning MP Corp. or MP Bank obtained by reason of such access.

     Section 7.3. Subsequent Financial Statements. Between the date of execution of this Agreement and the Effective Date, MP Corp. shall promptly prepare and deliver to Miners, as soon as practicable, each Quarterly Report to MP Corp.'s shareholders and any Annual Report to MP Corp.'s shareholders normally prepared by MP Corp. The representations and warranties set forth in Sections 4.5, 4.6 and 4.7 of this Agreement shall apply to the financial statements set forth in the foregoing Quarterly Reports and any Annual Report to MP Corp.'s shareholders.

     Section 7.4. Update Information. MP Corp. and MP Bank shall promptly disclose to Miners, in writing, any change, addition, deletion or other modification to the information previously disclosed.

     Section 7.5. Notice. MP Corp. and MP Bank shall promptly notify Miners, in writing, of any actions, claims, investigations or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Miners in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of MP Corp. or MP Bank.

     Section 7.6. No Purchase or Sales of MP Corp. Common Stock During Price Determination Period. Neither MP Corp. nor any subsidiary of MP Corp., nor any executive officer or director of MP Corp. or any subsidiary of MP Corp., nor any shareholder of MP Corp. who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933
Act) of MP Corp., shall purchase or sell on AMEX, or submit a bid to purchase or an offer to sell on AMEX, directly or indirectly, any shares of MP Corp. Common Stock or any options, rights or other securities convertible into shares of MP Corp. Common Stock within 20 days of the Effective Date; provided, however, that MP Corp. may purchase shares of MP Corp. Common Stock in the Ordinary Course of Business during this period pursuant to MP Corp.'s employee benefit plans or MP Corp.'s dividend reinvestment plan.



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                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     Section 8.1. Common Conditions. The obligations of the parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 9.4 of this Agreement:

          (a) Shareholder and Regulatory Approvals. The Parties hereto are not under any obligation to consummate the Agreement until the approval of the FRB (or waiver thereof), the Banking Department and any other approvals that may be necessary or required by the federal or state regulators has been received, and all conditions and waiting periods required by such approvals, if any, have been satisfied or have expired, and until any other approvals required under the Articles of Incorporation or Bylaws of Miners, MP Corp. or MP Bank, or from the shareholders of Miners or MP Corp., as the case may be, have been received. Provided, however, that no such approval shall have imposed any condition or requirement which, in the opinion of the Board of Directors of MP Corp., renders consummation of the transactions contemplated herein inadvisable.

          (c) Tax Matters. There shall have been received an opinion of counsel from Shumaker Williams, P.C., reasonably satisfactory in form and substance to MP Corp. and MP Bank and to Miners, to the effect that:

               (i) The transactions contemplated by this Agreement and by the Bank Merger Agreement will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended;

               (ii) No gain or loss will be recognized by MP Corp. or MP Bank or by Miners as a result of the reorganization;

               (iii) No gain or loss will be recognized by the shareholders of Miners upon receipt of MP Corp. Common Stock in exchange for Miners Common Stock pursuant to the provisions of this Agreement (except in respect of cash which is received in lieu of the issuance of fractional shares of MP Corp. Common Stock and any shareholder of Miners who receives payment in cash as a dissenting shareholder);

               (iv) The tax basis of the MP Corp. Common Stock to be received by the shareholders of Miners pursuant to the provisions of this Agreement will be the same as the tax basis of the Miners Common Stock surrendered in exchange therefor;

               (v) The holding periods of the MP Corp. Common Stock to be received by the shareholders of Miners pursuant to the provisions of this Agreement will include the holding periods of the Miners Common Stock surrendered in exchange

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          therefor,  provided that such Miners Common Stock is held as a capital asset on the Effective Date; and

               (vi) MP Bank, as the surviving bank to the Bank Merger, will carry-over and take into account all accounting items and tax attributes of Miners, including, but not limited, to earnings and profits, methods of accounting, and tax basis and holding periods of the assets of Miners.

          (d) Registration Statement.  The Registration Statement (as defined in
     Section 7.1(b) of this Agreement, including any amendments thereto) shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus (as defined in Section 7.1(b) of this Agreement) to the shareholders of Miners; regulatory clearance for the offering contemplated by the Registration Statement (the "Offering") shall have been received from each federal and state regulatory authority having jurisdiction over the Offering, and no stop order shall have been issued or proceedings instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering.

          (e) No Suits. No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement.

          (f) Statutes; Orders. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

          (g) Antitrust Laws. All applicable notifications, statutory and regulatory Antitrust Law requirements have been met.

          (h) Other Requirements. All other requirements prescribed by law, and the Articles of Incorporation, Bylaws and Contracts of the parties hereto which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

     Section 8.2. Conditions Precedent to Obligations of MP Corp. and MP Bank. The obligations of MP Corp. and MP Bank to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by MP Corp. and MP Bank in accordance with the provisions of Section 9.4 of this Agreement:


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          (a)  Accuracy  of   Representations   and   Warranties.   All  of  the
     representations and warranties of Miners, as set forth in this Agreement and the information contained in all Bank Closing Documents (as defined in Section 8.2(j) of this Agreement), shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

          (b) Covenants Performed. Miners shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by it.

          (c) DELETED.

          (d) Financial Confirmation. Within sixty (60) days of the execution of this Agreement, MP Corp. and MP Bank (and their accountants if the advice of such accountants is deemed necessary or desirable by MP Corp. and MP
     Bank) shall have established to their satisfaction that the Bank Balance Sheet fairly presents the financial condition, assets and liabilities of Miners as at September 30, 1997, and that, since September 30, 1997, there has not been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Miners.

          (e) DELETED.

          (f) Accounting Treatment. MP Corp., MP Bank and their accountants shall have established to their satisfaction that, as of the Closing, the transactions contemplated by this Agreement can be accounted for as a "pooling of interests" for financial reporting purposes.

          (g) Federal and State Securities and Antitrust Laws. MP Corp., MP Bank and their counsel shall have determined to their satisfaction that, as of the Closing, all applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

          (h) DELETED.

          (i) Environmental Matters. No environmental problem of the kind contemplated in Section 3.25 of Article III of this Agreement, and not previously disclosed shall have been discovered which would, or which potentially could, materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Miners. The result of any "Phase I environmental audit" conducted pursuant to Section 6.16 with respect to owned or occupied bank premises shall be reasonably satisfactory to MP Corp.


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          (j) Closing Documents.  Miners shall have delivered to MP Corp. and MP
     Bank: (i) a certificate signed by Miners' Chairman of the Board or President and by its Secretary, or such other designated and authorized officers, verifying that, to the best of their knowledge after reasonable investigation, all of the representations and warranties of Miners set forth in this Agreement are true and correct in all material respects as of the Closing and that Miners has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) all consents and authorizations of landlords and other persons that are necessary to permit this Agreement to be consummated without violation of any lease or other agreement to which Miners is a party or by which Miners or any of its properties are bound; and (iii) such other certificates and documents as MP Corp., MP Bank and their counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the "Bank Closing Documents").

          (k) DELETED.

          (l) DELETED.

          (m) Support Agreement. Each of the Directors of Miners shall have executed and delivered to MP Corp. a "Support Agreement" in the form attached hereto as Exhibit "B".

          (n) Shareholder Approval. MP Corp. shareholders, if required, have approved and/or adopted this Agreement and the transactions contemplated thereby.

     Section 8.3. Conditions Precedent to the Obligations of Miners. The obligation of Miners to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Miners in accordance with the provisions of Section 9.4 of this Agreement:

          (a) Accuracy of Representations and Warranties. All of the representations and warranties of MP Corp. and MP Bank, as set forth in this Agreement and the information contained in Schedule II and all MP Corp./MP Bank Closing Documents (as defined in Section 8.3(e) of this Agreement), shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

          (b) Covenants Performed. MP Corp. and MP Bank shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by them.

          (c) DELETED.


          (d) DELETED.


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          (e) Closing Documents.  MP Corp. shall have delivered to Miners: (i) a certificate signed by its Chairman of the Board or President and its Secretary verifying that, to the best of their knowledge after reasonable investigation, all of the representations and warranties of MP Corp. and MP Bank set forth in this Agreement are true and correct in all material respects as of the Closing and that MP Corp. and MP Bank have performed in all material respects each of the covenants required to be performed by them; and (ii) such other certificates and documents as Miners and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the "MP Corp./MP Bank Closing Documents").


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

     Section 9.1. Termination. This Agreement may be terminated at any time before the Effective Date (whether before or after the authorization, approval and adoption of this Agreement by the shareholders) as follows:

          (a) Mutual Consent. This Agreement may be terminated by mutual consent of the parties upon the affirmative vote of a majority of each of the Boards of Directors of Miners, MP Corp. and MP Bank, followed by written notices given to each of the other parties.

          (b) Unilateral Action by MP Corp. and MP Bank. This Agreement may be terminated unilaterally by the affirmative vote of each of the Boards of Directors of MP Corp. and MP Bank, followed by written notice given to Miners, if: (i) there has been a material breach by Miners of any representation, warranty or covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by MP Corp. and MP Bank to Miners; or (ii) any condition precedent to MP Corp.'s and MP Bank's obligations, as set forth in Article VIII of this Agreement, remains unsatisfied, through no fault of MP Corp. or MP Bank, on December 31, 1998.

          (c) Unilateral Action By Miners. This Agreement may be terminated unilaterally by the affirmative vote of a majority of the Board of Directors of Miners, followed by written notice given to MP Corp. and MP Bank, if: (i) there has been a material breach by MP Corp. or MP Bank of any representation, warranty or covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given to MP Corp. and MP Bank; or (ii) any condition precedent to Miners's obligations as set forth in Article VIII of this Agreement remains unsatisfied, through no fault of Miners, on December 31, 1998.


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          (d) Automatic Termination.  If, for any reason, this transaction shall not have been consummated by December 31, 1998, this Agreement shall terminate automatically as of that date unless extended, in writing, prior to said date by mutual action of the Boards of Directors of the parties hereto.

          (e) Due Diligence Termination. MP Corp. and MP Bank may terminate this Agreement by giving written notice to Miners, if any matter or thing has come to the attention of MP Corp. in the course of its due diligence investigation or otherwise with respect to Miners that, in its sole opinion, leads it to believe that any such matter or thing materially and adversely affects the financial or business performance or prospects of Miners so that it would be inadvisable for MP Corp., in its sole and exclusive judgment, exercised in a commercial and reasonable manner, to proceed with this transaction.

     Section 9.2. Effect of Termination.

          (a) Effect. In the event of termination, this Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that the provisions relating to limited liability and confidentiality set forth in Sections 9.2(b) and 9.2(c) of this Agreement shall survive.

          (b) Limited Liability. The termination of this Agreement in accordance with the terms of Section 9.1 shall create no liability on the part of any party, or on the part of any party's directors, officers, shareholders, agents or representatives, except that if this Agreement is terminated by MP Corp. and MP Bank by reason of a material breach by Miners, or if this Agreement is terminated by Miners by reason of a material breach by MP Corp. or MP Bank, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the non- breaching party or parties for all costs and expenses reasonably incurred by the non- breaching party or parties in connection with the preparation, execution and consummation of this Agreement, including the fees of its or their counsel, accountants, consultants and other representatives.

          (c) Confidentiality. In the event of the termination of this Agreement, neither MP Corp. nor MP Bank nor Miners shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties.

     Section 9.3. Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Date (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Miners) by a written instrument duly authorized, executed and delivered by MP Corp. and MP Bank and by Miners; provided, however, that any amendment to the provisions of Article II of this Agreement relating to the consideration to be received by the former shareholders of Miners in exchange for their shares of Miners Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of Miners in accordance with applicable federal and state law.

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     Section 9.4. Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by law, by the party or parties entitled to the benefit thereof at any time before the Effective Date (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Miners) by a written instrument duly authorized, executed and delivered by such party or parties.

                                    ARTICLE X

                   RIGHTS OF DISSENTING SHAREHOLDERS OF MINERS

     Section 10.1. Rights of Dissenting Shareholders of Miners. The shareholders of Miners shall be entitled to and may exercise dissenters' rights if and to the extent they are entitled to do so under the provisions of the Banking Code or applicable law.


                                   ARTICLE XI

                           CLOSING AND EFFECTIVE DATE

     Section 11.1. Closing.  Provided that all conditions precedent set forth in
Article VIII of this Agreement shall have been satisfied or shall have been waived in accordance with Section 9.4 of this Agreement, the parties shall hold a closing (the "Closing") at the offices of MP Corp. at 349 Union Street, P. O. Box 111 Millersburg, Pennsylvania, or such other mutually agreed upon location, within sixty (60) days after the receipt of all required regulatory approvals and after the expiration of all applicable waiting periods, at which time the parties shall deliver the Miners Closing Documents, the MP Corp./MP Bank Closing Documents, and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.

     Section 11.2. Effective Date. The Merger of Miners with and into MP Bank shall become effective and this Agreement and the Bank Merger Agreement shall be consummated on the date upon which Articles of Merger shall be filed with the Pennsylvania Department of State, or such later date as shall be specified as the Effective Date in the Articles of Merger pursuant to the mutual agreement of MP Corp., MP Bank and Miners and in accordance with the Pennsylvania Banking Code ("Effective Date"). At the Effective Date, Miners shall cease to exist as a separate banking institution, and MP Bank shall become the surviving institution of the Merger.



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                                   ARTICLE XII

                  NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     Section 12.1. No Survival. The representations and warranties of Miners and of MP Corp. and MP Bank set forth in this Agreement shall expire and be terminated on the Effective Date by consummation of this Agreement, and no such representation or warranty shall thereafter survive.


                                  ARTICLE XIII

                             POST-MERGER AGREEMENTS

     Section 13.1. Employees.

          (a) Immediately after the Effective Date, MP Bank shall employ all of the former Miners employees who are employed by Miners immediately prior to the Effective Date. The aggregate cost of the compensation and benefit package of such employees shall not be less after the Effective Date than immediately prior to the Effective Date and will not be reduced during their employment.

          (b) Immediately following the Effective Date, former Miners employees who are employed by MP Bank shall be entitled to participate in all benefit, health, incentive, retirement, life insurance, disability, eye and dental, performance award, vacation, leave and personal days plans, policies and programs in effect at such time for employees of MP Bank, subject, however, to the terms of such plans. Former Miners employees who are employed by MP Bank shall receive service credit from their respective hire dates for employment at Miners for purposes of eligibility and vesting requirements under MP Bank's benefit plans and vacation plans.

          (c) Immediately after the Effective Date, Allen Trawitz shall be employed by MP Bank as Executive Vice President, with the aggregate cost of his compensation and benefits package to be no less than the cost of his total compensation and benefits package in effect immediately prior to the date of this Agreement.

          (d) Immediately after the Effective Date, Greg Kerwin shall be employed by MP Bank as Vice President and Chairman of the Salary and Human Resource Committee of MP Bank, with the aggregate cost of his compensation and benefits package to be no less than the cost of his total compensation and benefits package in effect immediately prior to the date of this Agreement.



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     Section 13.2. Miners Office Board.

          (a) Composition; Term; Duties. Immediately following the Effective Date and until fewer than three (3) of the original members remain, there shall be established an advisory board (the "Miners Office Board") comprised of the following members of the Board of Directors of Miners as of the date of this Agreement and for the position on the Board as indicated, if any: Allen Trawitz, Franklin Ruth (Chairman and President), Greg Kerwin, Raymond Donley (Vice Chairman and Secretary), Don Sauve, Richard Klinger, Harold Jury, and Terrence Kerwin. Except as provided herein, the Board of Directors of MP Bank shall determine from time to time, the duties, obligations and responsibilities of the Miners Office Board. Members of the Miners Office Board who are age 66 or older shall be grandfathered for a five (5) year period commencing on the Effective Date from the MP Bank mandatory retirement policy at age 70.

          (b) Fees of Miners Office Board Members. Following the Effective Date, members of the Miners Office Board shall receive fees for services no less than those currently received as a Miners Board member for service as a Miners Office Board member and as a member of the MP Bank Board, as may be the case. Miners Office Board members who also serve on the MP Bank Board of Directors shall receive the full fees paid to MP Bank Board members. In no case, however, shall the fees paid to any Miners Office Board member who serves on both Boards, for his service as a member of the Miners Office
     Board, exceed $1,800. Miners Office Board salaried members shall have salaries and bonuses continued for a five (5) year period following the Effective Date.

          (c) Benefits. Members of the Miners Office Board shall continue to receive the benefits received by them in their capacity as Miners' Directors immediately before the Effective Date for service on the Miners Office Board, and such benefits, subject to the terms and conditions of MP Bank's Plans, shall be continued for a period of five (5) years following the Effective Date, as follows:

               1. For five years following the Effective Date, members of the Miners Office Board who, prior to the Effective Date, were enrolled in the Blue Cross/Blue Shield Plan of Miners shall be entitled to have 100% of the premiums paid by MP Bank for participation in MP Bank's current Blue Cross/Blue Shield health insurance plan, subject to the terms and conditions of the plans.

               2. For five years following the Effective Date, medical insurance for widows and retired employees, covered by Miners as of the date of this Agreement, will, subject to the terms and conditions of those plans, be provided by MP Bank, at MP Bank's expense.

               3. For five years following the Effective Date, MP Bank shall use its best efforts to obtain eye and dental insurance coverage for the members of the Miners Office Board, who prior to the Effective Date were covered under the Miners eye and

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          dental plan,  under the MP Bank Blue  Cross/Blue  Shield Plan. If such plan is not available, MP Bank will include the members of the Miners Office Board in its eye and dental plan, subject to the terms and conditions of the Plans.

               4. For five years following the Effective Date, MP Bank shall pay 100% of the premiums for the current group life insurance policies for the members of the Miners Office Board, subject to the availability of such continued participation.

         If such participation or Plan is not available, MP Bank will use its best efforts to obtain coverage in another group health, life, eye and dental, insurance plan, the benefits and terms of which are comparable, for the remainder of the five-year period.

     Section 13.3. Board Appointments.

     Immediately after the Effective Date, the following persons shall be appointed to serve as members of the Board of Directors of MP Bank until the 1999 Annual Meeting of Shareholders, and until their successors are elected and qualified: Greg Kerwin and Don Sauve. Mr. Kerwin shall also serve as a member of the Trust Committee of MP Bank. Mr. Sauve shall serve as a member of the Executive Committee of MP Bank.

     Section 13.4. Merger of Profit Sharing Plans.

     Miners Profit Sharing Retirement Plan shall be merged into MP Bank's Profit Sharing Retirement Plan as soon as practicable.


                                   ARTICLE XIV

                               GENERAL PROVISIONS

     Section 14.1. Expenses. Except as provided in Section 9.2(b) of this Agreement, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein. For purposes of this Section 14.1, the cost of printing the Proxy Statement/Prospectus shall be deemed to be an expense of MP Corp. and MP Bank.

     Section 14.2. Other Mergers and Acquisitions. Subject to the right of Miners to not consummate this Agreement pursuant to Section 9.1(c) of this Agreement, nothing set forth in this Agreement or any Exhibit hereto shall be construed:

          (a) to preclude MP Corp. from acquiring, or to limit in any way the right of MP Corp. to acquire, prior to or following the Effective Date, the stock or assets of any other financial services institution or other corporation or entity, whether by issuance or exchange of MP Corp. Common Stock or otherwise;


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          (b) to  preclude  MP Corp.  from  issuing,  or to limit in any way the right of MP Corp. to issue, prior to or following the Effective Date, MP Corp. Common Stock or other securities;

          (c) to preclude MP Corp. from granting options at any time with respect to MP Corp. Common Stock or other securities;

          (d) to preclude option holders of MP Corp. from exercising options at any time with respect to MP Corp. Common Stock or other securities; or

          (e) to preclude MP Corp. from taking, or to limit in any way the right of MP Corp. to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

     Section 14.3. Access; Confidentiality. The parties hereby agree to conduct the investigations and discussions contemplated by Section 6.3 and Section 7.2 of this Agreement in a manner so as to not interfere unreasonably with normal operations and customer and employee relationships. If the transactions contemplated by this Agreement are not consummated, the parties hereby agree to destroy or return all documents and records obtained from the other or their respective representatives, during the course of any investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party which has obtained such information or any of its respective representatives or agents and except to the extent disclosure of any such information is legally required. Each party hereby agrees to give the other party prompt notice of any contemplated disclosure where such disclosure is so legally required.

     Section 14.4. Notices. All notices, claims, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, transmitted by facsimile machine (but only if receipt is acknowledged in writing), mailed by registered or certified mail, return receipt requested or sent by recognized overnight delivery service guaranteeing next day delivery addressed as follows:

          (a) If to Mid Penn Bancorp, Inc. and/or Mid Penn Bank, to:

                              Mr. Eugene F. Shaffer
                  Chairman, President & Chief Executive Officer
                             MID PENN BANCORP, INC.
                         349 Union Street, P. O. Box 111
                         Millersburg, Pennsylvania 17061

                                                               EXECUTION COPY
                                                                  01/09/98



          (b) If to Miners Bank of Lykens to:

                              Mr. Franklin W. Ruth
                      President and Chief Executive Officer
                              MINERS BANK OF LYKENS
                          550 Main Street, P. O. Box 38
                           Lykens, Pennsylvania 17048


     Section 14.5. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 14.6. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.

     Section 14.7. Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 14.8. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the rights and obligations of any party under this Agreement may not be assigned or delegated by that party without the prior written consent of each other party.

     Section 14.9. Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, sets forth the entire understanding and agreement of the parties hereto and supersedes any and all prior agreements, arrangements and understandings, oral or written, relating to the subject matter hereof.

     Section 14.10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal laws of the Commonwealth of Pennsylvania, without regard to the conflict laws principles thereof.

                                                               EXECUTION COPY
                                                                   01/09/98



     IN WITNESS WHEREOF, intending to be legally bound hereby, this Agreement is executed as of the day and year first above written.


ATTEST:                                  MID PENN BANCORP, INC.



By:                                   By:/s/ Eugene F. Shaffer
  --------------------------             -----------------------------------
                                         Eugene F. Shaffer, Chairman
                                         President, and Chief Executive Officer


[CORPORATE SEAL]


ATTEST:                                  MID PENN BANK



By:                                   By:/s/ Alan W. Dakey
   --------------------------            -------------------------------------
                                         Alan W. Dakey, President and
                                         Chief Executive Officer


[BANK SEAL]



ATTEST:                                   MINERS BANK OF LYKENS



By:                                    By:/s/ Franklin W. Ruth, Jr.
   ---------------------------            ------------------------------------
                                           Franklin W. Ruth, Jr., President and
                                           Chief Executive Officer


[BANK SEAL]

                                                             EXECUTION COPY
                                                                01/09/98
                                                                Exhibit A




                          AGREEMENT AND PLAN OF MERGER
                                       of
                              MINERS BANK OF LYKENS
                                  with and into
                                  MID PENN BANK


     THIS AGREEMENT AND PLAN OF MERGER ("Bank Merger Agreement") is dated as of January 9, 1998, by and between MID PENN BANK, a Pennsylvania state-chartered bank , having its principal office at 349 Union Street, P. O. Box 111, Millersburg, Pennsylvania 17061- 0111, and MINERS BANK OF LYKENS, a Pennsylvania state-chartered bank, having its principal office at 550 Main Street, P. O. Box 38, Lykens, Pennsylvania 17048-0038 (the two parties being sometimes collectively referred to as the "Constituent Banks") each acting pursuant to resolutions approved and adopted by the vote of a majority of its directors.

                                   WITNESSETH:

     WHEREAS, Miners Bank of Lykens and Mid Penn Bank are parties to an Agreement and Plan of Reorganization of even date herewith (the "Reorganization Agreement") which provides, among other things, for the execution of the Bank Merger Agreement and the merger of Miners Bank of Lykens with and into Mid Penn Bank (the "Merger") in accordance with the terms and conditions set forth therein and herein; and

     WHEREAS, the respective Boards of Directors of Miners Bank of Lykens and Mid Penn Bank deem the Merger of Miners Bank of Lykens with and into Mid Penn Bank in accordance with the Reorganization Agreement and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the Constituent Banks and their respective shareholders; and

     WHEREAS, the respective Boards of Directors of Miners Bank of Lykens and Mid Penn Bank have adopted resolutions approving and adopting this Bank Merger Agreement, and the respective Boards of Directors of Mid Penn Bank, Mid Penn Bancorp, Inc., and Miners Bank of Lykens have adopted resolutions approving and adopting the Reorganization Agreement, and the Boards of Directors of Miners Bank of Lykens and Mid Penn Bank have directed that this Bank Merger Agreement be submitted to their respective shareholders;

     WHEREAS, the approval of this Bank Merger Agreement and the Reorganization Agreement requires the approval of the shareholders of the Constituent Banks, as required by applicable laws and by each party's Articles of Incorporation and Bylaws;

     WHEREAS, one hundred percent (100%) of the outstanding shares of Mid Penn Bank are held by its sole shareholder, Mid Penn Bancorp, Inc.;

                                                           EXECUTION COPY
                                                              01/09/98
                                                             Exhibit A




     NOW, THEREFORE, in consideration of their mutual covenants and agreements contained herein and in the Reorganization Agreement, and for the purpose of stating the method, terms and conditions of the Merger, and such other details and provisions as are deemed desirable, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. The Merger. Subject to the terms and conditions of this Bank Merger Agreement and the Reorganization Agreement, and in accordance with the laws of the Commonwealth of Pennsylvania, on the Effective Date (as defined in Section
11.2 of the Reorganization Agreement, and referred to herein as the "Effective Date"), Miners Bank of Lykens shall be merged with and into Mid Penn Bank under the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"), and Mid Penn Bank shall be the surviving institution. On the Effective Date, the separate existence of Miners Bank of Lykens shall cease, and Mid Penn Bank shall be the surviving institution (the "Surviving Institution"), the principal and branch offices of Miners Bank of Lykens shall become authorized branch offices of Mid Penn Bank; and all the property (real, personal and mixed), rights, powers, duties, and obligations of Miners Bank of Lykens and Mid Penn Bank shall be taken and deemed to be transferred to and vested in the Surviving
Institution, Mid Penn Bank, without further act or deed, as provided by applicable laws and regulations.

     2. Name. The name of the Surviving Institution shall be Mid Penn Bank, and the location of its principal office shall be 349 Union Street, P. O. Box 111, Millersburg, Pennsylvania 17061-0111. 3. Articles of Incorporation. The Articles of Incorporation of Mid Penn Bank as in effect immediately prior to the Effective Date, at the Effective Date, shall be the Articles of Incorporation of the Surviving Institution, until amended in accordance with applicable law.

     4. Bylaws. The Bylaws of Mid Penn Bank as in effect immediately prior to the Effective Date, at the Effective Date, shall be the Bylaws of the Surviving Institution, until amended in accordance with applicable law.

     5. Conversion of Shares. The manner and basis of converting shares of common stock of the Constituent Banks shall be as follows:

          5.1 Conversion of Miners Bank of Lykens Common Stock. On the Effective Date, the shares of Miners Bank of Lykens Common Stock then outstanding and eligible for conversion under Article II of the Reorganization Agreement shall be converted into shares of Mid Penn Bancorp, Inc. Common Stock in accordance with the terms of and as provided in Section 2.1(a) of the Reorganization Agreement.

                                                               EXECUTION COPY
                                                                  01/09/98
                                                                  Exhibit A




          5.2 Stock of Mid Penn Bank. The shares of Mid Penn Bank Common Stock issued and outstanding immediately prior to the Effective Date shall continue to be issued and outstanding shares of Common Stock of the Surviving Institution. From and after the Effective Date, each certificate that, prior to the Effective Date, represented shares of Mid Penn Bank Common Stock, shall evidence ownership of shares of such Common Stock of the Surviving Institution.

     6. Surrender and Exchange of Miners Bank of Lykens Certificates. On the Effective Date, the shares of Miners Bank of Lykens Common Stock certificates shall be exchanged for Mid Penn Bancorp, Inc. Common Stock certificates in accordance with and as provided in Section 2.2 of the Reorganization Agreement.

     7. Effect of Merger. On the Effective Date, the Surviving Institution shall succeed, without further act or deed, to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code. Any claim existing or action pending by or against either of the Constituent Banks may be prosecuted to judgment as if the Bank Merger had not taken place, and the Surviving Institution may be substituted in its place.

     8. Continuation of Business. The Surviving Institution shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Institution shall be a bank organized and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Institution shall consist of Mid Penn Bank's and Miners Bank of Lykens' present branch offices and any other branch office or offices that Mid Penn Bank and Miners Bank of Lykens may be authorized to have as of the Effective Date.

     9. Board of Directors and Officers. The Directors and Officers of Mid Penn Bank as in effect immediately prior to the Effective Date shall be the Directors and Officers of the Surviving Institution, until such time as their successors have been elected, qualified, or appointed in the case of directors, and appointed in the case of officers. In addition, the following persons shall also be directors of the Surviving Institution: Greg Kerwin and Don Sauve.

     10. Dissenters' Rights of Miners Bank of Lykens Shareholders. The rights and remedies of a dissenting shareholder under the Banking Code and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. ss.1571, et seq.), shall be afforded to any holder of Miners Bank of Lykens Common Stock who objects to this Bank Merger Agreement and who takes the necessary steps to perfect the rights of a dissenting shareholder, to the extent required under such laws.

     11.  Effective  Date of the Bank  Merger.  The  Effective  Date of the Bank
Merger   shall  be  as  defined  and   provided  for  in  Section  11.2  of  the
Reorganization Agreement.

                                                              EXECUTION COPY
                                                                 01/09/98
                                                                Exhibit A




     12. Further Assurances. If at any time the Surviving Institution shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Institution title to any property or rights of Miners Bank of Lykens, or otherwise carry out the provisions hereof, the proper officers and directors of Miners Bank of Lykens, as of the Effective Date, on behalf of Miners Bank of Lykens shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Institution and otherwise carry out the provisions hereof.

     13. Shareholder Approval. This Bank Merger Agreement shall be approved and adopted by the affirmative vote of the shareholders of each Constituent Bank as required by applicable law and by the Constituent Banks' Articles of Incorporation and Bylaws.

     14. Termination and Amendment. Notwithstanding prior approval by the respective shareholders of Miners Bank of Lykens and Mid Penn Bank, this Bank Merger Agreement shall be terminated and the Merger shall be abandoned in the event that, prior to the Effective Date, the Reorganization Agreement is terminated, as provided therein. If there is such termination after the delivery of Articles of Merger to the Pennsylvania Department of State, the parties shall execute and file with the Pennsylvania Department of State, prior to the Effective Date, a statement of termination, pursuant to Section 1902 of the Pennsylvania Business Corporation Law of 1988, as amended. Notwithstanding prior approval by the shareholders of Miners Bank of Lykens and Mid Penn Bank, this Agreement may be amended in any respect in the manner and subject only to the limitations set forth in Section 9.3 of the Reorganization Agreement.

     15. Counterparts; Headings. This Bank Merger Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, each of which will constitute an original. The headings and captions contained herein are for reference purposes only and do not constitute a part hereof.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                                                               EXECUTION COPY
                                                                  01/09/98
                                                                 Exhibit A



     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, by their officers thereunto duly authorized, have executed this Bank Merger Agreement as of the day and year first above written.



ATTEST:                                    MINERS BANK OF LYKENS



By: _______________________________    By: /s/ Franklin W. Ruth, Jr.
                                           ------------------------------------
                                           Franklin W. Ruth, Jr., President and
                                           Chief Executive Officer




[BANK SEAL]



ATTEST:                                    MID PENN BANK



By: ________________________________   By: /s/ Alan W. Dakey
                                           ------------------------------------
                                           Alan W. Dakey, President and
                                           Chief Executive Officer



[BANK SEAL]




                                                              EXECUTION COPY
                                                                 01/09/98
MID PENN BANCORP., INC.
January __, 1998
Page 1








                                January __, 1998


MID PENN BANCORP., INC.


Gentlemen:

     The undersigned understands that MID PENN BANCORP, INC. and its wholly owned subsidiary, MID PENN BANK (collectively, "MP Corp."), is about to enter into an Agreement and Plan of Reorganization (the "Plan of Reorganization") with MINERS BANK OF LYKENS (LYKENS, PA.) ("Miners"), pursuant to which each of the outstanding shares of Miners Common Stock (as defined in the Plan of Reorganization) would be converted into the right to receive shares of MP Corp. Common Stock, as defined and specified in the Plan of Reorganization.

     In order to induce MP Corp. to enter into the proposed transaction, and intending to be legally bound hereby, the undersigned (the "Shareholder") represents and warrants and agrees that at a meeting of shareholders of Miners as contemplated in the Plan of Reorganization, and any adjournment or postponement thereof, the Shareholder shall vote, in person or by proxy, or cause to be voted, his or her shares of Miners Common Stock as to which the shareholder has or shares voting power, individually or, to the extent of the Shareholder's proportionate interest, jointly with other persons, as set forth herein and described on Schedule A, attached hereto, and incorporated herein by reference in its entirety, as well as other shares of Miners Common Stock over which the Shareholder may hereafter acquire beneficial ownership in such capacities (collectively the "Shares") in favor of the Plan of Reorganization and the transactions contemplated thereby, and shall use his or her best efforts to cause the transactions to be effected. The Shareholder further agrees that he or she will use his or her best efforts to cause any other shares of Miners Common Stock over which he or she has or shares voting power to be voted in favor of the Plan of Reorganization and the proposed transaction, unless such shares are beneficially owned by the Shareholder as a trustee or fiduciary.

     The Shareholder further represents, warrants and agrees that until the earlier of (i) consummation of the Plan of Reorganization or (ii) the termination of the Plan of Reorganization in accordance with the terms thereof, the Shareholder will not, directly or indirectly:

          (a) vote any of the Shares in favor of, or cause or permit any of the Shares to be voted in favor of, or solicit, initiate or encourage inquiries or proposals from, or participate in any discussions or negotiations with, or provide any information to, any individual, corporation, partnership, or other person, entity or group (other than MP Corp. and its officers, employees, representatives and agents) concerning, any sale of assets, sale of shares of capital stock, merger, consolidation, share exchange, plan of liquidation, reclassification, or similar transactions involving Miners, which

                                                              EXECUTION COPY
                                                                 01/09/98


MID PENN BANCORP., INC.
January __, 1998
Page 2




     would have the effect of any person other than MP Corp. acquiring control over Miners, or any substantial portion of its assets. As used herein, the term "control" means (i) the ability to direct the voting of 20 percent or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (ii) the ability to direct the management and policies of a person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise; and

          (b) pledge, hypothecate, grant a security interest in, sell, transfer or otherwise dispose of or encumber any of the Shares, except by gift, and will not enter into any agreement, arrangement or understanding which would, during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to the transfer or voting of the Shares; except the pledge, hypothecation or grant of security interest in connection with a renewal of an existing loan, the pledge, hypothecation, grant of security interest, or a transfer or other distribution in connection with a bankruptcy proceeding or a court ordered liquidation, or a transfer or other disposition upon the death of the Shareholder under the laws of descent and distribution.

     It is understood and hereby agreed that this Agreement: (i) relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Shares and is not in any way intended to affect the exercise of Shareholder's responsibilities and fiduciary duties as a director or officer of Miners; (ii) shall in all respects be governed by and construed under the laws of Pennsylvania, all rights and remedies being governed by such laws; and (iii) shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that neither party may transfer or assign any of its respective rights or obligations hereunder without the prior written consent of the other party or, if by MP Corp., in accordance with the Plan of Reorganization.

                                 Sincerely,


                                 (Signature of Shareholder)
                                 (as owner of ______ shares*)


                                 (Print name of Shareholder)


* Describe beneficial ownership of Shareholder on Schedule A attached hereto.

                                                            EXECUTION COPY
                                                               01/09/98


MID PENN BANCORP., INC.
January __, 1998
Page 3



                                   SCHEDULE A



Print or type name of Director or Officer:___________________________________





         SHARES OF MINERS BANK OF LYKENS (LYKENS, PA.) BANK COMMON STOCK
                               BENEFICIALLY OWNED

                             As of January __, 1998

                             Capacity of
    Name(s) of           Director's/Officer's                    Number
   Record Owners         Beneficial Ownership                  of Shares

                                     ANNEX B

                      Statute Regarding Dissenters' Rights

                       SUBCHAPTER D OF CHAPTER 15 OF THE
                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

                         Subchapter D.-Dissenters Rights

Section 1571.  Application and effect of subchapter.

      (a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter.
See:

     Section 1906(c)(relating to dissenters rights upon special treatment).
     Section 1930 (relating to dissenters  rights).
     Section 1931(d)(relating to dissenters rights in share exchanges).
     Section 1932(c) (relating to dissenters rights in asset transfers).
     Section 1952(d) (relating to dissenters rights in division).
     Section 1962(c) (relating to dissenters rights in conversion).
     Section 2104(b) (relating to procedure).
     Section 2324(relating to corporation option where a restriction on transfer of a security is held invalid).
     Section 2325(b)(relating  to minimum vote  requirement).
     Section 2704(c)(relating  to  dissenters  rights upon  election).
     Section 2705(d)(relating to dissenters rights upon renewal of election).
     Section 2907(a)(relating to proceedings to terminate breach of qualifying conditions).
     Section 7104(b)(3) (relating to procedure).

     (b) Exceptions.--

     (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

               (i) listed on a national securities exchange; or

               (ii) held of record by more than 2,000 shareholders; shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

     (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

               (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

               (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

          JR\00 Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

     (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

          (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

          (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting: (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and DMS a copy of this subchapter.

          (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

          (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

          (g) Cross  references.--See  sections 1105 (relating to restriction on
     equitable  relief),   1904  (relating  to  de  facto  transaction  doctrine
     abolished) and 2512 (relating to dissenters rights procedure).

Section 1572.  Definitions.

     The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise: "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division. "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights. "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action. "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

Section 1573.  Record and beneficial holders and owners.

          (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

          (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574.  Notice of intention to dissent.

     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value of his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575.  Notice to demand payment.

          (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:
     (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment. (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received. (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose beneficial shareholder dissents, acquired beneficial ownership of the shares. (4) Be accompanied by a copy of this subchapter.

          (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

          (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

          (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

          (c) Rights  retained by  shareholder.--The  dissenter shall retain all
     other  rights  of  a  shareholder   until  those  rights  are  modified  by
     effectuation of the proposed corporate action.

Section 1577.  Release of restrictions or payment for shares.

          (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

          (b) Renewal of notice to demand payment.--When uncertified shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

          (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by: S\R The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter or a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements. (2) A statement of the corporation's estimate of the fair value of the shares. (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

          (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those which the original dissenter had after making demand for payment of their fair value.

Section 1578.  Estimate by dissenter of fair value of shares.

     DMS General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

          (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579.  Valuation proceedings generally.

      (a)   General rule.--Within 60 days after the latest of:

               (1)  effectuation of the proposed  corporate  action;

               (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

               (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares); if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

          (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pacs Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

          (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

          (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

          (e) Effect of corporation's failure to file application.-- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580.  Costs and expenses of valuation proceedings.

          (a) General  rule.--The  costs and  expenses of any  proceeding  under section 1579 (relating to valuation proceedings generally) including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

          (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses arc assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

          (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                     ANNEX C

                       Bank's Audited Financial Statements
                      for the year ended December 31, 1997

                                    THE BANK

                        INDEX TO FINANCIAL STATEMENTS AND
                       SUPPLEMENTARY FINANCIAL INFORMATION

                                                                  Page

Management's Discussion and Analysis                               M-1
Report of Independent Accountants                                  F-1
Balance Sheet                                                      F-2
Statements of Income                                               F-3
Statements of Changes in Shareholders' Equity                      F-4
Statements of Cash Flows                                           F-5
Notes to Financial Statements                                      F-6

                              MINERS BANK OF LYKENS
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The purpose of this discussion is to further detail the financial condition and results of operations of Miners Bank of Lykens (the Bank). This discussion should be read in conjunction with the financial statements appearing elsewhere in this report.

                                Financial Summary

The Bank earned net income of $163,000 during 1997, an increase of $15,000 or 10.1% from $148,000 in 1996. Net income per share was $10.84 in 1997, an increase of $0.86 or 8.6% from $9.98 in 1996. Total assets of the Bank were $27.9 million at December 31, 1997, consistent with December 31, 1996. The Bank earned 0.58% return on average assets during 1997, an increase of 9.4% from 0.53% earned during 1996. Return on average equity was 5.71% for 1997, an increase of 7.1% from 5.33% earned during 1996. Tier one capital (to risk weighted assets) of $2,848,000 or 31.8% and total capital (to risk weighted assets) of $2,953,000 or 33.0% at December 31, 1997 are well above the minimum regulatory requirement of 4% for tier one capital and 8% for tier two capital.

On January 9, 1998, the Bank entered into an agreement to be acquired by Mid Penn Bancorp, Inc. (Mid Penn), subject to regulatory approval. The agreement calls for Mid Penn to exchange 148,250 shares of its common stock for all of the outstanding common stock of the Bank in a business combination expected to be accounted for as a pooling of interests.

                              Net Interest Income

The primary component of the Bank's earnings is its net interest income, which represents the difference between interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by changes in interest rates and changes in average balances and by the mix of interest-earning assets and interest-bearing liabilities. Net interest income, before provision for loan losses, on a taxable equivalent basis, was $1.1 million in 1997, consistent with 1996.

Table 1 presents the average asset and liability balances, interest income and expense recorded, and average interest rates earned and paid for each of the years in the two year period ended December 31, 1997.


TABLE 1:  AVERAGE BALANCES, AVERAGE RATES, AND EFFECTIVE INTEREST
DIFFERENTIAL AND INTEREST YIELDS


(Dollars in thousands)

                                                             1997
                                             ----------------------------------
                                                           Interest
                                                Average    Income /   Average
                                                Balance    Expense     Rate
                                             ----------------------------------
ASSETS:

   Interest Earning Balances                      544          36        6.62%
   Investment Securities
       Taxable                                 13,191         871        6.60%
       Tax-Exempt                                 845          59        6.98%
                                             ----------------------------------
          Total Investment Securities          14,036         930        6.63%

   Federal Funds Sold                             965          57        5.91%
   Loans, net                                  10,510         989        9.41%
                                             ----------------------------------
          Total Earning Assets                 26,055       2,012        7.72%

   Cash and Due From Banks                      1,278
   Other Assets                                   612
                                             ------------
          Total Assets                         27,945
                                             ============

LIABILITIES AND
   STOCKHOLDERS' EQUITY
   Interest Bearing Deposits
       NOW                                      3,034          69        2.27%
       Savings                                  8,045         209        2.60%
       Time                                    11,805         633        5.36%
                                             ----------------------------------
          Total Interest Bearing Liabilities   22,884         911        3.98%

   Demand Deposits                              2,033
   Other Liabilities                              173
   Stockholders' Equity                         2,855
                                             ------------
          Total Liabilities and
             Stockholders' Equity              27,945
                                             ============
Net Interest Income                                          1,101
                                                          ============
Net Yield on Interest Earning Assets:
   Total Yield on Earning Assets                                         7.72%
   Rate on Supporting Liabilities                                        3.98%
                                                                     ----------
   Net Interest Margin                                                   3.74%
                                                                     ==========


                                                            1996
                                             ----------- ----------- ----------
                                                           Interest
                                               Average     Income /   Average
                                               Balance     Expense      Rate
                                             ----------- ----------- ----------
ASSETS:

   Interest Earning Balances                    1,288         73         5.67%
   Investment Securities
       Taxable                                 12,259        852         6.95%
       Tax-Exempt                                 596         38         6.38%
                                             ----------- ----------- ----------
          Total Investment Securities          12,855        890         6.92%

   Federal Funds Sold                           1,623         84         5.18%
   Loans, net                                  10,002        968         9.68%
                                             ----------- ----------- ----------
          Total Earning Assets                 25,768      2,015         7.82%

   Cash and Due From Banks                      1,347
   Other Assets                                   624
                                             -----------
          Total Assets                         27,739
                                             ===========

LIABILITIES AND
   STOCKHOLDERS' EQUITY
   Interest Bearing Deposits
       NOW                                      2,469         56         2.27%
       Savings                                  8,656        257         2.97%
       Time                                    11,172        603         5.40%
                                            ----------- ----------- ----------
          Total Interest Bearing Liabilities   22,297        916         4.11%

   Demand Deposits                               2,525
   Other Liabilities                               147
   Stockholders' Equity                          2,770
                                             -----------
          Total Liabilities and
             Stockholders' Equity               27,739
                                             ===========
Net Interest Income                                            1,099
                                                            ===========
Net Yield on Interest Earning Assets:
   Total Yield on Earning Assets                                         7.82%
   Rate on Supporting Liabilities                                        4.11%
                                                                     ----------
   Net Interest Margin                                                   3.71%
                                                                     ==========

The yield on earning assets decreased to 7.72% in 1997 from 7.82% in 1996, a decrease of 1.28%, primarily due to higher rate investments repricing at lower rates during 1997. The average rate paid on interest-bearing liabilities decreased to 3.98% in 1997 from 4.11% in 1996, a decrease of 3.16%. The decrease in 1997 was due primarily to management lowering the rate paid on savings accounts. An effective tax rate of 27% was assumed and non-accruing loans were included in the loan balances. The Bank does not generally charge fees for the origination of loans.

Table 2 presents an analysis of the changes in tax equivalent net interest income attributable to changes in the volume and rate components of net interest income for the years ended December 31, 1997 and 1996.


TABLE 2:  RATE - VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME


(Dollars in thousands)

                                              1997 Compared to 1996
                                            Increase (Decrease) Due To:

                                              Volume      Rate     Net
                                          ------------------------------
INTEREST INCOME
   Interest-Earning Balances                   (42)        5       (37)
   Investment Securities
       Taxable                                  65       (46)       19
       Tax-Exempt                               16         5        21
                                          ------------------------------
          Total Investment Securities           81       (41)       40

   Federal Funds Sold                          (34)        7       (27)
   Loans, net                                   49       (28)       21
                                          ------------------------------
          Total Interest Income                 54       (57)       (3)

INTEREST EXPENSE
   Interest Bearing Deposits
       NOW                                      13        -         13
       Savings                                 (18)      (30)      (48)
       Time                                     34        (4)       30
                                          ------------------------------
          Total Interest Expense                29       (34)       (5)

NET INTEREST INCOME                             25       (23)        2

                                          ==============================



                                                  1996 Compared to 1995
                                                  Increase (Decrease) Due
                                                           To:
                                                  Volume       Rate    Net
                                              ------------------------------
INTEREST INCOME
   Interest-Earning Balances                        17         (5)     12
   Investment Securities
       Taxable                                      58        (35)     23
       Tax-Exempt                                    9         (1)      8
                                              ------------------------------
          Total Investment Securities               67        (36)     31

   Federal Funds Sold                               33         (5)     28
   Loans, net                                      (60)        55      (5)
                                              ------------------------------
          Total Interest Income                     57          9      66

INTEREST EXPENSE
   Interest Bearing Deposits
       NOW                                           4          -       4
       Savings                                      (9)        (8)    (17)
       Time                                         34         12      46
                                              ------------------------------
          Total Interest Expense                    29          4      33

                                                    28          5      33
                                              ==============================



NET INTEREST INCOME


As illustrated in Table 2, the small increases in the Bank's net interest income during 1997 and 1996 were primarily a result of increases in volume in investment securities and a decrease in rate on savings deposits during 1997. The effect of changes in volume and rate has been allocated entirely to the rate column. Tax exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 27%.

                            Provision for Loan Losses

The provision for loan losses charged to operating expense represents the amount deemed appropriate by management to maintain an adequate allowance for loan losses. Due to the Bank's conservative underwriting standards, stable local economy, small loan growth, and predominantly real estate loan portfolio, the Bank has historically incurred very few loan losses. As a result, the provision for loan losses has also historically been low and has generally approximated the amount necessary to replenish net charge-offs. The Bank's ratio of net charge-offs to average loans of 0.09% and 0.07% in 1997 and 1996, respectively, is well below the Bank's peer group.

Management reviews loan delinquencies and asset quality on a periodic basis to determine the adequacy of the allowance for loan losses. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additional provision for loan losses based on their judgment about information available to them at the time of their examination.

Table 3 presents a summary of charge-offs and recoveries during the years ended December 31, 1997 and 1996.

TABLE 3:  ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES


(Dollars in thousands)

                                                    1997         1996
                                                -------------------------

Balance at beginning of period                       105         110
Loans charged off:
     Real estate mortgage                              8           4
     Installment loans to individuals                  3           8
                                                -------------------------
            Total loans charged off                   11          12
                                                -------------------------

Recoveries on loans charged off
     Real estate mortgage                              0           3
     Installment loans to individuals                  2           2
                                                -------------------------
            Total recoveries                           2           5
                                                -------------------------

Net charge-offs                                        9           7
                                                -------------------------

Provision for loan losses                              9           2
                                                -------------------------

Balance at end of period                             105         105
                                                =========================

Ratio of net charge-offs during the period to average

loans outstanding during the period                 0.09%       0.07%

                                                 =========================

                               Noninterest Income

The Bank' s non-interest income is composed primarily of service charge fees on deposit accounts and increased to $52,000 in 1997 from $51,000 in 1996. This represented an increase of 2.0% in 1997. The Bank has limited sources of non-interest income because it does not sell loans in the secondary market, service loans for others, or sell investment securities before maturity.


                               Noninterest Expense

A summary of the major component's of non-interest expense for the years ended December 31, 1997 and 1996 is reflected in Table 4.

TABLE 4:  NONINTEREST EXPENSE


(Dollars in thousands)

                                                 Years ended December 31,
                                                  1997             1996
                                            ---------------- -----------------

Salaries and employee benefits                    551               534
Occupancy, net                                     26                24
Equipment                                          87                94
Postage and supplies                               66                61
FDIC assessment                                     3                 2
Marketing & advertising                            12                11
Pennsylvania bank shares tax                       19                19
Professional services                               -                35
Telephone                                          11                11
Other                                             135               152
                                            ---------------- -----------------
      Total non-interest expense                  910               943
                                            ================ =================


Total noninterest expense decreased from $943,000 in 1996 to $910,000 in 1997, a decrease of 3.5%. The decrease in 1997 is due primarily to additional professional expenditures incurred and the establishment of a reserve in connection with an employee irregularity discovered during 1996. The Bank recovered all of these expenditures during 1997 and the reserve was reversed. The decrease in professional services expense during 1997 is due to a change in the timing of the Bank's annual audit which is accounted for on a cash basis.


                                   Investments

The Bank maintains an investment portfolio to provide liquidity and to invest excess cash in high-yielding assets. The Bank records all investments except equity securities as held-to-maturity. As a result, no unrealized gain or loss was recorded as of December 31, 1997 and 1996. The Bank's investment in equity securities is comprised solely of a required investment in Federal Reserve Bank and Federal Home Loan Bank stock for which the cost approximates fair value. The Bank did not sell any investment securities prior to maturity during the years ended December 31, 1997 and 1996. Proceeds from the maturity of investments held-to-maturity approximated $3,413,000 in 1997 and $7,831,000 in 1996. The Bank does not have any significant concentrations of investment securities. As shown in Table 5 below, the Bank's investment securities are invested conservatively primarily in obligations of the U.S. Government and it's agencies.

A summary of the book values of the Bank's investments as of December 31, 1997 and 1996 is presented in Table 5.

TABLE 5:  BOOK VALUES OF INVESTMENT SECURITIES


(Dollars in thousands)
                                                          December 31,
                                                        1997         1996
                                                    ------------ ------------

U. S. Treasury & U.S. government agencies             12,942       12,636
Mortgage backed U.S. government agencies                 313          378
State and political subdivisions                         749          899
Equity securities                                         94           94
                                                    ------------ ------------

Total                                                 14,098       14,007
                                                    ============ ============


                                      Loans

Net loans totaled $10.8 million at December 31, 1997, an increase of 3.2% from net loans of $10.5 million at December 31, 1996. The Bank's primary source of loans continues to be the origination of one to four family mortgage loans. The Bank also offers a wide variety of fixed-rate agricultural loans, commercial loans, home equity lines of credit and second mortgages and installment loans to individuals. The Bank does not originate credit card loans. During 1997, the primary increase in loans was a result of growth in mortgage loans secured by commercial and agricultural real estate. The Bank's loan portfolio includes loans primarily to borrowers within the upper Dauphin County and western Schuylkill County area of central Pennsylvania. Accordingly, future fluctuations in the economic conditions prevailing within this region may have a material impact on the Bank's financial condition and results of operations.

A  distribution   of  the  Bank's  loan   portfolio   according  to  major  loan
classification is shown in Table 6.

TABLE 6:  LOAN PORTFOLIO


(Dollars in thousands)
                                                        December 31
                                                     1997         1996
                                                 -------------------------

Commercial, financial and agricultural              1,951        1,337
Real estate - construction                            106          230
Residential real estate                             7,186        7,443
Installments loans to individuals                   1,647        1,546
                                                 -------------------------
Total loans                                        10,890       10,556
Allowance for loan losses
                                                     (105)       (105)
                                                 -------------------------
Net loans                                          10,785       10,451
                                                 =========================

                            Allowance for Loan Losses

The Bank maintains an allowance for loan losses at a level adequate to absorb potential loan losses in the portfolio. The allowance for loan losses is determined based on a rolling average of historical charge-offs, adjusted for qualitative factors such as delinquencies, the local economy, and concentrations of credit. Additionally, specific reserves are established for loans which individually represent a risk of loss to the Bank. The total of reserves resulting from this analysis are considered allocated reserves. Any additional amounts in the allowance for loan losses are considered unallocated reserves and represent a reserve for unexpected losses and conditions. The allowance for loan losses as a percentage of net loans at December 31, 1997 and 1996 was 0.97% and 0.99%, respectively.

The allocation of the allowance for loan losses among major loan classifications is shown in Table 7 as of December 31, 1997 and 1996.

TABLE 7:  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


(Dollars in thousands)
                                                           December 31,
                                                   1997               1996
                                       --------------------- ------------------
                                                    Percent             Percent
                                         Amount   of Loans    Amount   of Loans
                                       --------------------- ------------------

Commercial, financial and agricultural     7         17.9%       6       12.7%
Real estate - construction                 6          1.0%       4        2.1%
Residential real estate                    8         66.0%       8       70.6%
Installments loans to individuals          6         15.1%       6       14.6%
Unallocated                               78          0.0%      81        0.0%
                                       --------------------- ------------------
     Total                               105        100.0%     105      100.0%
                                       ===================== ==================


                              Nonperforming Assets

Nonperforming assets include nonaccrual loans, loans past due 90 days or more, restructured loans and foreclosed assets. A loan is generally placed on nonaccrual when past due 90 days or more or when payment in full of principal and interest is not expected. Loans past due 90 days or more and still accruing interest are loans that are generally well-secured and in the process of collection or repayment. Restructured loans are those loans whose terms have been modified to provide for a reduction of interest or principal payments because of borrower financial difficulties. Foreclosed assets represent those assets acquired through foreclosure.

Non-performing assets at December 31, 1997 and 1996 consist primarily of two small real estate loans for which the Bank is currently considering repayment options. An immaterial amount of interest income was recognized and excluded from net income during 1997 and 1996 as a result of nonaccrual loans. The Bank did not have any restructured loans or foreclosed assets at December 31, 1997 and 1996. The Bank's level of nonperforming assets is well below its peer group and management considers all nonperforming assets in its evaluation of the adequacy of the allowance for loan losses. The Bank considers impaired loans to be individually significant loans for which the repayment of principal and interest in full is doubtful. Accordingly, the Bank had no impaired loans as of December 31, 1997 and 1996 or for the years then ended. There are no borrowers which management expects will materially impact future operating results, liquidity or capital resources as a result of inability to comply with loan repayment terms.

Table 8 presents the Bank's nonperforming assets as of December 31, 1997 and 1996.

TABLE 8:  NONPERFORMING ASSETS


(Dollars in thousands)


                                                      December 31,
                                              ----------------------------
                                                  1997           1996
                                              ------------- --------------

Nonaccrual loans                                         21              0
Past due 90 days or more                                  5             25
Restructured loans                                        0              0
                                              ------------- --------------
      Total nonperforming loans                          26             25
Foreclosed assets                                         0              0
                                              ------------- --------------
      Total nonperforming assets                         26             25
                                              ============= ==============

Percent of total loans outstanding                    0.24%          0.24%
Percent of total assets                               0.09%          0.09%



                       Deposits and Other Funding Sources

The Bank's primary source of funds is its deposits. Deposits increased 0.38% in 1997 to $24.9 million from $24.8 million at December 31, 1996. During 1997, depositors transferred funds from savings deposits to time deposits after the Bank lowered the rate on paid on savings deposits. The Bank has historically not borrowed other funds as new deposits and investment maturities have been sufficient to fund limited loan growth.

Table 9 presents the average balances and average interest rates paid on major classifications of deposits for the years ended December 31, 1997 and 1996.

TABLE 9:  DEPOSITS BY MAJOR CLASSIFICATION


(Dollars in thousands)
                                               Years ended December 31,
                                               1997               1996
                                      -----------------------------------------
                                       Average   Average     Average    Average
                                       Balance     Rate      Balance      Rate
                                      -------------------- --------------------

Non-interest bearing demand deposits     2,033    0.00%       2,525     0.00%
Interest-bearing demand deposits         3,034    2.27%       2,469     2.27%
Savings deposits                         8,045    2.60%       8,656     2.97%
Time deposits                           11,805    5.36%      11,172     5.40%
                                      -------------------- --------------------

Total                                   24,917     3.66%     24,822     3.69%
                                      ==================== ====================

                                Capital Resources

During 1997, total capital grew from $2.79 million to $2.85 million, an increase of 2.1%. The primary components of this increase were net income of $163,000 offset by dividends of $75,000 and a stock retirement of $29,000. During 1997 and 1996, the Bank paid a $5.00 per share cash dividend which represented a 46% and 51% dividend payout ratio, respectively. Also, during 1997, the Bank acquired 175 shares of its own stock for $28,919 or $165.25 per share which was retired. At December 31, 1997 and 1996, the Bank had a total risk-based capital ratio of 33.0% and 31.7%, respectively, which significantly exceeded minimum risk-based capital regulatory requirements.

                              Federal Income Taxes

Federal income tax expense for 1997 and 1996 was $45,000 and $38,000, respectively. The Bank's effective income tax rate was 22% and 20% for 1997 and 1996, respectively. The Bank's effective income tax rate differs from its statutory rate primarily because of tax-exempt income.

                                    Liquidity

The Bank's asset-liability management policy addresses the ability of the Bank to raise sufficient funds to enable it to meet deposit withdrawals, fund loan growth and meet other operational needs. The Bank utilizes maturities from its investment portfolio as a source of liquidity, along with loan repayments and deposit growth. The Bank also has the ability to borrow funds from the Federal Home Loan Bank of Pittsburgh although there were no such borrowings during 1997 or 1996.

During 1997 and 1996, the primary sources of cash were from investment maturities of $3,413,000 in 1997 and $7,831,000 in 1996 which was primarily re-invested in other investment securities.

            Asset-Liability Management and Interest Rate Sensitivity

Interest rate sensitivity is a function of the repricing characteristics of the Bank's portfolio of assets and liabilities. Each asset and liability reprices either at maturity or during the life of the instrument. Interest rate sensitivity is measured as the difference between the volume of assets and liabilities that are subject to repricing in a future period of time. These differences are known as interest sensitivity gaps.

The Bank primarily uses gap analysis to manage its interest rate risk. The Bank does not attempt to achieve an exact match between interest sensitive assets and liabilities because it believes that a controlled amount of interest rate risk is desirable. The Bank has an asset liability management committee which meets monthly with the assistance of an outside consultant.

The maturity distribution and weighted average yields of investments as of December 31, 1997 are presented in Table 10.


TABLE 10:  INVESTMENT MATURITY AND YIELD


(Dollars in thousands)
                                                         After One   After Five
                                              One Year   Year thru   Years thru
                                              and Less   Five Years  Ten Years
                                             ---------- -----------------------
Maturities
U. S. Treasury & U.S. government agencies       5,398      4,993        1,694
State and political subdivisions                   -           7          104
Mortgage backed U.S. government agencies           -          50          390
Equity securities                                  -          -            -
                                             ---------- -----------------------

Total                                           5,398      5,050        2,188
                                             ========== =======================

Weighted Average Yield
U. S. Treasury & U.S. government agencies       6.09%      6.20%        6.87%
State and political subdivisions                0.00%      6.58%        6.70%
Mortgage backed U.S. government agencies        0.00%      9.00%        7.00%
Equity securities                               0.00%      0.00%        0.00%
                                             ---------- -----------  ----------

Total                                           6.09%      6.23%     6.89%
                                             ========== =======================



                                               After Ten
                                                 Years      Total
                                             ----------------------
Maturities
U. S. Treasury & U.S. government agencies        857        12,942
State and political subdivisions                 202           313
Mortgage backed U.S. government agencies         309           749
Equity securities                                 94            94
                                             ----------------------

Total                                          1,462        14,098
                                             ======================

Weighted Average Yield
U. S. Treasury & U.S. government agencies      8.06%         6.36%
State and political subdivisions               7.10%         6.96%
Mortgage backed U.S. government agencies       8.45%         7.73%
Equity securities                              6.34%         6.34%
                                             ----------------------

Total                                          7.49%         6.41%
                                             ======================



The maturity distribution and repricing characteristics of the loan portfolio as of December 31, 1997 are presented in Table 11.

TABLE 11:  LOAN MATURITY


(Dollars in thousands)
                                                  After One
                                       One Year   Year thru   After Five
                                       and Less   Five Years    Years     Total
                                      ---------   ----------    -----     -----

Loan Maturity
-------------
Commercial, financial and agricultural    9          871       1,071     1,951
Real estate - construction                            -          106       106
Residential real estate                 163        1,781       5,242     7,186
Installments loans to individuals        42          481       1,124     1,647
                                      --------    ---------   --------  ------
Total loans                             214        3,133       7,543    10,890
                                      ========    =========   ========  ======


Interest Sensitivity
--------------------
Fixed rate                              212        2,917       7,385     10,514
Floating or adjustable rate               2          216         158        376
                                      --------    ---------   --------   ------
                                        214        3,133       7,543     10,890
                                      ========    =========   =========  ======

The Bank's interest rate gap position as of December 31, 1997 is presented in Table 12.

TABLE 12:  INTEREST RATE SENSITIVITY GAP


(Dollars in thousands)

                                                       Maturing or Repricing
                                                     Years ended December 31,
                                 1998      1999      2000      2001      2002
                              -------------------- ----------------------------
Interest-earning assets:

    Interest-bearing balances    764         -         -        -          -

    Investment securities      5,398     3,398        300    1,152        200

    Loans                        214       852        393      616      1,272

    Federal funds sold           600         -         -        -         -
                              -------------------- ----------------------------
       Total                   6,976     4,250        693    1,768     1,472
                              ==================== ============================

Interest-bearing liabilities

    Demand and savings        12,767         -          -     -         -

    Time deposits              8,344     1,476       1,234        275       297

                              -------------------- ----------------------------
       Total                  21,111     1,476       1,234        275       297
                              ==================== ============================

Rate sensitivity gap

    Periodic gap             (14,135)     2,774       (541)     1,493    1,175
    Cumulative gap           (14,135)   (11,361)   (11,902)   (10,409)  (9,234)

Cumulative gap as a
  percentage of total assets  -50.61%   -40.68%     -42.61%    -37.27%  -33.06%





                                    Thereafter     Total
                                   -------------  --------
Interest-earning assets:

    Interest-bearing balances            -            764

    Investment securities              3,650       14,098

    Loans                              7,543       10,890

    Federal funds sold                   -            600
                                   -------------   --------
       Total                          11,193       26,352
                                   =============   ========

Interest-bearing liabilities

    Demand and savings                    -        12,767

    Time deposits                       514        12,140
                                   -------------- --------
       Total                            514        24,907
                                   ============== ========

Rate sensitivity gap

    Periodic gap                     10,679         1,445
    Cumulative gap                    1,445         2,890

Cumulative gap as a
    percentage of total assets        5.17%        10.35%


The maturity distribution of time deposits of $100,000 or more as of December 31, 1997 and 1996 is shown in Table 13.

TABLE 13:  MATURITY OF TIME DEPOSITS OF $100,000 OR MORE


(Dollars in thousands)

                                                   1997             1996
                                             ---------------------------------

Three months or less                                529             413
Over three months to twelve months                  308             203
Over twelve months                                  377             463
                                             ---------------------------------
   Total                                          1,214           1,079
                                             =================================


                             Off-Balance Sheet Items

The Bank makes contractual commitments to extend credit and extends lines of credit which are subject to the Bank's credit approval and monitoring procedures. At December 31, 1997 and 1996, commitments to extend credit amounted to $115,000 and $456,000.


                            Environmental Regulation

There are several federal and state statutes which regulate the obligations and liabilities of financial institutions pertaining to environmental issues. In addition to the potential for attachment of liability resulting from its own actions, a bank may be held liable under certain circumstances for the actions of its borrowers, or third parties, when such actions result in environmental problems on properties that collateralize loans held by the bank. Further, the liability has the potential to far exceed the original amount of the loan issued by the Bank. Currently, the Bank is not a party to any pending legal proceeding pursuant to any environmental statute, nor is the Bank aware of any circumstances which may give rise to liability under any such statute.

                          Inflation and Changing Prices

The Bank's financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation.

                            New Accounting Standards

In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income". SFAS 130 is effective for fiscal years beginning after December 15, 1997. SFAS 130 requires that comprehensive income be reported in a financial statement and be displayed with the same prominence as other financial information. Comprehensive income, as defined by SFAS 130, is the total of net income and all other non-owner changes in equity. The implementation of SFAS 130 will not have an impact on the operating results of the Bank.

Also in June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 is effective for fiscal years beginning after December 15, 1997. SFAS 131 requires that a public enterprise report financial and descriptive information about its operating segments which are to be determined on a basis consistent with how internal decision makers evaluate and allocate resources to operating segments. The implementation of SFAS 131 will not impact the Bank as it is not currently subject to public reporting.

                              MINERS BANK OF LYKENS

                              Financial Statements

                                December 31, 1997

                   (With Independent Auditors' Report Thereon)

MINERS BANK OF LYKENS
Table of Contents
December 31, 1997

-------------------------------------------------------------------------------


                                                                           Page

Independent Auditors' Report..................................................1

Financial Statements:

         Balance Sheet........................................................2

         Statement of Income..................................................3

         Statement of Stockholders' Equity....................................4

         Statement of Cash Flows..............................................5

Notes to Financial Statements.................................................6

-------------------------------------------------------------------------------

KPMG Pear Marwick LLP

225 Market Street
Suite 300
P.O. Box 1190
Harrisburg, PA  17108-190




Independent Auditors' Report

The Board of Directors
Miners Bank of Lykens:


We have audited the accompanying balance sheet of Miners Bank of Lykens as of December 31, 1997, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presently fairly, in all material respects, the financial position of Miners Bank of Lykens as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                        /s/  KPMG Peat Marwick LLP


February 13, 1998

MINERS BANK OF LYKENS
Balance Sheet
December 31, 1997


Assets
Cash and due from banks                                         $   1,589,204
Interest-bearing deposits in other banks                              276,587
Federal funds sold                                                    600,000
Investment securities:
      Available for sale, at fair value                                94,300
      Held to maturity (fair value of $14,203,672)                 14,003,878

Loans                                                              10,889,938
Allowance for loan losses                                            (105,010)
Net loans                                                          10,784,928

Bank premises and equipment, net                                      266,953
Accrued interest receivable                                           291,926
Deferred tax asset                                                      1,999
Other assets                                                           43,442
Total assets                                                   $   27,953,217
-------------------------------------------------------------------------------

Liabilities and Stockholders' Equity:
Deposits:
         Demand                                                    $5,444,878
         Savings and NOW                                            7,322,521
         Time                                                      12,139,678
Total Deposits                                                     24,907,077

Dividends payable                                                      37,063
Accrued interest payable                                               97,082
Accrued income taxes payable                                            2,180
Other liabilities                                                      62,050
Total liabilities                                                  25,105,452
Stockholders' equity:
    Common stock, $5 per share; 15,000 authorized shares;
         14,825 issued and outstanding shares                          74,125
         Surplus                                                      275,000
         Undivided profits                                          2,498,640
Total stockholders' equity                                          2,847,765
Total liabilities and stockholders' equity                     $   27,953,217
-------------------------------------------------------------------------------
See accompanying notes to financial statements.

MINERS BANK OF LYKENS
Statement of Income
Year ended December 31, 1997


Interest income:
      Interest on loans                                             $   979,651
      Interest on federal funds sold                                     57,030
      Interest and dividends on
       investment securities:
         Dividend income                                                  5,966
         U.S. Treasury notes and agencies                               864,432
         Tax exempt state and municipal                                  42,864
         Taxable state and municipal                                      1,235
      Interest on deposits in other banks                                35,852
Total interest income                                                 1,987,030
Interest expense:
      Interest on deposits:
         Demand                                                          69,127
         Savings and NOW                                                208,745
         Time                                                           633,551
Total interest expense                                                  911,423
Net interest income                                                   1,075,607
Provision for loan losses                                                 9,271
Net interest income after provision
   for loan losses                                                    1,066,336
Noninterest income:
      Service charges and fees                                           28,119
      Other                                                              23,411
Total noninterest income                                                 51,530
Noninterest expenses:
      Salaries and employee benefits                                    551,070
      Net occupancy expense                                              25,809
      Furniture and equipment expense                                    87,484
      Directors fees                                                     45,200
      Stationary and supplies                                            48,401
      State shares tax                                                   19,334
      Other                                                             132,964
Total noninterest expenses                                              910,262
Income before income taxes                                              207,604
Income taxes                                                             45,083
Net income                                                          $   162,521
-------------------------------------------------------------------------------
Basic earnings per share                                            $     10.85
-------------------------------------------------------------------------------
See accompanying notes to financial statements.


MINERS BANK OF LYKENS
Statement of Stockholders' Equity
Year ended December 31, 1997
-------------------------------------------------------------------------------
                                              Common
                                               stock      Surplus
                                               -----      -------
Balance, January 1, 1997                    $   75,000    275,000
Net income                                           -          -
Stock retirement                                 (875)          -
Dividends declared, $5.00 per share                  -          -
--------------------------------------- -------------- -------------
Balance, December 31, 1997                  $   74,125    275,000
--------------------------------------- -------------- -------------



                                               Undivided
                                                profits              Total
                                         -------------------  -----------------
Balance, January 1, 1997                        2,438,726          2,788,726
Net income                                        162,521            162,521
Stock retirement                                 (28,044)           (28,919)
Dividends declared, $5.00 per share              (74,563)           (74,563)
---------------------------------------  -------------------  -----------------
Balance, December 31, 1997                      2,498,640          2,847,765
---------------------------------------  -------------------  -----------------

See accompanying notes to financial statements.

MINERS BANK OF LYKENS
Statement of Cash Flows
Year ended December 31, 1997



Operating activities:
 Net income                                                       $    162,521
 Adjustments to reconcile net income to net
 cash provided by operating activities:
    Depreciation                                                        42,059
    Provision for loan losses                                            9,271
    Provision for deferred income taxes                                  4,550
    Amortization of investment premiums                                  2,536
    Accretion of investment discounts                                  (13,002)
    Decrease in accrued interest receivable and other assets            12,632
    Increase in accrued interest payable and other liabilities          20,312
    Other                                                               21,419
Net cash provided by operating activities
262,298 Investing activities:
 Net increase in interest bearing deposits                             (13,287)
 Net decrease in federal funds sold                                    100,000
 Proceeds from maturities and principal reductions of
    investments held-to-maturity                                     3,413,250
 Purchases of investments held-to-maturity                          (3,494,692)
 Purchases of investments available for sale                              (400)
 Purchases of bank premises and equipment                              (61,773)
 Loan originations less repayments                                    (334,006)
Net cash used in investing activities
(390,908) Financing activities:
 Net decrease in deposits                                              (93,419)
 Stock retirement                                                      (28,919)
 Cash dividends                                                        (74,563)
Net cash used in financing activities                                 (196,901)
Decrease in cash and due from banks                                   (325,511)
Cash and due from banks, January 1, 1997                             1,914,715
Cash and due from banks, December 31, 1997                       $   1,589,204
-------------------------------------------------------------------------------

For the year ended December 31, 1997, the Bank paid interest and income taxes as follows:

         Interest paid                                          $      921,180
         Income taxes paid                                              42,024
-----------------------------------------                       ---------------

See accompanying notes to financial statements.

MINERS BANK OF LYKENS
Notes to Financial Statements
December 31, 1997

------------------------------------------------------------------------------


(1)  Business

     Miners Bank of Lykens (the Bank) provides a full range of services to individuals and corporate customers primarily in Dauphin County,
     Pennsylvania and contiguous counties. The Bank is subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory agencies.

(2)  Summary of Significant Accounting Policies

     The following is a description of the more significant accounting policies of the Bank.

     Basis of Financial Statement Presentation

     The financial statements have been prepared in conformity with generally accepted accounting principles and general practice within the banking industry. The Bank is on the accrual basis of accounting.

     Use of Estimates

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. A material estimate that is particularly susceptible to significant change in the near-term relates to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties when considered necessary.

     Federal Funds Sold

     Federal funds sold consist of short-term interest bearing deposits with other financial institutions which are carried at cost.

                                                                   (Continued)

MINERS BANK OF LYKENS
Notes to Financial Statements

------------------------------------------------------------------------------

(2)  Continued

     Investment   Securities    Held-to-Maturity   and   Investment   Securities
     Available-for-Sale

     The Bank classifies its debt and marketable securities as available-for-sale or held-to-maturity. Investment securities held-to-maturity consist of investment securities that are carried at cost adjusted for amortization of premium and accretion of discount. These investment securities are held specifically for investment purposes by the Bank. The Bank intends and has the ability to hold these securities until maturity.

     Investment securities available-for-sale consist of equity securities, which are carried at fair value. Unrealized holding gains or losses, net of the related tax effect, on investment securities available-for-sale are excluded from earnings and are reported as a separate component of stockholders' equity. Federal Reserve Bank stock is carried at cost which approximates fair value.

     A decline in the fair value of investment securities below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Premiums and discounts are amortized/accreted to income over the estimated life of the security using a method which approximates a level yield. Purchases and sales are recorded on a trade-date basis using the specific identification method.

     Federal Home Loan Bank Stock

     As a member of the Federal Home Loan Bank (FHLB) of Pittsburgh, the Bank is required to maintain certain minimum investments in FHLB stock. The minimum required investment is based on the amount of mortgage loans and mortgage-backed securities owned by the Bank. As no active market exists for this stock, the investment is carried at cost.

                                                                  (Continued)

MINERS BANK OF LYKENS
Notes to Financial Statements

------------------------------------------------------------------------------


(2)  Continued

     Loans

     Loans are carried at the principal amount outstanding. The accrual of interest is discontinued when and as long as it appears that future collection of principal or interest in accordance with the contractual terms may be doubtful, generally after 90 days of delinquency. Interest income on impaired loans is generally recognized on a cash basis. If the collectibility of loan principal in full is in question, interest received on impaired loans is applied to principal. Loan fees are recognized as income when received and costs are recognized as incurred.

     A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is generally measured based on the fair value of the underlying collateral. Loans are evaluated individually for impairment and smaller balance, homogenous loans are excluded from the evaluation of impairment. Interest income on impaired loans is generally recorded as cash payments are collected.

     Allowance for Loan Losses

     The allowance for loan losses is a valuation reserve to absorb known and inherent losses on loans. Losses occur primarily from the loan portfolio, but may also be derived from commitments to extend credit. The provision for loan losses is management's estimate of the amount required to establish an adequate allowance for the loan portfolio of the Bank. Loan losses are charged directly against the allowance for loan losses, and recoveries on previously charged-off loans are added to the allowance.

     Management believes that the allowance for loan losses is adequate. While management uses the best available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.


                                                                   (Continued)

MINERS BANK OF LYKENS
Notes to Financial Statements

------------------------------------------------------------------------------


(2)  Continued

     Bank Premises and Equipment

     Bank premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed over the assets' estimated useful lives. Maintenance and repair expenditures are charges to expense as incurred.

     Income Taxes

     The Bank accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Earnings Per Share

     The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share", during 1997. SFAS No. 128 replaces the presentation of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Primary EPS is based on the weighted average number of shares outstanding for the year while diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion 15. Because the Bank has a simple capital structure, only basic EPS is required to be disclosed by SFAS No. 128. The weighted average shares outstanding for 1997 were 14,985.

(3)  Cash and Due from Banks

     Cash and due from banks consists of cash and cash items, balances due from correspondent banks, and balances maintained with the Federal Reserve Bank. The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The required reserve balance was $87,500 at December 31, 1997 and was satisfied through vault cash.

MINERS BANK OF LYKENS
Notes to Financial Statements

------------------------------------------------------------------------------


(4)  Investment   Securities   Available-for-Sale   and  Investment   Securities
     Held-to-Maturity

     A summary of the actual and amortized cost and fair value of investment securities available- for-sale and investment securities held-to-maturity at December 31, 1997, is as follows:

                                                    Gross        Gross
           Investment Securities          Actual  unrealized  unrealized   Fair
            Available-for-Sale             cost     gains       losses    value
-------------------------------------------------------------------------------
Federal Reserve Bank stock               $ 10,500     -           -      10,500
Federal Home Loan Bank stock               83,800     -           -      83,800
Investment securities available-for-sale $ 94,300     -           -      94,300




                                                          Gross        Gross
Investment Securities                       Amortized   unrealized  unrealized
Held-to-Maturity                                cost       gains       losses
-------------------------------------------------------------------------------
U.S. Treasury notes                       $ 10,548,177    161,566       308
U.S. government agency mortgage-
         backed securities                     313,016     11,851        -
Obligations of state and political
         subdivisions                          749,071     16,299        -
Federal Home Loan Bank bonds                 2,393,614     11,160       774
Investment securities held-to-maturity    $ 14,003,878    200,876     1,082
---------------------------------------   ------------    -------     -----


                                                    Fair
                                                    value
                                                    ----
U.S. Treasury notes                            10,709,435
U.S. government agency mortgage-
         backed securities                        324,867
Obligations of state and political
         subdivisions                             765,370
Federal Home Loan Bank bonds                    2,404,000
Investment securities held-to-maturity         14,203,672
--------------------------------------        -------------

     The amortized cost and fair value of investment securities held-to-maturity at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without penalties.

                                                                   (Continued)

MINERS BANK OF LYKENS
Notes to Financial Statements

-------------------------------------------------------------------------------

(4)  Continued

                                                 Amortized             Fair
        Investment Securities Held-to-Maturity      cost               value
Due in one year or less                       $  5,397,799           5,410,891
Due after one year through five years            5,042,628           5,097,878
Due after five years through ten years           2,084,867           2,100,658
Due after ten years                              1,165,568           1,269,378
Mortgage-backed securities                         313,016             324,867
Totals                                        $ 14,003,878          14,203,672
-------------------------------------------------------------  ----------------

     Investment securities having a book value and fair value of $900,618 and $908,235, respectively, at December 31, 1997 were pledged as required by law to secure public funds and for other purposes.

(5)  Loans

     The composition of the loan portfolio at December 31, 1997, is as follows:


Loans secured by real estate:
         Construction and land development                      $      106,421
         Secured by farmland                                           292,316
         Secured by 1-4 family residential properties:
              Revolving, open-ended lines of credit                    201,579
              Secured by first liens                                 6,187,684
              Secured by junior liens                                  796,209
         Secured by multi-family residential properties                221,168
         Secured by commercial real estate                             811,791
Commercial and industrial loans                                        466,832
Consumer loans                                                       1,647,091
Loans to state and political subdivisions                              158,847
                                                                  $ 10,889,938
------------------------------------------------------------------------------

     Included with the loan portfolio are loans for which the accrual of interest has been discontinued. These loans amounted to approximately $21,000 at December 31, 1997. There were approximately $5,000 of loans past due greater than 90 days and still accruing

                                                                   (Continued)

MINERS BANK OF LYKENS
Notes to Financial Statements

-------------------------------------------------------------------------------

(5)  Continued

     interest at December 31, 1997. The Bank did not have any impaired loans at or for the year ended December 31, 1997. The impact of nonaccrual loans on income for the year ended December 31, 1997 was not material.

     Officers, directors and employees (related parties) were indebted to the Bank as follows:


Balance, December 31, 1996                                     $   624,692
New loans                                                           63,500
Repayments                                                       (208,327)
Balance, December 31, 1997                                     $   479,865
--------------------------------------------------------------------------


     Related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated borrowers and do not, in the opinion of management, involve more than normal risk of collectibility.

(6)  Allowance for Loan Losses

     An analysis of the changes in the allowance for loan losses is as follows:


         Balance, January 1, 1997                             $    104,709
              Provision charged to operations                        9,271
              Recoveries on loans charged-off                        2,134
              Loans charged-off                                   (11,104)
Balance, December 31, 1997                                     $   105,010
--------------------------------------------------------------------------



                                                                  (Continued)

MINERS BANK OF LYKENS
Notes to Financial Statements

------------------------------------------------------------------------------

(7)  Bank Premises and Equipment

     A summary of bank premises and equipment at December 31, 1997, is as follows:


                                                Estimated
                                                useful life          Amount
-------------------------------------------------------------------------------
Buildings                                        31 years      $    352,519
Furniture, fixtures, and equipment                7 years           762,086
-------------------------------------------------------------------------------
                                                                  1,114,605
Accumulated depreciation and amortization                           847,652
-------------------------------------------------------------------------------
                                                               $    266,953
-------------------------------------------------------------------------------


(8)  Deposits

     Time certificates of deposit over $100,000 at December 31, 1997 amounted to approximately $1,214,000.

     A summary of maturities of time deposits at December 31, 1997 is as follows:


                  1998                            $     8,344,321
                  1999                                  1,475,575
                  2000                                  1,234,118
                  2001                                    274,712
                  2002                                    297,318
                  Thereafter                              513,634
                                                   $   12,139,678
             ------------------------------  -----------------------

     Deposits from related parties amounted to $1,332,953 as of December 31, 1997.

(9)  Line of Credit

     The Bank has a $7.5 million line of credit with the Federal Home Loan Bank of Pittsburgh under which funds may be drawn. No advances were taken during 1997.


                                                                    (Continued)

MINERS BANK OF LYKENS
Notes to Financial Statements

-------------------------------------------------------------------------------

(10) Income Taxes

     The tax effects of temporary differences that give rise to significant deferred tax assets and deferred tax liabilities at December 31, 1997 are presented below:


Deferred tax assets:
         Allowance for loan losses                             $      16,373
Deferred tax liabilities:
         Depreciation of property and equipment                          558
         Accretion of discounts on investment securities              13,816
Net deferred tax asset                                        $        1,999
-----------------------------------------------------------------------------


     Management has determined that it is not required to establish a valuation reserve for the deferred tax asset at December 31, 1997 since it is more likely than not that the deferred tax asset will be realized through future reversals of existing temporary differences, future taxable income, and tax planning strategies.

     Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes for the year ended December 31, 1997 as a result of the following:

Expected income tax expense at federal tax rate             $      70,585
TEFRA disallowance                                                  2,245
Tax exempt income                                                (18,439)
Exemption from tax surcharge                                      (9,432)
Other                                                                 124
Total income tax expense                                    $      45,083
-------------------------------------------------------------------------

     Income tax expense for the year ended December 31, 1997 is summarized as follows:


Current federal                                            $      40,533
Deferred federal                                                   4,550
Provision for income taxes                                 $      45,083
------------------------------------------------------------------------

     The Bank is not currently subject to state income taxes.

                                                                  (Continued)

MINERS BANK OF LYKENS
Notes to Financial Statements

-------------------------------------------------------------------------------


(11) Financial Instruments with Off-Balance-Sheet Risk and Concentrations of Credit Risk

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

     At December 31, 1997, the Bank had the following off-balance-sheet risk items:


Financial instruments whose contract amounts
represent credit risk:
      Loan origination commitments                            $        8,000
      Unused home equity lines of credit                              72,000
      Other unused commitments                                        35,000
---------------------------------------------------------  --------------------

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include property and equipment.

     Most of the Bank's business activity is with customers located within the County of Dauphin, Pennsylvania, and its contiguous counties. As of December 31, 1997, the Bank had no significant loans or other receivables from companies located outside its normal trade area. Accordingly, the financial performance of the Bank is significantly impacted by the effect of economic conditions within its trading area on Bank customers.

                                                                   (Continued)

MINERS BANK OF LYKENS
Notes to Financial Statements

------------------------------------------------------------------------------

(12) Restriction on Payment of Dividends

     Certain regulatory restrictions exist regarding the availability of the Bank to pay dividends. As a state chartered bank, the Bank is regulated by the Pennsylvania Banking Code (the Code). Under the Code, the Bank may pay cash dividends from accumulated net earnings (undivided profits) as long as minimum capital requirements are met. Such capital requirements require the Bank to maintain minimum amounts of capital to total risk weighted assets as defined by banking regulators. The requirement is to have a minimum Tier 1 and total capital ratios of 4% and 8%, respectively. The Bank may not pay dividends which would allow these risk-based capital ratios to fall below the minimum capital requirements. The Bank is above these capital requirements and the balance of undivided profits at December 31, 1997 is available for cash dividends subject to the capital requirements noted above.

(13) Regulatory Matters

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                   (Continued)

MINERS BANK OF LYKENS
Notes to Financial Statements

------------------------------------------------------------------------------

(13) Continued

     As of March 31, 1997, the most recent notification from the Federal Reserve, the Bank was classified as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum capital as detailed in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual and required capital amounts and ratios as of December 31, 1997 are as follows:


                                                             For capital
                                          Actual          adequacy purposes
                         Amount            Ratio        Amount          Ratio
------------------------ ---------------------------- -------------------------
Total Capital
(to Risk Weighted
Assets)                $ 2,952,775      33.00%      $   715,920         8.00%

Tier 1 Capital
(to Risk Weighted
Assets)                $ 2,847,765      31.82%      $   357,960         4.00%

Tier 1 Capital
(to Average Assets)    $ 2,847,765      10.21%      $ 1,115,160         4.00%
---------------------- --------------  ------------ -------------- ------------


                                     To be well capitalized
                                  under prompt corrective
                                       action provisions
                                    Amount            Ratio
-----------------------        -------------------------------
Total Capital
(to Risk Weighted
Assets)                          $   894,900          10.00%

Tier 1 Capital
(to Risk Weighted
Assets)                          $   536,940           6.00%

Tier 1 Capital
(to Average Assets)               $1,393,950           5.00%
----------------------         ---------------  --------------

(14) Stock Retirement

     During December 1997, the Bank acquired 175 shares of its own stock for $28,919 or $165.25 per share which was subsequently retired. The excess of the purchase price over the par value was charged against undivided profits.

                                                                  (Continued)

MINERS BANK OF LYKENS
Notes to Financial Statements

-------------------------------------------------------------------------------

(15) Pension Plan

     The Bank funds a non-contributory defined contribution plan for the benefit of all employees. Contributions are made based on a percentage of salaries. The total contribution to the plan during 1997 was $36,365 which also represented the expense recognized.

(16) Post-Retirement Benefits

     The Bank provides post-retirement benefits to retired employees, directors, and their spouses in the forms of medical and life insurance. The Bank accounts for these benefits on a cash basis since the Bank votes annually whether to continue providing these benefits. The amount of expense recognized during 1997 related to these benefits was $9,355.

(17) Fair Value of Financial Instruments

     The Bank is required to disclose the estimated fair value of its financial instruments assets and liabilities. Many of the Bank's financial instruments, however, lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were used by the Bank for the purposes of this disclosure.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

     Financial instruments actively traded in a secondary market have been valued using quoted available market prices. The loan categories are segmented into fixed and adjustable types. Fair value for adjustable rate loans is considered to be the same as carrying value because these loans reprice frequently at market rates. Fixed rate loans have been revalued using discounted cash flows at rates which reflect current market rates for loans with similar characteristics, including credit quality.

                                                                   (Continued)

MINERS BANK OF LYKENS
Notes to Financial Statements

------------------------------------------------------------------------------

(17) Continued

                                                 December 31, 1997
                                       ---------------------------------------
                                         Estimated                  Carrying
                                        fair value                   amount
------------------------------------------------------------------------------
                                                    (In thousands)
Cash and due from banks                $      1,589                     1,589
Interest-bearing deposits                       277                       277
Federal funds sold                              600                       600
Investment securities                        14,298                    14,098
Gross loans                                  10,860                    10,890
Accrued interest receivable                     291                       291
-----------------------------------------------------------------------------

     The fair value of deposits with no maturity, such as noninterest-bearing demand deposits, savings, NOW accounts, and Money Market accounts, is equal to the amount payable on demand as of December 31, 1997. The fair value of certificates of deposit is based on discounted cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.


                                                December 31, 1997
                                     ------------------------------------------
                                       Estimated                  Carrying
                                       fair value                  amount
-------------------------------------------------------------------------------
                                                   (In thousands)
Nonmaturing deposits                 $    12,767                    12,767
Time deposits                             12,177                    12,140
Accrued interest payable                      97                        97
-------------------------------------------------------------------------------

     The fair value of off-balance sheet commitments is equal to the carrying value of $0 as of December 31, 1997 since there is no active-market for these types of financial instruments.

MINERS BANK OF LYKENS
Notes to Financial Statements

-------------------------------------------------------------------------------

(18) Subsequent Event

     On January 9, 1998 the Bank entered into an agreement to be acquired by Mid Penn Bancorp, Inc. (Mid Penn) subject to regulatory and stockholder approval. The agreement calls for Mid Penn to exchange 148,250 shares of its common stock for all of the outstanding common stock of the Bank in a business combination expected to be accounted for as a pooling of interests.

-------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Subchapter D of Chapter 17 of the BCL, (15 Pa. C.S. ss.ss.1101-4162) provides that a business corporation shall have the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding.

     Article 24 of the Bylaws of Mid Penn Bancorp, Inc. provides for the indemnification of its directors, officers, employees and agents in accordance with, and to the maximum extent permitted by, the provisions of Subchapter D of Chapter 17 of the BCL, which Subchapter is set forth at Annex B to the Proxy Statement/Prospectus and incorporated herein by reference.

Item 21. Exhibits and Financial Statement Schedules.

     2.1 Agreement and Plan of Reorganization, dated January 9, 1998, by and among Mid Penn Bancorp, Inc., Mid Penn Bank, and Miners Bank of Lykens, and Agreement and Plan of Merger, dated January 9, 1998, by and between Mid Penn Bank and Bank Bank of Lykens (included as Annex A to the Proxy Statement contained herein).

     2.2 Form of Support Agreement (included as an Exhibit to the Agreement and Plan of Reorganization, dated January 9, 1998, by and among Mid Penn Bancorp, Inc., Mid Penn Bank, and Miners Bank of Lykens, which agreement is attached as Annex A to the Proxy Statement contained herein).

     3(i) Articles of Incorporation of Mid Penn Bancorp,  Inc.  (Incorporated by
          Reference to Exhibit 3(i) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1996, and filed with the Commission on March 31, 1997.)

     3(ii)Bylaws  of Mid  Penn  Bancorp,  Inc.  (Incorporated  by  Reference  to
          Exhibit 3(ii) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1996, and filed with the Commission on March 31, 1997.)

     4.1 Articles of Incorporation of Mid Penn Bancorp, Inc. ( Incorporated by Reference at 3(i) hereto.)

     4.2 Bylaws of Mid Penn Bancorp, Inc. (Incorporated by Reference at Exhibit 3(ii) hereto.)

     5    Opinion of Shumaker Williams, P.C.

     8    Form of Tax Opinion.

     9    Voting Trust Agreement (See,  Form of Support  Agreement,  attached as
          Exhibit 2.2 hereto).

     11 Statement re: Computation of Earnings Per Share. ( Incorporated by Reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 ("Form 10-K"), filed with the Commission on March 27, 1998).

     13.1 Form 10-K (Incorporated by Reference to Registrant's Form 10-K, filed with the Commission on March 27, 1998.)

     13.2 Excerpts  from   Registrant's  1997  Annual  Report  to  Shareholders.
          (Incorporated by reference to Exhibit 13 of Registrant's Form 10-K, filed with the Commission on March 27, 1998.)

     21 Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 21 of Registrant's Form 10-K, filed with the Commission on March 27, 1998.)

     23(a) Consent of Shumaker Williams, P.C. (included at Exhibit 5).

     23(b) Consent of Parente, Randolph, Orlando Carey & Associates.

     23(c) Consent of KPMG Peat Marwick LLP.

     24   Power of Attorney (included on Signature Page).

     99.1 Form of Proxy.

     99.2 Letter to Shareholders of Bank (included in Proxy Statement contained herein).

     99.3 Notice of Special Meeting (included in Proxy Statement contained herein).

     99.4 Statute Relating to Dissenters' Rights (included as Annex B to the Proxy Statement contained herein).

          (b)  Financial   Statement   Schedules:   Set   forth  in  the   Proxy
               Statement/Prospectus which is included in this Registration Statement.

          (c)  Opinion of Financial Advisor:

                  Not Applicable.

          Item 22. Undertakings.

          (a)

          1.   The undersigned Registrant hereby undertakes:

               (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities

               Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          3.   The undersigned registrant hereby undertakes as follows:

               (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

               The registrant undertakes that every prospectus (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-operative amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                    (b) The undersigned  registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                    (c) The undersigned registrant hereby undertakes to supplement by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Millersburg, Commonwealth of Pennsylvania on April 22, 1998.

                                         Mid Penn Bancorp, Inc.

                                     By: /s/ Eugene F. Shaffer
                                         -------------------------------------
                                         Eugene F. Shaffer
                                         Chairman, President and
                                         Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eugene F. Shaffer and Alan W. Dakey, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                Capacity                            Date
                                --------                            ----
/s/  Eugene F. Shaffer          President and Chief            April 22, 1998
------------------------------
Eugene F. Shaffer                Executive Officer
                                 and Director (Principal
                                 Executive Officer)

/s/  Kevin W. Laudenslager      Treasurer                      April 22, 1998
------------------------------
Kevin W. Laudenslager           (Principal Financial and
                                 Accounting Officer)


/s/  Alan W. Dakey              Director                       April 22, 1998
------------------------------
Alan W. Dakey


/s/  Jere M. Coxon              Director                       April 22, 1998
------------------------------
Jere M. Coxon


/s/  Earl R. Etzweiler          Director                       April 22, 1998
------------------------------
Earl R. Etzweiler


/s/  Charles F. Lebo            Director                       April 22, 1998
------------------------------
Charles F. Lebo


/s/  Warren A. Miller           Director                       April 22, 1998
------------------------------
Warren A. Miller


/s/  William G. Nelson          Director                       April 22, 1998
------------------------------
William G. Nelson


/s/  Edwin D. Schlegel          Director                       April 22, 1998
------------------------------
Edwin D. Schlegel


/s/  Guy J. Snyder, Jr.         Director                       April 22, 1998
------------------------------
Guy J. Snyder, Jr.

                                  EXHIBIT INDEX
                                                                    Page
                                                                   Number
                                                                     In
                                                            Sequential  Number
  Number          Title                                           System

     2.1  Agreement  and Plan of  Reorganization,  dated
          January 9, 1998, by and among Mid Penn Bancorp, Inc.,
          Mid Penn Bank, and Miners Bank of Lykens, and Agreement and Plan of Merger, dated
          January 9, 1998, by and between Mid Penn Bank and Bank Bank of Lykens (included as Annex A to the Proxy Statement contained herein).

     2.2 Form of Support Agreement (included as an Exhibit to the Agreement and Plan of Reorganization, dated January 9, 1998, by and among Mid Penn
          Bancorp,  Inc.,  Mid Penn  Bank,  and  Miners
          Bank of Lykens, which agreement is attached as Annex A to the Proxy Statement contained herein).

     3(i) Articles of Incorporation of Mid Penn Bancorp, Inc.
          (Incorporated by Reference to Exhibit 3(i) to
          Registrant's Annual Report on Form 10-K for the year ended December 31, 1996, and filed with the Commission on March 31, 1997.)

     3(ii)Bylaws of Mid Penn Bancorp, Inc. (Incorporated by Reference to Exhibit 3(ii) to Registrant's
          Annual Report on Form 10-K for the year ended
          December 31, 1996, and filed with the Commission on March 31, 1997.)

     4.1  Articles of Incorporation of Mid Penn Bancorp, Inc.
          (Incorporated by Reference at Exhibit 3(i) hereto.)

     5    Opinion of Shumaker Williams, P.C.

     8    Form of Tax Opinion.

     9 Voting Trust Agreement (See, Form of Support Agreement, attached as Exhibit 2.2 hereto).

     11   Statement re:  Computation of Earnings Per Share.
          (Incorporated  by Reference  to  Registrant's
          Annual Report on Form 10-K for the year ended December 31, 1997 ("Form 10-K"), filed with the Commission on March 27, 1998.)

     13.1 Form 10-K  (Incorporated by Reference to Registrant's
          Form 10-K, filed with the Commission on March 27, 1998.)

     13.2 Excerpts  from   Registrant's  1997  Annual
          Report to Shareholders.(Incorporated by reference to Exhibit 13 of Registrant's Form 10-K, filed with the Commission on March 27, 1998.)

     21 Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 21 of Registrant's Form 10-K, filed with the Commission on March 27, 1998.)

     23(a) Consent of Shumaker Williams, P.C.
          (included at Exhibit 5).

     23(b) Consent of Parente, Randolph, Orlando Carey & Associates.

     23(c) Consent of KPMG Peat Marwick LLP. *

     24   Power of Attorney (included on Signature Page).

     99.1 Form of Proxy.

     99.2 Letter to Shareholders of Bank (included in Proxy
          Statement contained herein).

     99.3 Notice of  Special  Meeting  (included  in Proxy
          Statement contained herein).

     99.4 Statute  Relating to  Dissenters'  Rights
          (included as Annex B to the Proxy Statement contained herein).

*    To be filed by Amendment.
                                       -2-